SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Monsanto Company
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Notice of Annual Meeting
of Shareowners and
2010 Proxy Statement

December 10, 2010

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
Phone (314) 694-1000
http://www.monsanto.com

December 10, 2010

Dear Shareowner:

You are cordially invited to attend our annual meeting of shareowners on January 25, 2011. We will hold the meeting at 2:00 p.m. Central Standard Time in “A” Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri. A map with directions to our Creve Coeur Campus can be found near the end of the proxy statement on page C-1.

In connection with the meeting, we have prepared a notice of the meeting, a proxy statement, and our 2010 annual report to shareowners, which provides detailed information relating to our activities and operating performance. On December 10, 2010, we mailed to our shareowners a Notice containing instructions on how to access these materials online. We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials.

If you receive a Notice by mail, you will not receive a printed copy of the materials, unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials. If you have received paper copies of these materials, a proxy card will also be enclosed.

Whether or not you plan to attend the annual meeting of shareowners, we encourage you to vote your shares.

You may vote:
  via Internet;
  by telephone;
  by mail; or
  in person at the meeting.
If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

We will make available an alphabetical list of shareowners entitled to vote at the meeting, for examination by any shareowner during our ordinary business hours, at our Shareowner Services Department, located in E Building at the Creve Coeur Campus, from January 14, 2011 until the meeting.

On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

Hugh Grant
Chairman of the Board of Directors,
President and Chief Executive Officer

i	2010 PROXY STATEMENT	MONSANTO COMPANY

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
Phone (314) 694-1000
http://www.monsanto.com

NOTICE OF

ANNUAL MEETING OF SHAREOWNERS

JANUARY 25, 2011

The annual meeting of shareowners of Monsanto Company will be held in “A” Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Tuesday, January 25, 2011, at 2:00 p.m. Central Standard Time for the following purposes:

1.	To elect the three directors named in the proxy statement to serve until our 2014 annual meeting;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011;

3.	To approve, by non-binding vote, executive compensation;

4.	To recommend, by non-binding vote, the frequency of executive compensation votes;

5.	To approve the performance goals under the Monsanto Company Code Section 162(m) Annual Incentive Plan for Covered Executives; and

6.	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,

MONSANTO COMPANY

David F. Snively
Secretary
St. Louis, Missouri
December 10, 2010

IMPORTANT NOTICE Please Vote Your Shares Promptly

ii	2010 PROXY STATEMENT	MONSANTO COMPANY

Table of Contents to the Proxy Statement

General Information	1
Questions and Answers about the Annual Meeting and Voting	1
Corporate Governance and Ethics	5
Board of Directors’ Charter and Committee Charters	5
Director Independence	7
Board Leadership Structure	8
Board Role in Risk Oversight and Assessment	8
Related Person Policy and Transactions	9
Other Policies and Practices That Guide and Govern Our Actions	10
Shareowner Communication with our Board of Directors	11
Information Regarding Board of Directors	12
Nominees for Director Whose Terms Would Expire at the 2014 Annual Meeting	12
Directors Whose Terms Expire at the 2012 Annual Meeting	14
Directors Whose Terms Expire at the 2013 Annual Meeting	16
Board Meetings and Committees	18
Board Committee Membership	18
Executive Committee	18
Audit and Finance Committee	19
Nominating and Corporate Governance Committee	19
People and Compensation Committee	20
Science and Technology Committee	21
Sustainability and Corporate Responsibility Committee	21
Compensation Committee Interlocks and Insider Participation	21
Compensation of Directors	22
Director Compensation Table	24
Stock Ownership of Management and Certain Beneficial Owners	25
Section 16(a) Beneficial Ownership Reporting Compliance	26
Proxy Item No. 1: Election of Directors	26
Report of the Audit and Finance Committee	27
Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm	28
Report of the People and Compensation Committee	30
Executive Compensation	30
Compensation Discussion and Analysis (Our “CD&A”)	30
Executive Summary	30
Principles and Practices Underlying Our Officer Compensation Program	35
Details of Our Fiscal 2010 Officer Compensation Program	39
Performance Determination for Fiscal 2009 Financial Goal RSU Grant	44
Vesting of Fiscal 2008 Financial Goal RSUs	44
Additional Performance-Based Equity Award Opportunity Awarded in October 2009	45
Other Arrangements, Policies and Practices Related to Our Officer Compensation Program	45

iii	2010 PROXY STATEMENT	MONSANTO COMPANY

	Summary Compensation Table and Narrative Disclosure	47
	All Other Compensation	50
	Grants of Plan-Based Awards	51
	Outstanding Equity Awards at Fiscal Year-End Table	58
	Option Exercises and Stock Vested Table	60
	Pension Benefits	61
	Non-Qualified Deferred Compensation	64
	Potential Payments Upon Termination or Change of Control	65
Equity Compensation Plan Table		76
Proxy Item No. 3: Advisory (Non-binding) Vote Approving Executive Compensation		77
Proxy Item No. 4: Advisory (Non-binding) Vote Determining the Frequency of Advisory Votes on Executive Compensation		80
Proxy Item No. 5: Approval of Performance Goals under the Monsanto Company Code Section 162(m)
Annual Incentive Plan for Covered Executives		81
Other Matters		83
	Shareowner Proposals for 2012 Annual Meeting	83
	Other Information	84

Appendices

APPENDIX A	Board of Directors Independence Standards	A-1
APPENDIX B	Desirable Characteristics of Directors	B-1
APPENDIX C	Map	C-1

iv	2010 PROXY STATEMENT	MONSANTO COMPANY

PROXY STATEMENT

General Information

Our board of directors is soliciting proxies from our shareowners in connection with our annual meeting of shareowners to be held on Tuesday, January 25, 2011 and at any and all adjournments thereof. No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

This proxy statement and our 2010 Annual Report are first being mailed to shareowners who requested paper copies, or made available on our website at http://www.monsanto.com/investors/Pages/annual-report.aspx, on December 10, 2010. Information on our website does not constitute part of this proxy statement.

Unless otherwise noted, the information in this proxy statement covers our 2010 fiscal year (or “fiscal 2010”), which ran from September 1, 2009 through August 31, 2010, and in some cases our 2009 fiscal year (or “fiscal 2009”), which ran from September 1, 2008 through August 31, 2009. The term “Former Monsanto” in this proxy statement refers to a corporation that was then known as Monsanto Company that operated, among other businesses, an agricultural products division. Former Monsanto is now known as Pharmacia Corporation and is a wholly owned subsidiary of Pfizer Inc. Former Monsanto transferred its agricultural products division to us in September 2000.

Questions and Answers about the Annual Meeting and Voting

When and where is the annual meeting?
When:	Tuesday, January 25, 2011, at 2:00 p.m. Central Standard Time
Where:	“A” Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. A map with directions to the meeting can be found near the back of the proxy statement on page C-1.

Who is entitled to vote at the meeting?
You are entitled to vote at the meeting if you owned Monsanto shares (directly or in “street name”, as defined below) as of the close of business on November 29, 2010, the record date for the meeting. On that date, 536,447,128 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote; there is no cumulative voting with respect to any proposal.

What do I need to do if I plan to attend the meeting in person?
If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting.

If you hold your shares in street name, and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

1	2010 PROXY STATEMENT	MONSANTO COMPANY

What is the difference between holding shares directly as a shareowner of record and holding shares in “street name” at a bank or broker?
Most of our shareowners hold their shares directly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in “street name.”

Shareowner of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareowner of record with respect to those shares, and a Notice containing instructions on how to access our proxy statement and annual report online was sent directly to you. As the shareowner of record, you have the right to vote your shares as described herein.

“Street Name Shareowner.” If your shares are held by a bank or broker as your nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice containing instructions on how to access our proxy statement and annual report online was forwarded to you by your bank or broker who is considered the shareowner of record with respect to those shares. Your bank or broker will send you, as the beneficial owner, a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or broker to vote your shares. You are also invited to attend the annual meeting.

What matters am I being asked to vote on at the meeting and what vote is required to approve each matter?
You are being asked to vote on five proposals. Proposal 1 requests election of directors. Because this election is not a contested election, each director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street-name holders (“broker non-votes”).

The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to: ratify the appointment of our independent registered public accounting firm (Proposal 2); approve, by non-binding vote, executive compensation (Proposal 3); and approve the performance goals under the Monsanto Company Code Section 162(m) Annual Incentive Plan for Covered Executives (Proposal 5). Abstentions and broker non-votes have the same effect as votes cast against Proposals 2, 3 and 5.

The frequency of the advisory vote on executive compensation (Proposal 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareowners. Abstentions and broker non-votes will therefore have no effect on such vote.

Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareowner engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Who counts the votes?
We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate shareowner votes. Broadridge will separately tabulate “for”, “against” and “withhold” votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions and broker non-votes. We have also retained an independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.

2	2010 PROXY STATEMENT	MONSANTO COMPANY

How can I vote?
Most shareowners have a choice of voting in one of four ways:
  over the Internet;
  using a toll-free telephone number;
  completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided (if you received paper copies of the proxy materials); or
  in person at the meeting.
The telephone and Internet voting facilities for Shareowners of Record, but not including shares held in our Savings and Investment Plan (which are described below), will close at 11:59 p.m. Eastern Standard Time on January 24, 2011. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank if you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What does it mean to give a proxy?
Your properly completed proxy/voting instruction card will appoint Hugh Grant and David F. Snively as proxy holders or your representatives, or The Northern Trust Company (“Northern”) as trustee of our Savings and Investment Plan, as the case may be, to vote your shares in the manner directed therein by you. Mr. Grant is our chairman of the board, president and chief executive officer. Mr. Snively is our executive vice president, secretary and general counsel. Your proxy permits you to direct the proxy holders or to instruct Northern, as the case may be, to vote “for,” “against,” or “abstain” from the nominees for director and Proposals 2, 3 and 5 and “1 Year,” “2 Years,” and “3 Years” or “abstain” for Proposal 4.

All of your shares entitled to vote and represented by properly completed proxy or voting instruction received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one of the proposals?

Shareowner of Record: Your proxy will be counted as a vote “FOR” all of the nominees for directors; “FOR” Proposals 2, 3 and 5; and “3 Years” for Proposal 4.

Street Name Shareowner: Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under NYSE rules, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors or Proposals 3, 4 or 5. However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

Can I change my vote before the meeting?
Except as discussed below with respect to voting instructions for shares held in our Savings and Investment Plan, you can change your vote at any time before your proxy is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote), by revoking your proxy by written notice to the Secretary of Monsanto, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.

Voting instructions with respect to shares held in our Savings and Investment Plan cannot be revoked or changed after 5:00 p.m. Eastern Standard Time on January 20, 2011.

If you are a Street Name Shareowner, please refer to the information forwarded by your bank or broker for procedures on changing your voting instructions.

How can I get assistance in voting my shares?
To get help in voting your shares, please contact Morrow & Co., LLC toll-free within the United States at (800) 607-0088 and at (203) 658-9400 outside of the U.S.

3	2010 PROXY STATEMENT	MONSANTO COMPANY

Why haven’t I received a printed copy of the proxy or annual report?
This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareowners’ receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials. On December 10, 2010, we mailed to our shareowners a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?
Yes. As described in the prior question, most shareowners will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing our website at http://www.monsanto.com/investors/Pages/annual-report.aspx. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by mail by following the instructions set forth on your proxy card.

Who is paying for the cost of this proxy solicitation?
We will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have engaged Morrow & Co., LLC to assist us in the solicitation of proxies. We expect to pay Morrow approximately $11,000 for these services plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

What if I participate in the Monsanto Savings and Investment Plan?
If you participate in a Monsanto stock fund under our Savings and Investment Plan and had shares of our common stock credited to your account on the record date of November 29, 2010, you will receive an electronic notice unless you opted to receive paper copies of the proxy materials. The electronic notice will contain voting instructions with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate electronic notice with respect to the shares credited to your Savings and Investment Plan account.

Shares of common stock in our Savings and Investment Plan will be voted by Northern as trustee of the plan. Plan participants in a Monsanto stock fund should indicate their voting instructions to Northern by using the toll-free telephone number, indicating their instructions over the Internet or submitting an executed proxy card.

Voting instructions regarding plan shares must be received by 5:00 p.m. Eastern Standard Time on January 20, 2011, and all telephone and Internet voting facilities with respect to plan shares will close at that time. You can revoke your voting instructions with respect to shares held in our Savings and Investment Plan prior to such time by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Northern.

All voting instructions from plan participants will be kept confidential. If a participant does not timely submit voting instructions, the shares allocated to such participant, together with unallocated shares, will be voted in accordance with the pro-rata vote of the participants who did provide instructions.

4	2010 PROXY STATEMENT	MONSANTO COMPANY

Corporate Governance and Ethics

Monsanto Company is committed to the values of effective corporate governance and high ethical standards. Our board believes that these values are conducive to long-term performance and reevaluates our policies on an ongoing basis to ensure they sufficiently meet our company’s needs. Listed below are some of the significant corporate governance practices and policies we have adopted.
  Majority voting in director elections. Each of our director-nominees has submitted an irrevocable contingent resignation that becomes effective if he or she is not elected by a majority of the votes cast by shareowners and our board of directors accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, our nominating and corporate governance committee will consider the director’s resignation and recommend to our board of directors whether to accept or reject the resignation. Our board of directors will then publicly disclose its decision and the rationale behind its decision as soon as practicable after the election results are certified.
  Lead Director. Our bylaws establish the role of an independent lead director who is elected by the independent directors. More information about the role of the lead director and our board structure may be found below in this section.
  Related Person Transactions Policy. Our nominating and corporate governance committee is responsible for approving or ratifying transactions involving our company and related persons and determining if the transaction is in, or not inconsistent with, the best interests of our company and our shareowners. More information about our Related Person Transactions Policy may be found below in this section.
  Executive Sessions. Our board meets regularly in executive sessions without the presence of management, including our Chairman. These sessions are led by our lead director, as described further below in this section.
  Shareowner Rights Policy. We do not have a shareowner rights plan and are not currently considering adopting one. Our board’s policy is that it will only adopt a shareowner rights plan if either (1) the shareowners approve it or (2) the board makes a determination that it is in the best interests of the shareowners to adopt a shareowner rights plan without the delay which would be required in order to seek shareowner approval.
Additional information is provided below regarding these and certain other key corporate governance and ethics policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our shareowners. Our corporate website includes additional information and copies of these policies, as noted below. Most policies may be found at http://www.monsanto.com/whoweare/Pages/corporate-governance.aspx, along with copies of our certificate of incorporation and bylaws. Note that information on our website does not constitute part of this proxy statement. Hard copies of these documents may be obtained without charge by any shareowner upon request by contacting the Office of the General Counsel, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167.

Board of Directors’ Charter and Committee Charters

Our board of directors has adopted clear corporate governance policies to assist the board and its committees in the exercise of their responsibilities, several of which are described below. Each of the board committees has a written charter that sets forth the purposes, goals and responsibilities of the committee as well as qualification for committee membership, procedures for committee membership, appointment and removal, committee structure and operations and committee reporting to the full board. The board and committee charters provide our shareowners a transparent view of how our board functions. The charters are found on our website at http://www.monsanto.com/whoweare/Pages/corporate-governance.aspx.

5	2010 PROXY STATEMENT	MONSANTO COMPANY

Composition of the Board of Directors

The number of directors on our board will not be less than five nor more than 20 and is fixed, and may be increased or decreased from time to time by resolution of our board of directors. Currently, the board has fixed the number of directors at twelve members. Our board of directors is divided into three classes, with terms expiring at successive annual meetings. In the case of an appointment of a director or if there is a change in the number of directors, the number of directors in each class will be apportioned as nearly equally as possible.

Nomination of Directors

The board is responsible for nominating members to the board and for filling vacancies on the board that may occur between annual meetings of shareowners, in each case based upon the recommendation of the nominating and corporate governance committee. The committee seeks input from other board members and senior management to identify and evaluate nominees for director. The committee may hire a search firm or other consultant, and has hired a search firm to assist in identifying and evaluating potential candidates for our board. The firm assisted in the selection of Ms. Ipsen. The committee will consider nominees recommended by shareowners for election to the board provided the names of such nominees, accompanied by relevant biographical information, and relevant information about the shareowner submitting the nominee, are provided in writing to our secretary in accordance with the requirements of our bylaws described below under “Other Matters — Shareowner Proposals for 2012 Annual Meeting.”

When evaluating potential director candidates, our nominating and corporate governance committee takes into consideration the “Desirable Characteristics of Directors” in our board charter (see Appendix B), which includes consideration of diversity. The board recognizes the value of diversity and considers how a candidate may contribute to the board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience. The board reviews its effectiveness in balancing these considerations through ongoing consideration of directors and nominees, as well as the board’s annual self-evaluation process. The nominating and corporate governance committee also considers whether potential director candidates will likely satisfy the independence standards for service on the board, the audit and finance committee, the people and compensation committee and the nominating and corporate governance committee, as set forth in the board charter (see Appendix A).

Director Orientation and Continuing Education

Upon joining the board, directors are provided with an initial orientation about our company, including our business operations, strategy and governance. New directors without previous experience as a director of a public company are expected to enroll in a director education program on the principles of corporate governance and director professionalism offered by a nationally-recognized sponsoring organization, or to participate in a comparable director education program offered at another board on which the director serves. The director may satisfy this requirement if he or she participated in a comparable program within two years prior to being elected to our board. We provide our directors with resources and ongoing education opportunities to assist them to remain abreast of developments in corporate governance and critical issues relating to the operation of public company boards. The board also conducts periodic visits to company facilities as part of its regularly scheduled board meetings.

Board Self-Assessments

The board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. As part of the board self-evaluation process, each director also conducts a director self-evaluation. The nominating and corporate governance committee receives comments from all directors and reports annually to the board with an assessment of the board’s performance.

6	2010 PROXY STATEMENT	MONSANTO COMPANY

Each committee, other than the executive committee, reviews and reassesses the adequacy of its charter annually and recommends any proposed changes. Each committee also annually reviews its own performance and reports the results to the board. The nominating and corporate governance committee oversees and reports annually to the board its assessment of each committee’s performance evaluation process.

Charitable Contributions

Our board is committed to maintaining the independence of our independent directors. In support of this goal, our board implemented a Charitable Contributions Policy. The policy requires that any request by a director that the Company make a charitable contribution must be reviewed by the chair of the nominating and corporate governance (or the full committee if the committee chair makes such a request) to determine whether the donation would impair the director’s independence.

Director Independence

Our board charter provides that no more than two board members may be non-independent under the independence criteria set by the NYSE. Under the NYSE listing standards, for a director to be considered independent, the board must affirmatively determine that the director has no direct or indirect material relationship with Monsanto. The board has established categorical independence standards for determining director independence which conform to the NYSE’s independence criteria. The categorical standards are found in Appendix A.

In determining director independence, the board considered the categorical independence standards and relevant facts and circumstances, including any direct or indirect transactions, relationships and arrangements between a director and Monsanto. Our board considered the following, each of which is within the NYSE’s standards and our categorical independence standards. Our board determined that the directors did not have a material interest in the transactions and that they would not impair each such director’s independent judgment.
  Dr. Chicoine is president of South Dakota State University (“SDSU”), to which Monsanto paid approximately $160,000 in fiscal 2010 for services, and from which Monsanto received $75,000 for royalties and goods. Monsanto has also committed to provide SDSU $200,000 per year for the next three years for a graduate fellowship, and Monsanto and SDSU are members of certain industry associations.
  Ms. Ipsen is Senior Vice President & General Manager, Connected Energy Industries of Cisco Systems, Inc. (“Cisco”). Monsanto paid Cisco and its subsidiaries approximately $850,000 in fiscal 2010 for equipment and related maintenance and expects to make total payments of a similar amount in fiscal 2011 for similar equipment and related maintenance.
  Dr. Poste is a director of Exelixis, which provides certain intellectual property licenses to Monsanto and for which we paid approximately $240,000 in fiscal 2010, and may make milestone payments contingent on development.
Based upon these considerations, the board has determined that the following directors are independent: Frank V. AtLee III, John W. Bachmann, David L. Chicoine, Janice L. Fields, Arthur H. Harper, Laura K. Ipsen, Gwendolyn S. King, C. Steven McMillan, William U. Parfet, George H. Poste, and Robert J. Stevens. Accordingly, eleven of our twelve directors are independent, and each of the following committees of the board is composed solely of independent directors:
  the audit and finance committee;
  the nominating and corporate governance committee;
  the people and compensation committee;
  the science and technology committee; and
  the sustainability and corporate responsibility committee.
7	2010 PROXY STATEMENT	MONSANTO COMPANY

Board Leadership Structure

Our board believes that the current board leadership structure, in which the roles of chairman and chief executive officer are held by one person, is best for Monsanto and its shareowners at this time. In his dual role, Mr. Grant is able to utilize the in-depth focus and perspective gained in running the company to effectively and efficiently guide our board. He fulfills his responsibilities in chairing the board through close interaction with our lead director, Robert Stevens, who was elected by the independent directors of our board.

The board has structured the role of our independent lead director to strike an appropriate balance to the combined chairman and chief executive officer role and to fulfill the important requirements of independent leadership on the board. As lead director, Mr. Stevens:
  presides at all meetings of the board at which the chairman is not present;
  presides at executive sessions of the independent directors;
  has the authority to call meetings of the board or meetings of the independent directors;
  approves information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items;
  serves as the liaison between the chairman and the independent directors;
  is a member of the board’s executive committee;
  is available to consult with the chairman and chief executive officer about the concerns of the board; and
  is available to consult with any of our senior executives as to any concerns that executives might have.
While serving as lead director, Mr. Stevens has overseen the development and implementation of governance practices that support high levels of performance by members of the board. His leadership fosters a board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. He encourages communication among the directors, and between management and the board, to facilitate productive working relationships. Working with our chairman and other members of the board, Mr. Stevens also ensures there is an appropriate balance and focus among key board responsibilities such as strategy development, review of operations, risk oversight, and management succession planning.

Further information about board leadership roles, including a comparison of the duties of our chairman and lead director, is available at http://www.monsanto.com/whoweare/Pages/board-of-directors-leadership-roles.aspx.

Shareowners and other interested persons may contact Mr. Stevens directly by mail at the Office of the Lead Director, Monsanto Company, 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167.

We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Board Role in Risk Oversight and Assessment

Our company has an enterprise risk management program overseen by senior management. Enterprise risks are identified and prioritized by management, and each prioritized risk is assigned to a board committee or the full board for oversight. For example, strategic risks are overseen by the full board; financial and business conduct risks are overseen by the audit and finance committee; risks related to the Company’s governance structure and from related person transactions are overseen by the nominating and corporate governance committee; scientific risks are overseen by the science and technology committee; reputational and environmental risks are overseen by the sustainability and corporate responsibility committee; and, as further described in the following section, compensation risks are overseen by our people and compensation committee. Management regularly reports on enterprise risks to the relevant committee or the board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or relevant committee. We believe that these processes are consistent with, and provide additional support for, the current board leadership structure.

8	2010 PROXY STATEMENT	MONSANTO COMPANY

Compensation-Related Risk

Our company regularly assesses risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. At the people and compensation committee’s direction, management provides ongoing information to the committee regarding compensation factors which could mitigate or encourage excessive risk-taking. In addition, at the committee’s direction, management requested that its consultant Towers Watson & Co. also provide an assessment of the company’s compensation programs along with recommended modifications, if any. The committee reviewed this information and solicited input from its independent compensation consultant, Frederic W. Cook & Co., Inc. In its discussions, the committee considered the attributes of our programs, including:
  the balance between annual and longer-term performance opportunities;
  performance measures tied to key measures of short-term and long-term performance that motivate sustained performance;
  our people and compensation committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts;
  stock ownership guidelines that are reasonable and align executives’ interests with those of our shareowners; and
  our policy on recoupment of performance-based compensation as discussed on pages 46-47.
Related Person Policy and Transactions

The board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, 5% or more beneficial owners of our common stock, and each of their immediate family members. Under the written policy, our nominating and corporate governance committee is responsible for reviewing, approving or ratifying any related person transactions. It will approve a transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the company and its shareowners. Following is a description of matters reviewed by the nominating and corporate governance committee under this policy.

In June 2008, the board elected Kerry Preete as an executive officer of the company. William Sherk, Mr. Preete’s brother-in-law, has worked in our Canadian business since 1999 in various positions. Since September 1, 2010 he has been the national account manager, and from January 11, 2010 to August 31, 2010 he was the national sales lead for our crop protection business in Canada. From September 1, 2009 to January 11, 2010, Mr. Sherk was the sales lead for our seeds and traits business in Western Canada. Mr. Sherk’s compensation has been established in accordance with our ordinary employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities, and he is eligible to participate in our employee benefit programs on the same basis as other eligible employees. Mr. Preete would ordinarily have been involved in approving any special pay actions and awards for Mr. Sherk’s position under our annual incentive plan while Mr. Sherk has been employed in our chemicals business. However, a procedure has been put in place under which Mr. Begemann, our Executive Vice President, Seeds and Traits, has been involved in such actions and awards rather than Mr. Preete. During fiscal 2010, Mr. Sherk received annual base pay in the amount of $118,563. He also received an annual incentive award with respect to the fiscal 2010 performance period in the amount of $2,846. These amounts are based on an August 31, 2010 exchange rate. In October 2010, Mr. Sherk was granted 700 stock options under our 2005 Long-Term Incentive Plan as the long-term incentive component of his compensation. Our nominating and corporate governance committee reviewed and approved this arrangement.

9	2010 PROXY STATEMENT	MONSANTO COMPANY

Other Policies and Practices That Guide and Govern Our Actions

In addition to our Board of Directors’ Charter and Related Person Transactions Policy, we have adopted several other policies and practices which guide and govern the manner in which we act, which are described below.

Our Pledge

The Monsanto Pledge is our commitment to how we do business. It is a declaration that compels us to listen more, to consider our actions and their impact broadly, and to lead responsibly. It helps us to convert our values into actions, and to make clear who we are and what we champion. Our Pledge is available on our website at http://www.monsanto.com/whoweare/Pages/monsanto-pledge.aspx. Our annual Corporate Responsibility and Sustainability Report, which describes many of the ways in which we have implemented the Pledge, is available on our website http://www.monsanto.com/ourcommitments/Pages/corporate-responsibility-sustainability-report.aspx.

Code of Business Conduct

At Monsanto, we are committed to building relationships based on integrity. Integrity, in alignment with our Pledge, helps us earn and retain the trust of people with whom we do business. Our board has adopted a Code of Business Conduct that applies to our directors, officers and employees. In addition, the Code of Business Conduct applies to all actions taken on our behalf by persons representing our company such as consultants, agents, sales representatives, distributors and independent contractors, who agree in writing to observe our Code and not to act inconsistently with these commitments when performing services on our behalf. Our Code of Business Conduct is available on our website at http://www.monsanto.com/whoweare/Pages/business-conduct.aspx.

The Code of Business Conduct is designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, fair dealing, proper stewardship of our products, use of company resources, and accurate communication about our finances and products. It also addresses the many legal and ethical facets of integrity in business dealings with customers, suppliers, investors, the public, governments that regulate us and the communities where we do business. Our Code of Business Conduct has been translated into more than 20 languages and is distributed to our employees, who affirm their commitment to the Code on an annual basis.

Through a board chartered Global Business Conduct Office, we implement compliance and ethics initiatives through working groups and dedicated facilitators in each of our global business regions. Employees have access to a guidance line and website operated by an independent service provider that is available worldwide for the receipt of complaints regarding accounting, internal controls and auditing matters, and have in place procedures for the anonymous submission of employee concerns regarding accounting or auditing matters and a policy prohibiting retaliation for good-faith reporting. Employees may submit a complaint or question via a private post office box, an internal toll-free telephone number or a special e-mail mailbox dedicated to business conduct matters.

Financial Governance

We have adopted a code of ethics that applies to our chief executive officer and the senior leadership of our finance department, including our chief financial officer and our controller. As a public company, it is critical that our filings with the SEC be accurate and timely. Our Code of Ethics for Chief Executives and Senior Financial Officers is available on our website at http://www.monsanto.com/whoweare/Pages/code-of-ethics.aspx. Our internal audit function maintains important oversight over the key areas of our business and financial processes and controls, and reports regularly to our audit and finance committee.

10	2010 PROXY STATEMENT	MONSANTO COMPANY

Human Rights Policy

Our Human Rights Policy was adopted by the board in April 2006. The policy is an important expression of our values as described in the Monsanto Pledge. The policy is one of the ways we hold ourselves accountable and demonstrate our commitment to human rights as we conduct our business globally. Monsanto will work to identify and do business with partners who aspire in the conduct of their businesses to ethical standards that are consistent with this policy and will work with those business partners in the spirit of continuous improvement. In the development of our policy there was recognition by both Monsanto business leaders and external stakeholders that the continuous improvement approach to rectifying human rights violations would be the most effective and honest model to address these complex and multifaceted issues. Our human rights policy is available on our website at http://www.monsanto.com/ourcommitments/Pages/human-rights.aspx.

Sustainable Yield Commitments

Sustainable agriculture is at the core of our company. We are committed to developing the technologies that enable farmers to produce more crops while conserving more of the natural resources that are essential to their success. We will do our part to produce more, conserve more and improve farmers’ lives through the goals we have set for 2030. More information regarding our Sustainable Yield Commitments is available on our website at http://www.monsanto.com/ourcommitments/Pages/Sustainable-Agriculture.aspx.

Political Contributions

We are committed to participating constructively in the political process, as we believe participation is essential to our company’s long-term success. Our participation in the political process includes contributions to political candidates in a manner that is compliant with all applicable laws and reporting requirements. We have established effective governance processes including oversight by our sustainability and corporate responsibility committee regarding political contributions made by our company. Please see our website at http://www.monsanto.com/whoweare/Pages/political-disclosures.aspx for more information about the ways in which we participate in the political process.

Shareowner Communication with our Board of Directors

Our board of directors has adopted a policy that provides a process for shareowners to send communications to the board. Shareowners may contact our board or the independent directors of our board through our website at http://www.monsanto.com/whoweare/Pages/ContactOurDirectors.aspx or they may send correspondence to 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167, c/o David F. Snively, our secretary and general counsel.

11	2010 PROXY STATEMENT	MONSANTO COMPANY

Information Regarding Board of Directors

John W. Bachmann is retiring from our board of directors at our 2011 Annual Meeting. Monsanto Company extends its sincere appreciation to Mr. Bachmann for the valuable contributions he provided to our company during his nearly seven years of service.

The ages, principal occupations, directorships held and any other information with respect to our nominees and directors, and the classes into which they have been divided, are shown below as of December 1, 2010 except as otherwise noted.

Nominees for Director Whose Terms Would Expire at the 2014 Annual Meeting

The board has nominated three directors to be elected at the 2011 annual meeting to serve for a three-year term ending with the annual meeting to be held in 2014, until a successor is elected and has qualified, or until his or her earlier death, resignation or removal. Each nominee is currently a director of our company and has agreed to serve if elected.

Laura K. Ipsen

Principal Occupation: Senior Vice President & General Manager,
Connected Energy Industries, Cisco Systems, Inc.
First Became Director: December 2010
Age: 46

Senior Vice President and General Manager, Connected Energy Industries, Cisco Systems, Inc., a manufacturer of Internet Protocol based networking products, since November 2010; Senior Vice President and General Manager, Smart Grid, Cisco, October 2009-November 2010; Senior Vice President, Global Policy and Government Affairs, Cisco, September 2007-September 2009; Vice President, Global Policy and Government Affairs, Cisco, October 2001-August 2006.

Qualifications: Ms. Ipsen has global expertise in energy, environmental issues, public policy and international trade developed through her career in consulting and the high tech industry. In her senior leadership roles with a global information communications technology company, Ms. Ipsen has led multiple strategic business, sustainability, policy and regulatory efforts across the company and externally with government leaders worldwide and has risk management experience. She has significant experience directing a comprehensive corporate sustainability strategy, including the development of global partnerships and an extensive technology portfolio. In light of the increasing importance information communications technology will play in our business success, Ms. Ipsen’s experience will provide vital insight to our board on a variety of matters including information communications technology and key legislative and regulatory issues facing our global technology business, as well as strategic oversight of our management and sustainability efforts.

12	2010 PROXY STATEMENT	MONSANTO COMPANY

William U. Parfet

Principal Occupation: Chairman and Chief Executive Officer, MPI Research, Inc.
First Became Director: June 2000
Age: 64

Chairman and Chief Executive Officer of MPI Research, Inc., a pre-clinical toxicology research laboratory, since 1999; Co-Chairman of MPI Research, LLC, 1995-1999. Public Company Directorships in the Last Five Years: Stryker Corporation; Taubman Centers, Inc.; PAREXEL International Corporation (former).

Qualifications: Mr. Parfet has served as an executive or director for multiple companies during his career, with broad experience in global business management and finance. As president of a major pharmaceutical company, he gained expertise in the areas of strategic planning, technology, marketing, and global business management, and he is knowledgeable about the chemical, pharmaceutical, food and agricultural industries. In particular, Mr. Parfet’s roles as CFO, controller, and treasurer of a multi-national corporation, service on the audit committees for other public companies, and service as a trustee of the Financial Accounting Foundation (which oversees FASB and GASB) and Chairman of Financial Executive International, enable him to provide expert guidance and oversight of our management in his role as chair of our audit and finance committee. In addition, his service on the governance committees of other public companies, including serving as lead independent director, enables Mr. Parfet to provide insight and value to our governance and compliance processes.

George H. Poste, Ph.D., D.V.M.

Principal Occupation: Chief Executive, Health Technology Networks
and Chief Scientist, Adaptive Systems Initiative, Arizona State University
First Became Director: February 2003
Age: 66

Chief Executive of Health Technology Networks, a consulting group specializing in the application of genomics technologies and computing in healthcare, since 1999; Chief Scientist, Complex Adaptive Systems Initiative since March 2009; Director of the Biodesign Institute, a combination of research groups at Arizona State University, May 2003-March 2009; Chief Science and Technology Officer and Director, SmithKline Beecham, 1992-1999. Public Company Directorships in the Last Five Years: Exelixis, Inc.; Caris Holdings; Orchid Cellmark, Inc. (former).

Qualifications: Dr. Poste is a scientist who has had extensive experience advising and leading research teams in both corporate and academic settings. He is a leader in synthetic biology and healthcare informatics, linking university research projects and collaborations. His roles as chief scientist leading research at a large university, and formerly as chief technology officer of a multi-national company, provide him valuable insight into the biotechnology industry and enable him to provide expert guidance, as chair of our science and technology committee, to our management and board as we develop and implement our technology strategies and research collaborations. In addition, his former roles on scientific advisory boards to the Federal government have also given him extensive experience related to risk management and regulatory and policy matters. His service as a director of other public companies, and member of the governance and chair of the research committees of other public companies, also bring valuable perspectives to our board.

13	2010 PROXY STATEMENT	MONSANTO COMPANY

Directors Whose Terms Expire at the 2012 Annual Meeting

Janice L. Fields

Principal Occupation: President, McDonald’s USA, LLC
First Became Director: April 2008
Age: 55

President of McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation, the world’s leading global foodservice retailer, since January 2010; Executive Vice President and Chief Operating Officer, McDonald’s USA, LLC, 2006-2010; President of McDonald’s Central Division, 2003-2006.

Qualifications: Ms. Fields has gained broad operational and financial experience in her career in the food industry. She has developed expertise related to marketing, strategic planning, risk management, production, and human resources, which provides her with valuable insights on operational and strategic matters reviewed by our board. As a senior leader at a major public company in the food industry, Ms. Fields also has experience in public policy matters and governance and financial oversight, which is valuable in connection with her service on our nominating and corporate governance committee. In addition, her insights about the food industry are important as we consider strategic goals for the development of products to grow our business.

Hugh Grant

Principal Occupation: Chairman of the Board, President and
Chief Executive Officer, Monsanto Company
First Became Director: May 2003
Age: 52

Chairman of the Board of Monsanto Company since October 2003; President and Chief Executive Officer of Monsanto Company since May 2003; Executive Vice President and Chief Operating Officer, Monsanto Company, 2000-2003; Co-President, Agricultural Sector, Former Monsanto Company, 1998-2000. Public Company Directorships in the Last Five Years: PPG Industries, Inc.

Qualifications: Mr. Grant is our Chairman, President and CEO. In his long career with our company and Former Monsanto, he has worked broadly in many areas of the business, enabling him to gain an extensive personal knowledge of our operations, which is essential in formulating business strategies. He has extensive experience in strategic planning, sales, financial oversight and planning. His operational experience in leading our multi-national corporation includes governance and risk management responsibilities, which assists our board in understanding our business and fulfilling its oversight role. Mr. Grant’s service on the board of another public company and its nominating and corporate governance and technology and environment committees provides Mr. Grant additional insights about service as our board Chairman.

14	2010 PROXY STATEMENT	MONSANTO COMPANY

C. Steven McMillan

Principal Occupation: Retired Chairman and Chief Executive Officer,
Sara Lee Corporation
First Became Director: June 2000
Age: 64

Chairman of the Board of Sara Lee Corporation, a global consumer packaged goods company, October 2001-October 2005; Chief Executive Officer, Sara Lee Corporation, July 2000-February 2005; President and Chief Operating Officer, Sara Lee Corporation, 2000-2004; President, Sara Lee Corporation 1997-2000.

Qualifications: Mr. McMillan has had significant operational experience leading a major international consumer products company, where he has gained expertise in finance, strategy, marketing, manufacturing, mergers and acquisitions, and human resources, and has had primary responsibility for risk management. These skills assist him in providing oversight of our executive team in their management of our multi-national company. His understanding of the food industry enables him to provide valuable insights in our strategic planning and evaluation of our products. In addition, he is experienced in governance matters due to his past service on five other public company boards, which is important in his service on our board, our audit and finance committee and our nominating and corporate governance committee and as chair of our people and compensation committee.

Robert J. Stevens

Principal Occupation: Chairman of the Board and Chief Executive Officer,
Lockheed Martin Corporation
First Became Director: August 2002
Age: 59

Chairman of the Board and Chief Executive Officer of Lockheed Martin Corporation, a high technology aerospace and defense company, since January 2010; Chairman of the Board, President and Chief Executive Officer, Lockheed Martin Corporation, April 2005-January 2010; President and Chief Executive Officer, Lockheed Martin Corporation, August 2004-April 2005; President and Chief Operating Officer, Lockheed Martin Corporation, October 2000-August 2004; Chief Financial Officer, Lockheed Martin Corporation, 1999-2001; Vice President Strategic Development, Lockheed Martin Corporation, 1998-1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environmental Sector, 1998-1999. Public Company Directorships in the Last Five Years: Lockheed Martin Corporation.

Qualifications: Mr. Stevens has attained substantial experience in executive and operational roles during his career. He has expertise in areas such as finance, information technology, technology development, manufacturing, marketing, and human resources, and he has broad international business management experience. Mr. Stevens’ roles as CEO, president, COO and vice president of strategic development of a leading company in the defense industry have given him a deep understanding of the complexities of operating a global business, strategic planning, regulatory, legislative and public policy matters, all of which are valuable to us as a technology-driven company subject to significant regulatory and public policy oversight. In addition, his leadership as CEO and Chairman has also afforded him the opportunity to develop corporate governance expertise that has enabled him to serve with distinction as our lead director and chair of our nominating and corporate governance committee. Having formerly served as a Fortune 50 CFO, he also has significant expertise in financial, risk management and compliance matters which support his service on the audit and finance committee.

15	2010 PROXY STATEMENT	MONSANTO COMPANY

Directors Whose Terms Expire at the 2013 Annual Meeting

Frank V. AtLee III

Principal Occupation: Retired President, American Cyanamid Company
First Became Director: June 2000
Age: 70

Chairman of the Board of Monsanto Company, 2000-2003; Interim president and chief executive officer, Monsanto Company, December 2002-May 2003; Chair, Advisory Committee, Arizona Biodesign Institute, Arizona State University, 2002-2004; President, American Cyanamid Company, a major pharmaceutical company, 1993-January 1995; Chairman, Cyanamid International, 1993-January 1995. Public Company Directorships in the Last Five Years: Antigenics Inc. (former); Nereus Pharmaceuticals, Inc. (former).

Qualifications: Mr. AtLee has significant executive experience as president and chairman of a major multi-national company in the pharmaceutical and agricultural chemical industries. In this role, he has developed expertise in financial, manufacturing, marketing and human resources matters. This experience, as well as his service as our Interim President and CEO and as our Chairman, enable him to provide valuable insight to our company as we develop and implement our financial, technology and product development strategies and consider regulatory, policy and reputational matters. Mr. AtLee’s experience with respect to service on the audit, governance and litigation committees of other boards also assists him as he provides guidance and oversight to our company as a member of our audit and finance committee.

David L. Chicoine, Ph.D.

Principal Occupation: Professor of Economics and President,
South Dakota State University
First Became Director: April 2009
Age: 63

President, South Dakota State University, a land grant research institution, and professor of economics, since 2007; Vice President for Technology and Economic Development, University of Illinois, 2001-2006.

Qualifications: Dr. Chicoine is an economist and an educator whose career has included key roles at public universities. As an expert in agricultural economics, he has a deep understanding of the economic factors that shape our industry on a national and global basis. As president of a large university, his responsibilities include executive management, public policy development and research support, including technology commercialization. This experience has supported his ability to provide financial and strategic planning perspectives in his board service, and enhanced his contributions on our science and technology committee and sustainability and corporate responsibility committee.

16	2010 PROXY STATEMENT	MONSANTO COMPANY

Arthur H. Harper

Principal Occupation: Managing Partner, GenNx360 Capital Partners
First Became Director: October 2006
Age: 54

Managing Partner, GenNx360 Capital Partners, a private equity firm focused on business to business companies, since 2006; President and Chief Executive Officer, Equipment Services Division, General Electric Corporation, 2002-2005; Executive Vice President, GE Capital Services, General Electric Corporation, 2001-2002. Public Company Directorships in the Last Five Years: Gannett Co., Inc.

Qualifications: Mr. Harper has had significant experience in the operation and finance of manufacturing companies during his career. Through his experience as an executive at a complex, multi-national company and managing start-up companies, he has a deep understanding of manufacturing and supply dynamics, risk management, technology development and financing for capital projects. This knowledge enables him to provide key insights on strategic, operational, and financial matters related to our global business. His service on the public responsibility and executive committees of another public company have also provided him governance and business-conduct related experience, which provides additional perspectives to our board of directors when considering its oversight role.

Gwendolyn S. King

Principal Occupation: President, Podium Prose, LLC
First Became Director: February 2001
Age: 70

President, Podium Prose, a speaker’s bureau and speechwriting service founded in 2000; Founding Partner, The Directors’ Council, a corporate board search firm, October 2003-May 2005; Senior Vice President, Corporate and Public Affairs, PECO Energy Company (now Exelon), a diversified utility company, 1992-1998; Commissioner, Social Security Administration, 1989-1992. Public Company Directorships in the Last Five Years: Lockheed Martin Corporation and Marsh & McLennan Companies, Inc.

Qualifications: Ms. King is an expert in external communications and has extensive experience related to public policy, government relations and governance and has had significant experience in stakeholder engagement. Ms. King’s senior advisory roles in two previous White House administrations and her service as a senior corporate affairs officer for a public utility have provided her expertise in matters relating to public policy, regulatory oversight and government relations. This experience and knowledge enables her to provide valuable perspectives to our management and as chair of our sustainability and corporate responsibility committee. In addition, Ms. King’s service on the board of the National Association of Corporate Directors, an advisory group of nominating and governance committee chairs, and the ethics, governance and executive committees of public companies on whose boards she serves, have provided her with significant corporate governance expertise and compliance experience which have enhanced her ability to provide valuable contributions as a director of our board.

17	2010 PROXY STATEMENT	MONSANTO COMPANY

Board Meetings and Committees

During fiscal 2010, our board of directors met six times. All incumbent directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during fiscal 2010. The following table shows the attendance of each director at committee meetings. Ms. Ipsen became a director after the end of our fiscal 2010, on December 6, 2010.

Our board charter formally encourages directors to attend the annual meeting of shareowners. Last year all of the directors then in office attended the meeting.

Our board of directors has the following six committees: (1) executive; (2) audit and finance; (3) nominating and corporate governance; (4) people and compensation; (5) science and technology; and (6) sustainability and corporate responsibility. The written charter for each committee is available on our website at http://www.monsanto.com/whoweare/Pages/corporate-governance.aspx.

Board Committee Membership

The following chart shows the membership and chairpersons of our board committees, committee meetings held and actions by written consent taken, and committee member attendance.

	Executive		Audit & Finance		Nominating & Corporate Governance		People & Compensation		Science & Technology		Sustainability & Corporate Responsibility
Number of Meetings Held	2		12		5		7		5		5
in the 2010 Fiscal Year
Actions by written consent	1		0		0		0		0		0
Frank V. AtLee III			11						5
John W. Bachmann			10				7
David L. Chicoine									5		5
Janice L. Fields					4				4		4
Hugh Grant	2	*
Arthur H. Harper									5		5
Gwendolyn S. King					5		7				5	*
C. Steven McMillan			12		5		7	*
William U. Parfet	2		11	*			6
George H. Poste									5	*	5
Robert J. Stevens	2		12		5	*

* Chairperson

Executive Committee

Members: Messrs. Grant (Chair), Parfet and Stevens
Our executive committee has the powers of our board of directors in directing the management of our business and affairs in the intervals between meetings of our board of directors (except for certain matters specifically retained by our board of directors or which are reserved for our entire board of directors by statute, our certificate of incorporation or our bylaws). Actions of the executive committee are reported at the next regular meeting of our board of directors.

18	2010 PROXY STATEMENT	MONSANTO COMPANY

Audit and Finance Committee

Members: Messrs. Parfet (Chair), AtLee, Bachmann, McMillan and Stevens
The audit and finance committee assists our board of directors in fulfilling its responsibility to oversee:
  the integrity of our financial statements;
  the qualifications and independence of our independent registered public accounting firm;
  the performance of our independent registered public accounting firm and internal audit staff;
  our compliance with legal and regulatory requirements; and
  our policies and practices with respect to major financial risk exposures.
As noted in the “Report of the Audit and Finance Committee,” our board of directors believes that all members of the audit and finance committee meet the independence and experience requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of the members of the audit and finance committee is an “audit committee financial expert” for purposes of the rules of the SEC.

For additional information regarding the audit and finance committee, please see “Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm” and “Report of the Audit and Finance Committee.”

Nominating and Corporate Governance Committee

Members: Messrs. Stevens (Chair) and McMillan, Ms. Fields and Ms. King
Our nominating and corporate governance committee provides oversight of the corporate governance affairs of our board and company, including consideration of risk oversight responsibilities of our full board and its committees. Our nominating and corporate governance committee also identifies and recommends individuals to our board of directors for nomination as members of the board and its committees, and leads our board of directors in its annual review of the board’s performance.

Pursuant to its charter, all members of the nominating and corporate governance committee must meet the independence requirements contained in the listing standards of the NYSE. We believe all members of the nominating and corporate governance committee meet the current listing standards of the NYSE pertaining to independence.

19	2010 PROXY STATEMENT	MONSANTO COMPANY

People and Compensation Committee

Members: Messrs. McMillan (Chair), Bachmann and Parfet, and Ms. King
Our people and compensation committee is responsible for:
  establishing and reviewing our compensation program for senior management and ensuring that our senior management is compensated in a manner consistent with that compensation policy;
  establishing and reviewing our overall compensation program for all our employees and employees of our subsidiaries, other than senior management;
  considering the impact of our compensation policies and practices in relation to our risk management objectives;
  monitoring the company’s implementation of our management succession strategies and plans for our chief executive officer and other executive officers;
  reviewing and monitoring our performance as it affects our employees and overall compensation programs for employees other than senior management;
  reviewing our compensation program for non-employee directors and recommending appropriate changes to our board of directors;
  performing or delegating, reviewing and monitoring all of our settlor functions with respect to each employee pension or welfare benefit plan sponsored by us or any of our subsidiaries; and
  recommending to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.
Pursuant to its charter, our people and compensation committee must be comprised of at least three members of our board of directors who, in the opinion of our board of directors, meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Rule 16b-3 of the SEC and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our board of directors has determined that all members of the people and compensation committee meet these requirements.

Our people and compensation committee has delegated certain authority, responsibilities and duties to a committee of executive officers appointed by our CEO, which we refer to as our “internal people committee.” The people and compensation committee receives reports regarding actions taken by the internal people committee, which has authority and responsibility to:
  administer and interpret our long-term incentive plans, except with respect to persons subject to the reporting requirements of Section 16 of the Exchange Act and executive officers subject to Code Section 162(m) (we refer to these executive officers and employees collectively as “executive officers”), and grant stock options under these plans to persons other than executive officers, to the extent and on terms and conditions specifically authorized by the people and compensation committee;
  review, monitor, approve and administer our annual incentive and other compensation plans, compensation strategies and management succession plans for non-executive officer employees, as well as our general employment policies and strategies;
  perform settlor functions and make other decisions having a net annual cost of not more than $10,000,000 involving our employee pension and welfare benefit plans; and
  appoint the members, and monitor the performance, of the committee that serves as the fiduciary responsible for the management and administration of our employee pension and welfare benefit plans.
20	2010 PROXY STATEMENT	MONSANTO COMPANY

Science and Technology Committee

Members: Dr. Poste (Chair), Messrs. AtLee and Harper, Dr. Chicoine, Ms. Fields and Ms. Ipsen
Our science and technology committee reviews and monitors our science and technology initiatives in areas such as technological programs, research, agricultural biotechnology and information technology. Our science and technology committee also identifies and investigates significant emerging science and technology issues and oversees the management of risks related to our technology portfolio and information technology platforms.

Sustainability and Corporate Responsibility Committee

Members: Ms. King (Chair), Dr. Chicoine, Ms. Fields, Mr. Harper, Ms. Ipsen and Dr. Poste
Our sustainability and corporate responsibility committee reviews and monitors our performance as it affects matters relating to sustainability, the environment, communities, customers and other key stakeholders, including related risks and risks related to reputation. This committee also reviews issues affecting company products in the marketplace, including issues of agricultural biotechnology, and identifies and investigates significant emerging issues. It also receives periodic reports on the company’s business conduct program, progress related to the company’s Human Rights Policy, and the company’s charitable and political contributions and reports to the full board as to the status of our company’s programs and initiatives on sustainability, environmental matters and social responsibility. This committee was named the public policy and corporate responsibility committee until October 25, 2010 when our board approved a change to the committee’s name.

Compensation Committee Interlocks and Insider Participation

No member of our people and compensation committee is or has been an officer or employee of our company or any of our subsidiaries. In addition, no member of our people and compensation committee has had any related person transactions that require disclosure under the SEC’s proxy rules and regulations.

21	2010 PROXY STATEMENT	MONSANTO COMPANY

Compensation of Directors

The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our board and align their interests with those of our shareowners. Our non-employee directors are paid pursuant to our Non-Employee Director Equity Incentive Compensation Plan (the “Directors’ Plan”). Mr. Grant is our sole employee director and does not participate in the Directors’ Plan or otherwise receive compensation for his services as a director. Our people and compensation committee reviews our director compensation program at least annually to confirm that the program remains appropriate and competitive and recommends any changes to our full board of directors for consideration and approval.

Prior to the beginning of our fiscal 2010, our people and compensation committee considered the design of our director compensation program and reviewed information and recommendations from management, data from our comparator group provided by Towers Watson & Co. (“Towers”), and other market data and analyses provided by the committee’s independent executive compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”). After reviewing the information, the committee determined that the amount of our directors’ annual base retainer was still within the median range of the comparator group, based on relative revenue at the time, and accordingly, did not recommend any changes to the annual base retainer. Likewise, no adjustment was recommended for the additional annual retainer amounts for committee memberships or chairs since those amounts remained commensurate with similar types of director retainers in our comparator group.

Following is a summary of the Directors’ Plan:

	Compensation type	Amount	Form of Payment
Annual Retainer (Components)	Base retainer	$195,000
  50% – Deferred common stock
  50% – Director’s election of:
– deferred common stock,
– restricted common stock,
– deferred cash, or
– current cash
See below for a description of these forms of payment and method for determining the number of shares of deferred and/or restricted common stock

	Additional retainer amount for chairs of the audit and finance, people and compensation, and nominating and corporate governance committees	$25,000
	Additional retainer amount for chairs of the science and technology and sustainability and corporate responsibility committees	$15,000
	Additional retainer amount for each member of the audit and finance committee (other than the chair)	$10,000
Initial Equity Grant	One-time equity grant for new directors; value determined by dividing the current base retainer amount by the closing stock price on service commencement date	$195,000	Restricted common stock that vests 3 years from grant date

  Deferred Common Stock. Deferred common stock means shares of our common stock that are delivered at a specified time in the future. Earned shares of deferred common stock are credited in the form of hypothetical shares to a stock unit account at the beginning of each plan year and vest in installments as of the last day of each calendar month during the plan year, but only if a director remains a member of our board of directors on that day. All hypothetical shares in each director’s account are credited with dividend equivalents, also in the form of hypothetical shares. No director has voting or investment power over any deferred shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.
22	2010 PROXY STATEMENT	MONSANTO COMPANY

  Restricted Stock. Restricted stock means shares of our common stock that vest over the course of the year in accordance with specified terms. Restricted stock vests in installments on the last day of each calendar month during a plan year, but only if the director remains a member of our board of directors on that day. Any restricted stock granted to a non-employee director entitles the director to all rights of a shareowner with respect to common stock for all such shares issued in his or her name, including the right to vote the shares and to receive dividends or other distributions paid or made with respect to such shares. Dividends and other distributions are held in escrow and delivered with the restricted stock as it vests.
  Cash/Deferred Cash. Any portion of a non-employee director’s aggregate annual retainer not paid in the form of deferred stock or restricted stock will be paid in cash, either in monthly installments on the last day of each calendar month during the fiscal year or on a deferred basis, as elected by the director. Any deferred cash is credited to a cash account that accrues interest at the average Moody’s Baa Bond Index Rate, as in effect from time to time.
In addition to the compensation described above, our non-employee directors are reimbursed for expenses incurred in connection with their attendance at board, committee and shareowners meetings, including expenses related to travel, lodging and food and related expenses. Non-employee directors are also reimbursed for reasonable expenses associated with other business activities related to their service on our board of directors, such as participation in director education programs, and are insured under our travel accident policy while traveling on company business. Non-employee directors may use corporate aircraft, when available, for transportation to and from meetings and functions related to service as a director.

Directors may participate in a matching gift program under which we will match donations made to eligible educational, arts or cultural institutions. Gifts will be matched in any calendar year up to a maximum of $5,000. While our directors participate on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed.

No changes have been made to our director compensation program for fiscal 2011.

Each of our non-employee directors is required to own 10,000 shares of Monsanto common stock. Shares may be counted toward these ownership requirements whether held directly or through a spouse, a retirement plan or a retirement account; provided that shares pledged as security for a loan, stock options and restricted stock will not be counted toward ownership requirements. Until a director has met his or her stock ownership requirement, he or she must retain 25% of the pre-tax number of shares received upon an exercise of a stock option, vesting of restricted stock or settlement of other equity-based award granted under our long-term incentive plans (through the Directors’ Plan). The people and compensation committee reviews progress toward meeting the ownership requirements at least annually. As of the date of this proxy statement, all but three of our directors (who only recently joined our Board) met his or her stock ownership requirements.

23	2010 PROXY STATEMENT	MONSANTO COMPANY

Director CompensationTable

The following presents compensation to our non-employee directors for their services in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)1	Stock Awards ($)2	All Other Compensation ($)	Total ($)
Frank V. AtLee III	102,500	102,507	11,4463	216,453
John W. Bachmann	102,507	102,507	—	205,014
David L. Chicoine, Ph.D.	97,500	97,509	5,0004	200,009
Janice L. Fields	97,509	97,509	754	195,093
Arthur H. Harper	97,509	97,509	—	195,018
Gwendolyn S. King	105,000	104,965	—	209,965
C. Steven McMillan	115,000	114,962	—	229,962
William U. Parfet	110,004	110,004	—	220,008
George H. Poste, D.V.M., Ph.D.	105,000	104,965	—	209,965
Robert J. Stevens	115,003	115,003	—	230,006

1	The amounts shown in this column represent the elective half of the aggregate annual retainer payable to each director under the Directors’ Plan. The elective half of the retainer is payable, at the election of each director, in the form of deferred common stock, restricted common stock, current cash or deferred cash. For fiscal 2010, the following directors elected to receive deferred common stock: Mr. Bachmann, 1,251 shares; Ms. Fields, 1,190 shares; Mr. Parfet, 1,342.5 shares; and Mr. Stevens, 1,403.5 shares. Mr. Harper elected to receive restricted stock, 1,190 shares. Ms. King, Drs. Chicoine and Poste, and Mr. McMillan elected to receive current cash and Mr. AtLee elected to receive deferred cash.

2	The amounts shown in this column represent the non-elective half of the aggregate annual retainer payable in deferred common stock. The number of deferred shares granted to each director related to the non-elective half of the aggregate annual retainer was: Mr. AtLee, 1,251; Mr. Bachmann, 1,251; Dr. Chicoine, 1,190; Ms. Fields, 1,190; Mr. Harper, 1,190; Ms. King, 1,281; Mr. McMillan, 1,403; Mr. Parfet, 1,342.5; Dr. Poste, 1,281; and Mr. Stevens, 1,403.5. The aggregate number of shares of deferred common stock credited to the account of each director as of August 31, 2010 was: Mr. AtLee, 61,709; Mr. Bachmann, 26,926; Dr. Chicoine, 1,698; Ms. Fields, 4,798; Mr. Harper, 4,938; Ms. King, 31,842; Mr. McMillan, 40,509; Mr. Parfet, 40,744; Dr. Poste, 23,072; and Mr. Stevens, 36,940.

The aggregate number of shares of restricted stock held by directors as of August 31, 2010 was: Dr. Chicoine, 2,391; and Ms. Fields, 1,254.

The aggregate number of stock options held by directors as of August 31, 2010 was 20,000, held by Mr. Stevens.

3	The amount shown in this column for Mr. AtLee includes a $3,986 contribution by the company pursuant to its charitable matching program described above and interest earned on deferred cash under the Directors’ Plan (which is set each month at the monthly Moody’s Baa Bond Index Rate) to the extent that it exceeds 120% of the applicable federal long-term rate.

4	Represents a contribution by the company pursuant to its charitable matching program described above.

24	2010 PROXY STATEMENT	MONSANTO COMPANY

Stock Ownership of Management and Certain Beneficial Owners

Information is set forth below regarding beneficial ownership of our common stock, to the extent known to us, by:
  each person who is a director or nominee;
  each proxy officer; and
  all directors and executive officers as a group.
No person is known to us to be the beneficial owner of 5% or more of our common stock. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is provided as of November 1, 2010, except as otherwise noted. The business address for each of our directors and officers listed below is c/o Monsanto Company, 800 North Lindbergh Blvd., St. Louis, Missouri 63167.

Name	Shares of Common Stock Owned Directly or Indirectly (#) 1,2	Shares Underlying Options Exercisable Within 60 Days (#) 3	Total (#) 4
Hugh Grant	509,695	1,040,276	1,549,971
Frank V. AtLee III	77,072	—	77,072
John W. Bachmann	43,794	—	43,794
David L. Chicoine, Ph.D.	4,709	—	4,709
Janice L. Fields	7,296	—	7,296
Arthur H. Harper	19,413	—	19,413
Laura K. Ipsen5	—	—	—
Gwendolyn S. King	36,002	—	36,002
C. Steven McMillan	51,422	—	51,422
William U. Parfet	416,343	—	416,343
George H. Poste, D.V.M., Ph.D.	25,784	—	25,784
Robert J. Stevens	48,555	20,000	68,555
Carl M. Casale	101,506	139,171	240,677
Brett D. Begemann	93,494	192,665	286,159
Robert T. Fraley, Ph.D.	147,971	258,560	406,531
David F. Snively	29,427	123,012	152,439
All directors and executive officers as a group (23 persons)	1,801,094	2,221,008	4,022,102

1	Includes the following shares of deferred common stock deliverable within 60 days after November 1, 2010 to each non-employee director as compensation under the Directors’ Plan as described beginning on page 22: Mr. AtLee, 62,643; Mr. Bachmann, 27,696; Dr. Chicoine, 2,318; Ms. Fields, 6,042; Mr. Harper, 5,574; Ms. King, 32,650; Mr. McMillan, 41,422; Mr. Parfet, 41,625; Dr. Poste, 23,839; Mr. Stevens, 38,555; and directors as a group, 282,364.

2
Includes the indicated number of shares of our common stock beneficially owned by the following individuals under our Savings and Investment Plan: Mr. Grant, 6,125; Mr. Casale, 1,372; Mr. Begemann, 5,910; Dr. Fraley, 10,101; Mr. Snively, 18,822; and executive officers as a group, 73,460. Also includes the number of RSUs credited to a book account granted to the following individuals under the Monsanto Company 2005 Long-Term Incentive Plan on October 11, 2007, which are deliverable within 60 days after November 1, 2010: Mr. Casale, 20,000; Mr. Begemann, 20,000; Dr. Fraley, 25,000; and executive officers as a group, 85,000. Excludes the indicated number of:

– hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Savings and Investment Parity Plan: Mr. Grant, 40,464; Mr. Casale, 4,182; Mr. Begemann, 7,576; Dr. Fraley, 16,950; Mr. Snively, 4,233; and executive officers as a group, 102,197;

– hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Deferred Payment Plan: Mr. Begemann, 9,972; and executive officers as a group, 11,898; and

25	2010 PROXY STATEMENT	MONSANTO COMPANY

	–	units credited to a bookkeeping account as deferred shares in the name of the following individuals who elected to defer receipt of shares upon vesting in accordance with the terms and conditions of performance-based financial goal restricted stock units granted under the 2000 Long-Term Incentive Plan: Mr. Grant, 68,640; and executive officers as a group, 68,640.

3	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, we have used December 31, 2010 as the cut-off date, which is 60 days after November 1, 2010. The shares indicated represent shares underlying stock options granted under the 2000 Long-Term Incentive Plan or the 2005 Long-Term Incentive Plan. The shares underlying options cannot be voted.

4	The percentage of shares of our outstanding common stock, including options exercisable within 60 days after November 1, 2010, beneficially owned by any director or executive officer does not exceed 1%. The percentage of shares of our outstanding common stock, including options exercisable within 60 days after November 1, 2010, beneficially owned by all directors and executive officers as a group is 0.7%.

5	Ms. Ipsen was not a director of our company on November 1, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all company executive officers and directors and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during fiscal 2010, with the exception of the following person for whom the company filed such reports late: Consuelo E. Madere, our Vice President, Vegetable Business, who filed one late Form 4 reporting one transaction.

Proxy Item No. 1: Election of Directors

The shareowners are being asked to elect Ms. Ipsen, Mr. Parfet and Dr. Poste to terms ending with the annual meeting to be held in 2014, until a successor is elected and qualified or until his or her earlier death, resignation or removal. The board nominated Ms. Ipsen, Mr. Parfet and Dr. Poste for election at the 2011 meeting of shareowners upon the recommendation of the nominating and corporate governance committee. Each nominee is currently a director of our company. For more information regarding the nominees for director, see “Information Regarding Board of Directors and Committees.”

The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR

26	2010 PROXY STATEMENT	MONSANTO COMPANY

Report of the Audit and Finance Committee

The audit and finance committee operates pursuant to a charter adopted and amended from time to time by our company’s board of directors. We have numerous oversight responsibilities beyond those related to the audited financial statements and the retention and oversight of the company’s independent registered public accounting firm. One of the requirements contained in the audit and finance committee charter is that all committee members meet the independence and experience requirements of the listing standards of the NYSE. Our board of directors believes that all members of the audit and finance committee meet these requirements and are “independent,” as that term is used in relevant SEC rules. In addition, under the audit and finance committee’s charter, no director may serve as a member of the audit and finance committee if he or she serves on the audit committee of more than two other public companies unless our board of directors determines that such simultaneous service would not impair his or her ability to serve effectively on the audit and finance committee. Please see the audit and finance committee’s charter for a description of requirements for its members and its responsibilities.

In reliance on the reviews and discussions referred to below, and exercising our business judgment, the audit and finance committee has recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010, for filing with the SEC. In fulfilling our responsibilities, the audit and finance committee, among other things, has reviewed and discussed the audited financial statements contained in the 2010 Form 10-K with the company’s management and its independent registered public accounting firm.

Management, which is responsible for the financial statements and the reporting process, including the system of internal control, has advised the audit and finance committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. Further, the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, has opined to the shareowners that the audited financial statements conform with such accounting principles. In addition, the audit and finance committee discussed with the independent registered public accounting firm the matters required to be discussed by: Statement on Auditing Standards, AU Section 380 (SAS No. 61), Communication with Audit Committees, as amended; Statement on Auditing Standards, AU Section 722 (SAS 100), Interim Financial Information; and Rule 2-07 of Regulation S-X, Communication with Audit Committees; as well as the auditor’s independence from the company and its management, including the matters in the written disclosures and letter received by the audit and finance committee, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit and finance committee concerning independence.

Members of the audit and finance committee rely, without independent verification, on the information and representations provided to them by management and on the representations made to them by the independent registered public accounting firm. Accordingly, the oversight provided by the audit and finance committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal control over financial reporting, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the company’s financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards generally accepted in the United States.

27	2010 PROXY STATEMENT	MONSANTO COMPANY

For a detailed listing of the fees billed to the company by its independent registered public accounting firm, Deloitte and Touche LLP for fiscal years 2010 and 2009, see “Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm” below.

AUDIT AND FINANCE COMMITTEE
William U. Parfet, Chair
Frank V. AtLee III
John W. Bachmann
C. Steven McMillan
Robert J. Stevens
October 25, 2010

In accordance with the rules of the SEC, the information contained in the “Report of the Audit and Finance Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm

Our audit and finance committee, pursuant to its charter, has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011.

While the audit and finance committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the audit and finance committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The audit and finance committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the audit and finance committee may investigate the reasons for shareowner rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the audit and finance committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareowners or our company.

A formal statement by representatives of Deloitte & Touche LLP is not planned for the annual meeting. However, Deloitte & Touche LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

During and in connection with fiscal 2010, we engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (which we collectively refer to as “Deloitte”) as our independent registered public accounting firm and to provide other professional services. The table below sets forth an estimate of the fees that we expect to be billed for audit services for fiscal 2010, as well as the fees expected to be billed by Deloitte with respect to audit-related, tax and all other services rendered during that period. In addition, the table sets forth the fees billed by Deloitte for audit, audit-related, tax and all other services during or in connection with fiscal 2009.

28	2010 PROXY STATEMENT	MONSANTO COMPANY

Amount Billed
Description of Professional Service	2010 Fiscal Year ($)	2009 Fiscal Year ($)
Audit Fees — professional services rendered for the integrated audit of our annual	9.3 million	9.6 million
consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, accounting consultation, consents related to other filings with the SEC, and statutory and regulatory audits required for foreign jurisdictions
Audit-Related Fees — assurance and related services that are reasonably related	0.3 million	0.4 million
to the performance of the audit or review of financial statements, including employee benefit plan audits, due diligence services in connection with mergers and acquisitions, and attest or audit services that are not required
Tax Fees — professional services for U.S. and foreign tax compliance, such as	3.4 million	3.1 million
preparation of tax returns and claims for refund and tax payment and assistance with tax audits and appeals; tax planning, such as assistance with transfer pricing matters; expatriate tax services; and tax advice, such as advice related to mergers and acquisitions and employee benefit plans and requests for rulings or technical advice from taxing authorities
All Other Fees — expatriate assignment services (non-tax related)	0.5 million	0.5 million

The audit and finance committee reviews, considers and ultimately pre-approves, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accounting firm. The audit and finance committee has a policy providing for the pre-approval of certain “audit services,” “audit-related services,” “tax services” and “all other services” to be provided by the independent registered public accounting firm and audit services to be provided by any other firm. Please see the above chart for a description of these types of services.

Each year in connection with the audit and finance committee’s approval of the audit engagement plan for the following year, management submits to the audit and finance committee a list of services expected to be provided during that period, as well as related estimated fees. As appropriate, and after obtaining an understanding of the services, the audit and finance committee then pre-approves under its policy the services, and the related estimated fees, to be provided during the next audit engagement period or other period as is approved by the audit and finance committee. If, following the annual pre-approval, it becomes necessary to engage our independent registered public accounting firm for additional services or fees not pre-approved with the annual proposal, or if we need to engage another firm to provide audit services, the audit and finance committee must specifically pre-approve the additional services and related fees. The chair of the audit and finance committee has the delegated authority to pre-approve the provision of additional services and fees not contemplated by these annual pre-approvals and will communicate any such approvals to the full audit and finance committee. In connection with any pre-approval, the audit and finance committee will consider whether such services are consistent with the rules of the SEC and the Public Company Accounting Oversight Board on auditor independence.

All of the “audit services,” “audit-related services,” “tax services” and “all other services” provided by Deloitte during or in connection with fiscal 2010 were pre-approved by the audit and finance committee in accordance with the audit and finance committee’s policy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2011 FISCAL YEAR

29	2010 PROXY STATEMENT	MONSANTO COMPANY

Report of the People and Compensation Committee

The people and compensation committee of our board of directors has reviewed and discussed with management the following “Compensation Discussion and Analysis.” Based on that review and discussion, the people and compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

PEOPLE AND COMPENSATION COMMITTEE
C. Steven McMillan, Chair
John W. Bachmann
Gwendolyn S. King
William U. Parfet
November 23, 2010

Executive Compensation

Compensation Discussion and Analysis (Our “CD&A”)

Executive Summary

The hallmarks of our officer compensation program, designed and approved by our people and compensation committee (the “Committee”), are to ensure that:
  compensation goals support key financial and strategic business outcomes;
  pay is aligned with operating and other performance metrics to support shareowner value; and
  compensation risks are assessed and managed appropriately in the context of our business strategies.
Fiscal 2010 was anticipated to be a difficult year for the economy and our business, and the Committee tailored our officer compensation program to be in line with expectations of lower financial performance compared to fiscal 2009, while providing support for the ongoing needs of our business and key strategic initiatives in our seeds and genomics business.

When designing our fiscal 2010 officer compensation program, the Committee considered our company’s fiscal 2010 budget and financial performance expectations, both of which were lower than fiscal 2009 actual performance. As a result, with respect to our regular program of annual and long-term compensation, the Committee:
  froze calendar year 2010 base pay for our CEO and all but one of our other “proxy officers” (the individuals identified in the “Summary Compensation Table” on page 49)
  reduced by 25% award opportunities in the regular annual and long-term (stock options and financial goal-based restricted stock units, which we call “Financial Goal RSUs”) incentive program for each of our proxy officers and other “officers” (the 11 members of our company’s executive team, including our proxy officers, who are responsible for company policy, strategy and operations)
  set performance targets based on the lower operating performance expectations for fiscal 2010, for our annual and long-term incentive plans
30	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

The Committee also considered the financial and strategic importance of our seeds and genomics business, which was expected to contribute more than 80% of the company’s gross profit in fiscal 2010. To support key initiatives focused on major developments in our corn and soy platforms to launch our next generation of products, and a plan for doubling gross profit by 2012, the Committee also provided our proxy officers a special long-term incentive award of strategic goal-based restricted stock units (“Strategic Goal RSUs”). These awards, which have a three-year performance period, were made in recognition of our proxy officers’ roles in leading the organization in connection with these initiatives in support of the company’s long-term strategic growth plan. The Committee also included a four-year service requirement in the award, extending one year beyond the performance period, to retain senior management during this critical period.

The Committee believed its actions balanced our objectives of containing costs, calibrating pay opportunities with performance expectations and the degree of difficulty associated with achieving performance goals, and retaining and motivating our officers.

Lower Fiscal 2010 Company Performance Affected Proxy Officer Compensation. Actual financial performance for the year ended below expectations, and consequently each of our proxy officers was paid less than the target amount of his fiscal 2010 “total direct annual compensation” (which we define to include his base salary, annual incentive plan award opportunity and awarded value of stock options and Financial Goal RSUs), in alignment with the Committee’s pay-for-performance philosophy.

The relevant performance metrics in our plans were retained from previous years due to their importance in focusing our proxy officers on achieving both short and long-term financial results. The metrics included net sales, a measure of the growth of our business; earnings per share (“EPS”)1, which sets growth expectations for our shareowners; cash flow2, which measures our ability to translate earnings to cash; and return on capital (“ROC”)3, which is another key measure of our ability to return value to shareowners through the efficient use of capital.

Our overall financial performance for fiscal 2010, as evaluated by the Committee in determining pay for our proxy officers, was lower compared to fiscal 2009 by multiple measures, and lower than the fiscal 2010 performance targets. This was primarily a result of the significant decline in sales of our glyphosate-based products in fiscal 2010 as a result of changes in glyphosate supply by competitors, partly offset by a slight increase in net sales in our seeds and traits business. We have now restructured the glyphosate business in the Americas in an effort to reposition the Roundup® brand to compete directly with generic glyphosate while leveraging our manufacturing cost advantage to achieve steady-state gross profit generation and efficiently convert gross profit to earnings and subsequently cash. In the U.S., we altered our strategy in corn and soybeans in fiscal 2010 to position the seeds and genomics segment to be the driver of our mid-teens earnings per share growth rate objective in fiscal 2011 and beyond, through the commercialization of our industry leading research and development pipeline of products.

____________________

1	EPS actual results reflect adjustments made by the Committee for fiscal 2009 and fiscal 2010 in accordance with the terms of our AIP and our long-term incentive plan.

2	Free cash flow (“cash flow”) is the sum of operating cash and investing cash and reflects adjustments made by the Committee for fiscal 2009 in accordance with our AIP and our long-term incentive plan; no adjustments were made for fiscal 2010.

3	ROC is expressed as a percentage, which represents the quotient of operating profit after-tax (excluding certain items) divided by average capital.

31	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

The following chart provides a comparison of fiscal 2009 actual performance, fiscal 2010 target-level performance goals and fiscal 2010 actual performance for key performance metrics, including net sales, EPS and cash flow, as determined by the Committee in evaluating our financial performance:

For fiscal 2010, the Committee considered our overall financial results against the pre-established goals for our compensation plans’ metrics, when evaluating our proxy officers’ performance. The Committee determined that for fiscal 2010, we performed below the corporate net income performance goal established for our proxy officers who are subject to our shareowner-approved Code Section 162(m) Plan for Covered Executives, and the net sales, EPS and cash flow threshold-level performance goals established under our Annual Incentive Plan (our “AIP”). Our performance was also below the threshold-level with respect to the EPS, cash flow and return on capital threshold-level performance goals for our Financial Goal RSUs covering the fiscal 2009-2010 performance period.

Accordingly, with the recommendation and support of our CEO, the Committee determined that the CEO and each of our other proxy officers would be paid:
  no AIP award for fiscal 2010, and
  no portion of the Financial Goal RSUs granted as part of their fiscal 2009 compensation, covering the fiscal 2009-2010 performance period.
32	2010 PROXY STATEMENT	MONSANTO COMPANY

Our officer compensation program is weighted toward equity incentives, and our proxy officers are required to accumulate and hold company stock, as described more fully below. Changes in company stock price have a direct effect on the amount of compensation they realize, in addition to the value of the company stock they own.
  Stock options granted to our proxy officers as part of fiscal 2008, 2009 and 2010 compensation were “underwater” as of the end of fiscal 2010 because the exercise prices were higher than the closing price of our common stock on August 31, 2010; the awards will have no future value unless our stock price exceeds the respective exercise prices.
  The value of Financial Goal RSUs granted to our proxy officers as part of fiscal 2008 compensation (covering the fiscal 2008 - 2009 performance period) declined during the additional one-year holding period following the determination date (August 31, 2009) to the vesting/distribution date (August 31, 2010), consistent with the decline in our stock price during fiscal 2010.
Fiscal 2010 Compensation Program Reflects Best Practices. The Committee designs our compensation program to motivate our proxy officers to lead our entire company toward achieving short-term and long-term financial and strategic goals, in addition to increasing shareowner value, all without encouraging excessive risk-taking. The Committee continually evaluates what it considers to be best practices in executive compensation, and modifies our program to support our company’s strategies and provide an appropriate balance of risk and reward. A description of our company’s assessment of compensation-related risk is found on page 9.

Continuation of Compensation Practices in Fiscal 2010 Officer Compensation Program	Changes Made to Officer Compensation Program
  Pay for performance
  Mix of short- and long-term focused compensation
  Stock ownership guidelines
  Use of tally sheets and wealth accumulation analyses
  Risk analysis of compensation program
  Prohibition on hedging/pledging
  Recoupment Policy to recover cash and equity-based incentive compensation

  Eliminated tax gross-ups for perquisites
  Revised change of control agreements to limit benefit triggers and reduce benefits, including phase-out of excise tax gross-up and elimination of enhanced retirement benefits
  Broadened application of Recoupment Policy to include all officers
  Incorporated double-trigger vesting into long-term incentive awards in the event of a change of control beginning in fiscal 2011

33	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Summary of Fiscal 2010 Proxy Officer Compensation Program. Our proxy officers’ fiscal 2010 compensation consisted primarily of the following components (in addition to the retirement, health and welfare plans and programs in which all of our full-time U.S. employees participate and limited perquisites).

Fiscal 2010 Total Direct Annual Compensation
Annual Compensation Component	Key Features	Purpose	Fiscal 2010 Actions (Further Discussions on pages 39-44)
Base Salary	Fixed annual cash amount __________ Base pay increases considered on a calendar year basis to align within the median range of our comparator group (as described on page 39 of this CD&A)	Provide a fixed amount of cash compensation upon which our proxy officers can rely	No calendar 2010 increases for our proxy officers other than Mr. Casale (to recognize new responsibilities as CFO and better align others in the CFO position within the comparator group)
Annual Incentive Plan (Cash Incentive Award)
Proxy officers participate in the same AIP with all other regular employees
__________

Committee determines funding level of AIP award pool, by evaluating Company performance against pre-established, short-term financial goals (net sales, EPS and cash flow)
__________

Individual proxy officer performance evaluated against key business priorities and performance of their respective business units

Motivate and reward achieving or exceeding company, organization and individual performance goals, reinforcing pay-for-performance
__________

Focus our entire organization on key business objectives and motivate our proxy officers to lead their organizations to achieve short-term financial goals

Reduced each proxy officer’s award opportunity at all performance levels by 25% to reflect the Committee’s assessment of lower performance expectations for fiscal 2010
__________

Widened the performance range between the plan’s target and outstanding performance levels in recognition that target-level goals required little or no growth over fiscal 2009 actual performance
__________

Proxy officers did not receive an annual incentive award for the fiscal 2010 performance year

Long-Term Incentive Compensation (Awarded value delivered through grants of stock options and Financial Goal RSUs)
Stock options (75% of long-term award value): vest in one-third increments over three-year service period
__________

Financial Goal RSUs (25% of long-term award value):
  Shares eligible for vesting based on company performance against two-year cumulative EPS and cash flow and 2-year average return on capital goals (between zero and 200% of initial grant eligible for vesting)
  Vest at end of three-year service period
  Award settled in shares of company stock

Stock options support our growth strategy, provide a link between proxy officers’ compensation and our stock price, and serve as a retention tool
__________

Financial Goal RSUs motivate our proxy officers to lead their organizations to achieve longer-term financial goals that are expected to lead to increased shareowner value; extended service requirement serves as an additional retention tool

Reduced each proxy officer’s award opportunity by 25% to reflect the Committee’s assessment of lower performance expectations for fiscal 2010
__________

Revised performance standards and corresponding award opportunities to reflect the Committee’s evaluation of the company’s fiscal 2010 operating budget (which was set below fiscal 2009 actual results) and our long-range plan
__________

Financial Goal RSUs for the fiscal 2009-2010 performance period were forfeited

34	2010 PROXY STATEMENT	MONSANTO COMPANY

Additional Performance-Based Equity Award Opportunity Provided to Proxy Officers in Fiscal 2010. To focus our proxy officers on key milestones in the company’s long-term strategic growth plan, in October 2009, the Committee provided our proxy officers the special grant of Strategic Goal RSUs, with vesting tied to goals based on the following key, long-term strategic goals:
  cumulative gross profit for SmartStax® corn for fiscal years 2010, 2011 and 2012;
  cumulative gross profit for Roundup Ready 2 Yield® soybeans for fiscal years 2010, 2011 and 2012; and
  commercialization of Drought 1 corn by the end of fiscal 2012.
The Committee structured the grant to also include a four-year service requirement, extending one year beyond the performance period, as an additional retention tool for ensuring continuity of our leadership during a critical performance period. The Strategic Goal RSUs and grant opportunities are discussed on page 45.

Principles and Practices Underlying Our Officer Compensation Program

Core Principles
Our board delegates to the Committee responsibility for establishing compensation policies and programs for all of our employees. The core principles underlying the Committee’s approach to compensation are as follows:
  align management’s interests with the long-term interests of shareowners;
  encourage employees to behave like owners and reward them when long-term shareowner value is created;
  provide reward systems that are simple, credible and common across our organization;
  design compensation programs with the appropriate balance of risk and reward in relation to our company’s overall business strategy;
  promote creativity, innovation and reasonable risk-taking to achieve outstanding business results;
  encourage our employees to continually improve their capabilities to deliver business results;
  reward for results rather than on the basis of seniority, tenure or other entitlement;
  attract and retain top talent at all levels around the globe; and
  make our company a great place to work that values diversity and inclusiveness.
The Committee regularly reviews our officer compensation strategies, policies and programs to assure the program continues to meet its core principles.

Role of Management
Management provides data, analyses, input and recommendations to the Committee through our CEO and our executive vice president of human resources (our “EVP-HR”). Our internal people committee, a committee established by our board consisting of senior officers described on page 20, provides input to the Committee (through our CEO and EVP-HR) regarding the design and funding of our broad-based AIP in which our proxy officers also participate. Our CEO and EVP-HR provide input on various values for the Committee to consider when determining each component and the total amount of our proxy officers’ compensation, and our EVP-HR provides input on various values for the Committee to consider when determining each component and total value of our CEO’s compensation. The Committee gives significant weight to our CEO’s evaluation of each proxy officer’s performance and recommendations of appropriate compensation (other than his own). Neither the internal people committee nor any of its members (including our CEO and EVP-HR) determines any component of compensation for any officer; these responsibilities reside only with the Committee.

35	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Role of Consultants

Independent Committee Consultant. The Committee has engaged an outside, independent executive compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to advise and counsel the Committee. For example, in fiscal 2010, Cook & Co. provided the Committee an overview of executive compensation trends and regulatory developments, and provided advice and counsel on changes to the company’s change of control employment agreements. Cook & Co. provides no services to our company other than those provided directly to or on behalf of the Committee.

At the Committee’s direction, management provides all Committee materials to Cook & Co. and discusses all materials and recommendations with the consultant in advance of each Committee meeting or communication. Cook & Co. considers the information and reports to the Committee chairperson, specifically identifying any issues or concerns. The Committee considers Cook & Co.’s input as part of its decision-making processes. The Committee’s independent consultant attended each of the fiscal 2010 Committee meetings, either in person or via teleconference.

Management Consultant. Our EVP-HR and his staff retains and works with Towers Watson & Co. (“Towers”) to provide various calculations, comparator group data and general market data used by the Committee in its decision-making processes. The Committee periodically requests our EVP-HR and his staff to seek Towers’ input or recommendation with respect to a specific practice, program or arrangement under consideration by the Committee. To assist the Committee in its decision-making processes, management may also independently seek Towers’ input on various matters to provide information to the Committee. Towers also provides consulting, actuarial and other compensation and employee benefits-related services to our company.

Data Considerations

Comparator Group Data. The Committee targets each proxy officer’s total direct annual compensation to the median range for comparable positions in our comparator group (which it considers generally to be 90%-110% of the median), and seeks to drive company financial performance that is in the upper quartile of our comparator group. The Committee structures our officer compensation program so that outstanding performance measured against our compensation plans’ metrics and associated goals generates total direct annual compensation above the median range; conversely, achievement below compensation plan goals generates total direct annual compensation below the median range, all in support of its pay-for-performance philosophy. The Committee also considers comparator group data when determining compensation practices.

The Committee may adjust a component of a proxy officer’s pay or total direct annual compensation above or below the median range to acknowledge the experience and value he brings to the role, sustained high-level performance, demonstrated success in meeting key financial and other business objectives, and the amount of his pay relative to the pay of his peers within our company. The differences in compensation levels among our proxy officers are primarily attributable to the differences in the median range of compensation for similar positions in our comparator group data and the Committee’s assessment of each position’s internal value.

Our comparator group consists of companies having one or more of the following characteristics which the Committee considers essential to our success:
  science-based, research-focused, organization from the biotechnology, pharmaceutical or related industry;
  specialty or diversified chemical company having a line of business requiring ongoing introduction of new products; or
  brand-focused general industry leader.
36	2010 PROXY STATEMENT	MONSANTO COMPANY

The Committee reviews the composition of our comparator group annually. The following companies constitute our comparator group for fiscal 2010 proxy officer compensation:

3M Co. Abbott Laboratories* Allergan Inc.* Amgen Inc.* Ashland Inc. Baxter International Inc.* Becton, Dickinson and Co. Biogen Idec Inc.	Boston Scientific Corp.* Bristol-Myers Squibb Co.* Colgate-Palmolive Co. Dow Chemical Co. E.I. du Pont de Nemours and Co. Ecolab Inc. Eli Lilly and Co.*	Forest Laboratories Inc.* General Mills Inc. Genzyme Corp.* Gilead Sciences Inc.* Kellogg Co. Medtronic Inc.* PPG Industries Inc. St. Jude Medical Inc.

For fiscal 2010, our comparator group no longer included Schering-Plough (which merged with Merck & Co., Inc. in November 2009) and Wyeth (which merged with Pfizer Inc. in October 2009). Also, when evaluating Dr. Fraley’s compensation, the Committee considers a subset of our comparator group (denoted by an * above), representing technology-based companies. The Committee believes that the group of noted companies better represents his role within our organization, technology’s impact on our business and the market in which our company competes for scientific talent.

When determining our proxy officers’ fiscal 2010 compensation, the Committee reviewed data comparing our size and performance to the comparator group with respect to key publicly available financial metrics (such as revenue, market capitalization, EPS growth and total shareowner return) consistent with our philosophy. The data was adjusted, generally using regression analysis, to account for differences in revenue size for each position relative to the comparator company positions. (Our revenues approximated the median and our market capitalization approximated the 75th percentile of the comparator group companies.)

Tally Sheets and Wealth Accumulation Analyses. At the Committee’s direction, our EVP-HR and his staff prepared a presentation of total compensation, a “tally sheet,” for each proxy officer for the Committee to consider when determining our fiscal 2010 officer compensation program. Management also prepared a wealth accumulation analysis for each proxy officer for the Committee to consider total earnings and potential earnings under our past, present and anticipated compensation programs.

The Committee used the tally sheets to evaluate each proxy officer’s total compensation, as well as the impact of company performance on compensation. The information for each proxy officer included:
  a summary of total compensation;
  the value of each component of compensation, including benefits and perquisites;
  value realized in the prior fiscal year from equity-based long-term incentive awards, including stock option exercises and vesting of performance-based restricted stock units;
  the value of lump sum payments and benefits upon termination of employment in various scenarios;
  potential value of vested and unvested equity awards at various stock prices; and
  the potential value of all vested and unvested outstanding equity-based long-term incentive awards.
The Committee used the wealth accumulation analyses to evaluate total compensation and potential compensation under our past, present and anticipated compensation and benefit plans. The information included, for our fiscal 2009 proxy officers, a summary of total compensation over the previous five fiscal years and projected anticipated compensation for the next five fiscal years, assuming that current components of our officer compensation program and opportunity levels remain constant.

37	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

The Committee used both the tally sheets and wealth accumulation analyses to evaluate whether:
  the program or accumulation of wealth reflects company operating performance and a correlation to changes in shareowner value;
  the individual proxy officer’s total compensation and accumulated wealth reflect his performance; and
  the overall program and its individual elements are working, or whether there are appropriate adjustments to the program or an individual proxy officer’s compensation.
After considering all of the information, the Committee determined that our officer compensation program continues to meet the Committee’s core compensation principles described above and made no changes to the overall structure of the program or any individual element of pay.

Equity Grant Considerations and Practices
The Committee and its independent consultant regularly review our equity grant practices to assure alignment with what they believe constitute best practice guidelines. The company makes equity grants under our shareowner-approved 2000 long-term incentive plan or 2005 long-term incentive plan. The grant date is the date the Committee approves the grants. Stock options are granted with an exercise price equal to the fair market value of a share of our common stock on the grant date, which the Committee has determined to be the closing price on the NYSE on that date.

The Committee approves the individual components of our annual executive compensation program, including the grant of stock options and restricted stock units, at its regularly-scheduled October meeting. When determining the size of equity-based awards to our officers and total number of shares available for equity-based award grants for all management employees for the fiscal year, the Committee considers the:
  projected impact on our company’s earnings for the anticipated fiscal year grants and outstanding grants from prior years;
  value of anticipated fiscal year grants to all management employees compared to those of our comparator group;
  proportion of our total shares outstanding (our “run rate”) used for annual employee long-term compensation programs in relation to the median proportions of other companies in our comparator group; and
  potential voting power dilution to our shareowners (our “overhang”) in relation to the median practice of companies in our comparator group.
Our run rate and overhang levels for equity grants to our proxy officers and other employees are significantly below the median levels of our comparator group.

Deductibility of Performance-Based Compensation
The Committee structures and administers our annual and long-term incentive compensation plans and arrangements for our proxy officers to maximize the tax deductibility of the payments as “performance-based” compensation under Code Section 162(m), to the extent practical. For example, we maintain our Code Section 162(m) Annual Incentive Plan for Covered Executives, which we refer to as our “Code Section 162(m) Plan.” The shareowner-approved plan provides that a proxy officer who is subject to Code Section 162(m) is eligible for an AIP award only if the Committee certifies that the company attained the pre-established corporate net income performance goal for the fiscal year performance period. Under our Code Section 162(m) Plan, the maximum AIP award the officer may receive is .75% of corporate net income for the performance year; however, the Committee determines the actual amount of the award under the terms of the AIP through the exercise of negative discretion. Similarly, the terms and conditions of the Financial Goal RSUs granted to our proxy officers provide that units are eligible for vesting only if the Committee certifies that the company attained

38	2010 PROXY STATEMENT	MONSANTO COMPANY

the pre-established Code Section 162(m) performance goal of positive net income for the two-year performance period. If the corporate net income performance goal has been attained, the Committee determines the actual number of units that will vest (which may range from zero to 200%) under the terms and conditions of the Financial Goal RSUs.

Details of Our Fiscal 2010 Officer Compensation Program

The structure, material elements and objectives of our officer compensation program did not change from fiscal 2009 to fiscal 2010. The Committee again designed the program to focus our proxy officers on leading our entire organization toward achieving short-term and long-term financial and strategic goals, and increasing shareowner value, without encouraging excessive risk taking. However, given the expected difficult year for our business, the Committee tailored the program so that pay opportunities would reflect lower performance objectives, yet take into account key strategic priorities. Fiscal 2010 compensation actually paid to our proxy officers was below target and reflected our fiscal 2010 financial performance and the Committee’s pay-for-performance philosophy.

Base Pay
When determining calendar year 2010 base pay for our CEO and other proxy officers, the Committee reviewed calendar year 2009 base pay in relation to the median range of base pay for comparable positions in our comparator group. The Committee determined that given market conditions and expected fiscal 2010 company performance, no base pay increases would be provided to any proxy officer other than Mr. Casale. The Committee determined to provide Mr. Casale a 7.3% increase in annual base pay, effective in January 2010, to recognize his new role as our CFO (which he assumed on September 1, 2009) and to better align his base pay with the comparable position in our comparator group.

2010 Base Pay Highlight
No calendar year 2010 base pay increase for proxy officers, except for our new CFO

The “Summary Compensation Table” at page 49, sets forth the base pay paid to each proxy officer during our fiscal 2010.

Annual Incentive Plan

Overall Design and Metrics Retained. Our proxy officers participate in the same annual incentive plan in which most of our employees participate. For our fiscal 2010 Annual Incentive Plan (our “AIP”), the Committee maintained the design of our previous years’ plans, including the performance goal metrics and relative weightings. In the Committee’s view, the plan continues to focus our entire organization on delivering key financial results and strategic business outcomes, and is clearly understood by our employees. The narrative to the “Grants of Plan-Based Awards Table” beginning at page 54, sets forth the design of our AIP.

2010 AIP Highlights
Reduced officer award opportunities by 25% No AIP awards ($0) paid to proxy officers Financial metrics: net sales, EPS and cash flow

39	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Under the terms of our AIP, the Committee determines the size of the plan’s award pool—the amount of money available for paying awards – by evaluating the company’s fiscal year performance against pre-established financial goals for the following metrics: net sales, EPS and cash flow. The Committee believes that these metrics and relative weightings focus the organization on desired performance for the following reasons:

	Weighting
	(% of pool
Performance	funding
Metric	opportunity)	Rationale
Net Sales	10%	Net sales measures the growth of the business, both organically and through acquisitions, and provides an indication of future success
EPS	50%	EPS sets the growth expectation for our shareowners. We use EPS as the key accounting measure and evaluation of how our company is performing; therefore, EPS (as may be adjusted) encompasses one-half of the plan’s overall funding opportunity
Cash Flow	40%	We believe cash flow measures the true value of our business. Our ability to translate earnings to cash indicates the health of our business and allows our company to invest for the future of the business as well as return value to shareowners

The AIP metrics for determining company performance against goals are derived from our financial statements which follow generally accepted accounting principles. However, in evaluating performance, the Committee may exercise discretion in determining whether pre-established goals have been attained. For example, the Committee may consider certain items or events as extraordinary and exclude them in evaluating our performance against EPS and cash flow goals, as described on page 55. The Committee believes that retaining discretion to adjust the calculation of performance results to exclude items it considers extraordinary, encourages management’s willingness to take actions that may limit short-term company performance, yet support long-term growth in the best interests of our shareowners.

The terms of the AIP provide that if the company’s fiscal year performance is below the threshold level for each plan metric, yet the company pays quarterly dividends during the fiscal year, the award pool will fund at 20% of target-level of funding. The Committee included this feature in the design of the AIP to motivate and reward selected employees in years when business results are below forecasts.

The AIP provides that the award pool is allocated among participating employees based on individual annual incentive award opportunities, business unit performance against pre-established goals, and individual performance during the year. The Committee determines award amounts for our proxy officers. In making its determinations, the Committee considers the company’s overall financial results measured against each AIP metric, and evaluates each officer’s performance against key business priorities and performance of the business unit he leads. The Committee may exercise discretion when determining whether a proxy officer should be paid an AIP award and, if so, the amount of the award (within the parameters of our Code Section 162(m) Plan).

Fiscal 2010 AIP Financial Goals and Proxy Officer Target Award Opportunities Reflect Business Expectations.

     Financial Goals. When determining the threshold, target and outstanding financial goals for each AIP metric, the Committee focused on calibrating performance levels and potential award payouts to motivate and reward employee performance, yet recognize this year’s lower performance objectives. This was especially important to the Committee given the difficult financial environment, the competitive variables in the agricultural chemistry sector, and our plans for key product launches for our seed and traits business through fiscal 2012.

Consistent with past practice, the Committee set AIP target-level performance goals to correspond to our fiscal 2010 budget, even though budget was below our fiscal 2009 actual results for each metric. Since achievement of target-level goals would require little or no growth over fiscal 2009 actual performance, the Committee set outstanding-level goals at proportionately higher levels relative to target performance than for our 2009 AIP,

40	2010 PROXY STATEMENT	MONSANTO COMPANY

thus making achievement of outstanding-level funding of the award pool relatively more difficult to attain. For example, the EPS outstanding-level goal was set at 29% above the target-level goal so that outstanding-level funding for the EPS metric would require performance no less than fiscal 2009 actual performance. In comparison, the 2009 AIP EPS outstanding-level goal was 12% above the target-level goal.

With respect to threshold-level goals, the Committee narrowed the range between the threshold and target-level EPS goals to further motivate employee performance to support shareowner value. The Committee maintained the same range between the threshold and target levels for net sales, and widened the range for cash flow in recognition of the uncertain financial environment facing our business and to encourage achievement.

In addition to the AIP goals, the Committee also established a fiscal 2010 performance goal under our Code Section 162(m) Plan to maximize the tax deductibility of any AIP awards to our proxy officers subject to Code Section 162(m). The Committee established a goal of $1,496 million of corporate net income, which corresponds to 90% of the AIP threshold-level EPS goal. The Committee determined that establishing the goal at this level represents the lowest level of performance at which the Committee would consider paying an AIP award to these proxy officers.

The following chart shows our fiscal 2009 financial results applying the fiscal 2009 AIP’s metrics for the net sales, EPS and cash flow goals; the fiscal 2010 AIP performance goals; and our fiscal 2010 actual financial results, applying the fiscal 2010 AIP metrics.

Summary of AIP Goals and Actual Results
	2009 AIP	2010 AIP
		Threshold		Outstanding
	Actual Results	Level Goals as %	Target	Level Goals as %	Actual Results
	(Using	of Target	Level Goals	of Target	(Using
Financial Metrics	AIP Definitions)	(35% Funding)	(100% Funding)	(200% Funding)	AIP Definitions)
Net sales (Millions)	$11,724	91%	$12,066	108%	$10,502
EPS	$4.41	88%	$3.40	129%	$2.41
(results reflect adjustments)
Cash flow (Millions)	$1,366	84%	$950	120%	$564
(fiscal 2009 results reflect adjustments)

     Proxy Officers’ Target Award Opportunities (as a Percentage of Base Pay) Reduced by 25%. When determining each of our proxy officer’s AIP award opportunity, the Committee considered the lower financial performance expectations for fiscal 2010, the associated revisions to the relative performance standards for the AIP performance goals and the overall cost of the AIP. After careful deliberation around pay for performance, in addition to risk and retention, the Committee determined to reduce each proxy officer’s AIP award opportunity percentage by 25% from his full-value fiscal 2010 AIP opportunity, even though the award opportunities would be below competitive median range. Under the terms of our AIP, the AIP award opportunity is applied to the proxy officer’s base pay in effect on August 31, 2010.

41	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Minimal Fiscal 2010 AIP Funding; No AIP Awards Paid to Our Proxy Officers.

     Funding of Award Pool. In October 2010, the Committee reviewed our fiscal 2010 financial results and performance against the AIP goals and determined that we did not meet the threshold-level of performance with respect to any of the plan metrics. However, under the terms of the AIP, since the company paid dividends with respect to each of our fiscal 2010 quarters, the Committee funded the AIP award pool at approximately 20% of target-level funding, excluding funding opportunities relating to our proxy officers and other officers.

     Proxy Officers Paid No AIP Awards. The company did not achieve the Code Section 162(m) Plan fiscal 2010 performance goal of $1,496 million of corporate net income. Therefore, under the terms of that plan, those of our proxy officers subject to Code Section 162(m) were ineligible for an AIP award. Also, our CEO recommended to the Committee that none of our officers be paid an AIP award. The Committee considered Mr. Grant’s recommendation and our below-threshold performance with respect to the AIP net sales, EPS and cash flow goals. The Committee determined that no proxy officer or other officer would receive an AIP award.

Fiscal 2010 AIP for Our Proxy Officers
	2010 AIP Award Opportunity
	At Target Performance
	(reflects full-value	At Target Performance		2010 Actual
	award opportunity)	(reflects 25% reduction to award opportunity)		Award Paid
Name	% of Base Pay	% of Base Pay	Dollar Amount	Dollar Amount
Hugh Grant	125%	93.75%	$1,316,044	$0
Carl M. Casale	80%	60.0%	$354,000	$0
Brett D. Begemann	80%	60.0%	$324,000	$0
Robert T. Fraley, Ph.D.	80%	60.0%	$360,000	$0
David F. Snively	70%	52.5%	$252,000	$0

Long-Term Incentive Awards

Overall Design and Metrics Retained; Value Delivered in Stock Options and Financial Goal RSUs. For fiscal 2010, the Committee maintained the structure and design of the long-term incentive component of our proxy officers’ total direct annual compensation, by delivering award opportunities in the form of stock options and Financial Goal RSUs. The Committee believes that providing a mix of stock options and Financial Goal RSUs focuses our proxy officers on creating shareowner value and driving sustainable results.
  Stock Options. 75% of the long-term incentive annual award opportunity was converted to a number of stock options by dividing the opportunity by the estimated Black-Scholes value of our stock on the October 26, 2009 grant date (equal to 40% of the fair market value of a share of our stock).
2010 Long-Term Award Highlights

  Reduced officer award opportunities by 25%
  Opportunity delivered through stock options (75%) and Financial Goal RSUs (25%)
  Financial Goal RSU Metrics: EPS, cash flow, ROC
  No value to officers for Financial Goal RSUs covering fiscal 2009-2010 performance

42	2010 PROXY STATEMENT	MONSANTO COMPANY

  Financial Goal RSUs. The remaining 25% of the long-term incentive annual award opportunity was converted to a number of Financial Goal RSUs by dividing the opportunity by the closing price of a share of our stock on the NYSE on the October 26, 2009 grant date. This represents the number of Financial Goal RSUs that will vest if all performance goals are met at the target performance level. The actual number eligible for vesting may be as high as 200% if the outstanding-level performance on all performance goals is achieved, or as low as zero if the threshold-level performance on all performance goals is not achieved. Financial Goal RSUs are eligible for vesting after a three-year service requirement (i.e. on August 31, 2012). The Committee believes that the extended service period focuses our proxy officers on sustained achievement and supports retention objectives. See pages 52 and 56 in the “Grants of Plan-Based Awards” section for more detail regarding the operation of our Financial Goal RSUs.
     Metrics Retained. The design of the Financial Goal RSUs remained the same as in previous years, including the performance goal metrics and relative weightings. In the Committee’s view, the metrics continue to focus our proxy officers on achieving longer-term financial results. The Committee determines the number of Financial Goal RSUs eligible for vesting based upon the Company’s performance against pre-established financial goals for the following metrics: EPS, cash flow and ROC. The Committee believes that these metrics focus our proxy officers on desired performance for the following reasons:

Weighting
Performance	(Portion of funding
Metric	opportunity)	Rationale
EPS	One-Third (1/3)	EPS sets the expectation for our shareowners of our company’s success. We use EPS as the key accounting measure and evaluation of how our company is performing
Cash Flow	One-Third (1/3)	Cash flow measures the true value of our business. Our ability to translate earnings to cash allows our company to invest for the future of the business as well as to return value to shareowners
ROC	One-Third (1/3)	ROC is another key measure of our ability to return value to our shareowners by ensuring capital investments, acquisitions and other uses of our capital are focused on profit growth

  See “Annual Incentive Plan” on pages 54-55 for additional information on the items the Committee may, in its discretion, exclude as extraordinary for purposes of the EPS and cash flow calculations.
Goals Reflect Business Expectations. In connection with its approval of the above metrics, the Committee established cumulative performance goals for each metric to be achieved over the fiscal 2010 - 2011 performance period. The Committee established target-level performance goals in line with our fiscal 2010 budget (even though budget was below our fiscal 2009 actual performance with respect to each metric) and our fiscal 2011 long-range business plan. Threshold performance levels were set in the same proportions relative to target performance as in past years. In consideration of our plans for strategic transformation of our seeds and traits business through fiscal 2012, the Committee widened the performance range between the plan’s target performance level and outstanding performance levels. At the time the goals were established, the Committee anticipated that given the Company’s expectations for lower financial performance in fiscal 2010, attainment of the goals would be difficult to achieve. Attainment of each of the goals at each performance level would require limited decline in performance for fiscal 2010 compared to fiscal 2009 and significant, double-digit growth in fiscal 2011 compared to fiscal 2010.

43	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Proxy Officers’ Target Award Opportunities Reduced by 25%. Similar to its reasons for reducing our proxy officers’ target award opportunities under our AIP, the Committee determined to reduce each proxy officer’s long-term incentive annual award opportunity by 25% to reflect lower absolute company performance expectations for fiscal 2010. For each of Mr. Grant, Mr. Begemann, and Dr. Fraley, the Committee first determined to maintain his fiscal 2009 long-term incentive award opportunity and then applied the 25% reduction (i.e. 75% of his fiscal 2009 long-term incentive award opportunity), even though the award opportunities would be below competitive median range opportunities. For each of Mr. Casale and Mr. Snively, the Committee determined to first increase his unreduced long-term award opportunity to better align with the comparator group (and, in the case of Mr. Casale, to recognize his new responsibilities as our CFO), and then applied a 25% reduction.

Fiscal 2010 Stock Option and Financial Goal RSU Opportunities for Our Proxy Officers
	2010 Long-Term Award Opportunities
		Total Reduced	Stock Options	Financial Goal RSUs
	Total Full-Value	Award Opportunities	(75% of Total Reduced	(25% of Total Reduced
Name	Award Opportunities	(reflects 25% reduction)	Opportunities)	Opportunities)
Hugh Grant	$7,500,000	$5,625,000	$4,218,750	$1,406,250
Carl M. Casale	$1,700,000	$1,275,000	$956,250	$318,750
Brett D. Begemann	$1,500,000	$1,125,000	$843,750	$281,250
Robert T. Fraley, Ph.D.	$2,500,000	$1,875,000	$1,406,250	$468,750
David F. Snively	$1,300,000	$975,000	$731,250	$243,750

Performance Determination for Fiscal 2009 Financial Goal RSU Grant

Financial Goal RSUs granted to our proxy officers in October 2008 as part of their fiscal 2009 compensation incorporated cumulative performance goals for the fiscal 2009-2010 performance period. The Committee established target-level goals for each performance metric based upon our prior year results, annual budget and long-range business plan at the time. When the goals were established, the Committee anticipated that given the growth required for our company to achieve target-level performance with respect to each metric, the goals would be difficult to attain. In October 2010, the Committee determined that we performed below the threshold level for each of the EPS, cash flow and ROC goals, and as a result, performance against the goals was 0%. Therefore, our proxy officers will not vest in any of the Financial Goal RSUs.

Fiscal 2009 Financial Goal RSU Grant Summary of Goals
	Financial Goal RSUs Performance Metrics
	Financial Goals			Actual Results
	Threshold	Target	Outstanding	(Using Plan
2009 Fiscal Year Grant	Performance	Performance	Performance	Definitions) and
for fiscal 2009 and 2010 Performance	(50% of Units)	(100% of Units)	(200% of Units)	Adjustments
Cumulative EPS (1/3 of Units)	$8.31	$9.23	$10.15	$6.82
Cumulative cash flow (Millions) (1/3 of Units)	$3,493	$3,880	$4,269	$1,930
Average ROC (1/3 of Units)	22.0%	24.4%	26.9%	19.2%

Vesting of Fiscal 2008 Financial Goal RSUs

On August 31, 2010, our proxy officers achieved the three-year service requirement with respect to the vesting of the Financial Goal RSUs granted in October 2007 as part of their fiscal 2008 compensation, and earned based on company performance during the fiscal 2008-2009 performance period. The awards were distributed

44	2010 PROXY STATEMENT	MONSANTO COMPANY

in shares of our company stock. The value of the awards declined during the one-year additional holding period following the performance determination date (August 31, 2009), consistent with the decline in our stock price during that period.

Additional Performance-Based Equity Award Opportunity Awarded in October 2009

Strategic Goal RSU Design and Goals
In the challenging economic environment preceding October 2009, the Committee believed it was crucial to focus our proxy officers on leading the company to accomplish certain strategic priorities: doubling gross profit by fiscal 2012 (from our fiscal 2007 base) and creating long-term shareowner value during a potentially transformative period for our corn and soy platforms. To further this objective, the Committee granted our proxy officers Strategic Goal RSUs in addition to their traditional fiscal year equity grants.

The Committee discussed the design of the Strategic Goal RSU program over the course of several meetings, with particular attention on essential performance measures, the cost of the program and the appropriate balance of risk and reward in relation to our overall business strategy. The Strategic Goal RSUs were premised on performance criteria relating to cumulative gross profit for SmartStax® corn and Roundup Ready 2 Yield® soybeans for the fiscal years 2010, 2011 and 2012 performance period, and the commercialization of drought-tolerant corn by the end of fiscal 2012. The Committee also included a four-year service period as an additional retention tool for ensuring continuity of leadership during this critical performance period.

The Committee awarded Strategic Goal RSUs to each proxy officer, with a value equal to his reduced fiscal 2010 long-term incentive award opportunity. The Committee determined that the value of each proxy officer’s Strategic Goal RSU grant was appropriate given the challenging accomplishments necessary to successfully launch the next generation of products in our seeds and genomics segment over the next several years. The Committee also determined that the grant value was appropriate for retention purposes given the four-year service period.

Other Arrangements, Policies and Practices Related to Our Officer Compensation Program

Change-of-Control Employment Agreements
Our company has entered into employment agreements with our proxy officers that become effective upon a change of control of our company, as described in the “Potential Payments Upon Termination or Change of Control” section beginning on page 65. The Committee believes that the agreements serve the interests of our company and its shareowners by ensuring that if a hostile or friendly change of control is ever under consideration, our proxy officers will be able to advise our board about the potential transaction in the best interests of shareowners, without being unduly influenced by personal considerations of losing their jobs. At least annually, the Committee reviews the potential cost and the terms of the agreements, in addition to the list of other officers and executives eligible for the agreements.

45	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

In August, as the culmination of a process undertaken by the Committee to review the terms of our change of control arrangements in light of governance trends and market developments, our board of directors adopted changes to the agreements. Most significantly, the changes:
  reduce benefits in the event of a change of control, including a phase-out of excise tax gross-ups;
  eliminate severance payments intended to provide value equivalent to three years of continued participation in our retirement plans; and
  narrow the circumstances under which an executive can voluntarily terminate employment for “good reason” and receive severance benefits.
Retirement and Welfare Benefits
The company provides our proxy officers with the same employee benefits as all our U.S. regular employees under our broad-based plans. These benefits include tax-qualified and non-qualified pension and savings plans, health benefits, life insurance, and other welfare benefits. Base salary and regular annual incentive awards, but not long-term compensation or the value of perquisites, are treated as eligible pay under the terms of our U.S. pension and savings plans. In the U.S., the company sponsors tax-qualified pension and savings plans, as well as non-qualified “parity” pension and savings plans providing benefits to all employees whose benefits under the tax-qualified plans are limited by the Code. The company does not provide our proxy officers with any special retirement or welfare plan benefits that are not provided to other employees, other than increased coverage under our travel accident insurance plan and the executive medical plan, which we consider to be perquisites and which are discussed on pages 50-51. The Committee adopted the executive medical plan to encourage our proxy officers and other officers to maintain or improve their health and productivity. Mr. Grant is eligible for a disability benefit under the terms of our Third Country National (“TCN”) Retirement Plan, which from January 1, 1983 to October 31, 2002 was our regular, non-qualified pension plan designed to protect retirement benefits for employees who were transferred from their home to another country at the company’s request. The provisions of the disability benefit are described in footnote 5 to our “Potential Effect on Compensation Upon Termination or Change of Control Table” on page 75.

Perquisites
The company provides our proxy officers with limited perquisites, the most significant of which is access to the company’s aircraft for personal flights. Most of these personal flights result from our board’s requirement that our CEO travel on the company’s aircraft for security reasons. Personal use of the company’s aircraft by other proxy officers is allowed on a limited basis with the prior approval of our CEO. When considering Mr. Grant’s total compensation, the Committee eliminated the company’s payment of his annual club membership dues (for business and personal use) and associated tax gross-up beginning with fiscal 2010. The Committee’s decision reflected its decision to reduce the number of officer perquisites and a consideration of executive compensation trends. Further discussion of the perquisites provided to our proxy officers is included on pages 50-51. Perquisite values are not considered for purposes of determining any annual incentive award or retirement benefit or any other benefit payment.

Recoupment Policy
In order to further align management’s interests with the interests of shareowners and support good governance practices, our board adopted a recoupment policy applicable to annual incentive awards, performance-based RSUs and other performance-based compensation to our proxy officers. The policy generally provides that in the event our company is required to prepare an accounting restatement due to our company’s material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct or an error (as determined by the members of our board who are considered independent for purposes of the listing standards of the NYSE), our company may, in the exercise of its discretion (as determined by such board members) take action to recoup the amount by which such award exceeded the payment that would have been made based on the restated financial results. Our company’s right of recoupment expires unless demand

46	2010 PROXY STATEMENT	MONSANTO COMPANY

is made within three years following payment of the award, and does not apply to stock options, restricted stock or other securities that do not have performance-vesting criteria. A copy of our current policy was filed as Exhibit 10.27 to our annual report on Form 10-K for the fiscal year ended August 31, 2009.

Prohibition on Derivative Trading
Our company prohibits derivative transactions in our company stock by officers, directors and their families. Specifically, they may not, at any time:
  trade in any puts, calls, covered calls or other derivative products involving company securities;
  engage in any hedging or monetization transactions with respect to company securities; or
  hold company securities in a margin account or pledge company securities as collateral for a loan, provided, however, that our officers may pledge company securities as collateral for a loan obtained in connection with the exercise of stock options granted by our company. Any such loans must be made independent of any arrangements facilitated by us.
Proxy Officer and Key Employee Stock Ownership Requirements
We have stock ownership requirements for our proxy officers and other key employees to align their interests with those of our shareowners. The Committee reviews the terms of the ownership requirements and ownership levels at least annually. The stock ownership requirements for our executives are calculated as a fixed number of shares using the ownership requirement multiple, the executive’s calendar year annual base salary as of a certain date, and the stock price as of a fixed date. The ownership requirement multiple for our CEO is five times annual base pay, and for our other proxy officers is three times base pay. The Committee last re-calibrated ownership requirements on June 27, 2006 to reflect then-current base salaries and company stock price, which was $38.325. Mr. Snively became subject to a requirement to hold three times annual base pay on September 1, 2006; his ownership requirement was based on a company stock price of $47.16.

Shares may be counted toward the policy’s ownership requirements whether held directly or through a spouse, retirement plan or retirement account; provided that shares pledged as security for a loan, stock options, restricted stock and restricted stock units issued after September 1, 2008, and performance-RSUs for which performance has not yet been determined will not be counted toward the policy’s ownership requirements.

Until an executive has met the stock ownership requirement, he or she must retain 25% of the pre-tax number of shares received upon exercise of a stock option, vesting of restricted stock or settlement of RSUs or other equity-based award granted under our long-term incentive plans. The Committee reviews progress toward meeting the ownership requirements at least annually. As of the date of this proxy statement, each of our proxy officers has met his ownership requirements.

Summary Compensation Table and Narrative Disclosure

The narrative, table and footnotes below describe the total compensation paid to each of our proxy officers. The components of the total compensation reported in the Summary Compensation Table are described below. For information on the role of each component within the total compensation package, see the description under “Compensation Discussion and Analysis.”

Salary

This column represents the base salary earned during the fiscal years indicated by each of our proxy officers.

47	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Stock Awards

This column represents the aggregate fair value, as of the date of grant, for restricted stock units and performance-RSUs granted to each of the proxy officers in the fiscal years indicated. Fair value is calculated in accordance with the requirements of the Compensation-Stock Compensation topic of the ASC. Amounts reported in this column do not factor in an estimate of forfeitures related to service-based vesting conditions and may not represent the amounts the proxy officers will actually receive from these awards. The assumptions used in determining the fair value of the awards are set forth in Note 20 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. Additional information regarding the awards is set forth below under “Grants of Plan-Based Awards” and the “Outstanding Equity Awards at Fiscal Year-End Table.”

Option Awards

This column represents the aggregate fair value, as of the date of grant, for option awards granted to each of our proxy officers in the fiscal years indicated. Fair value is calculated in accordance with the requirements of the Compensation-Stock Compensation topic of the ASC. Amounts reported in this column do not factor in an estimate of forfeitures related to service-based vesting conditions and may not represent the amounts the proxy officers will actually receive from these awards. The assumptions used in determining the fair value of the awards are set forth in Note 20 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010.

Non-Equity Incentive Plan Compensation

This column represents cash awards earned by our proxy officers during the respective fiscal year under the applicable annual incentive plan, which were paid in November of the subsequent fiscal year. Our annual incentive plans are discussed in further detail on pages 54-55 and under “Compensation Discussion and Analysis” beginning on page 39.

Change In Pension Value and Nonqualified Deferred Compensation Earnings

This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans during the respective fiscal years for each of our proxy officers. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our financial statements, as is set forth in the “Pension Benefits Table” beginning on page 63. This column also includes interest earned under our Deferred Payment Plan (which is set at the average Moody’s Baa Bond Index Rate in effect during the prior calendar year) to the extent that it exceeds 120% of the applicable federal long-term rate. The Deferred Payment Plan is discussed in further detail under “Non-Qualified Deferred Compensation Table” beginning on page 65.

All Other Compensation

This column represents all other compensation for each proxy officer for the respective fiscal years not reported in the previous columns, such as company matching contributions to our savings and deferred compensation plans and the aggregate incremental costs of providing certain perquisites and benefits, as discussed below under “All Other Compensation.”

48	2010 PROXY STATEMENT	MONSANTO COMPANY

Summary Compensation Table
						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($) 1, 2	($) 1	($)	($) 3	($) 4	($)
Hugh Grant	2010	1,409,179	7,032,241	3,583,784	0	775,9415	371,196	13,172,341
Chairman of the Board,	2009	1,391,356	1,875,767	5,902,039	1,070,382	898,8595	564,214	11,702,617
President and Chief Executive Officer	2008	1,286,019	1,734,086	4,406,762	3,326,796	—5	644,503	11,398,166
Carl M. Casale	2010	577,808	1,594,060	812,356	0	403,514	69,110	3,456,848
Executive	2009	544,808	375,690	1,180,633	275,000	412,964	114,767	2,903,862
Vice President and Chief Financial Officer	2008	523,462	2,191,373	953,228	780,000	75,380	151,622	4,675,065
Brett D. Begemann	2010	542,077	1,406,731	716,757	0	342,729	45,344	3,053,638
Executive	2009	532,943	375,690	1,180,633	265,000	355,054	90,183	2,799,503
Vice President, Seeds and Traits	2008	500,289	2,140,832	826,249	750,000	71,579	122,158	4,411,107
Robert T. Fraley, Ph.D.	2010	602,308	2,344,787	1,194,755	0	543,612	92,771	4,778,233
Executive	2009	593,173	625,256	1,967,471	300,000	616,054	131,495	4,233,449
Vice President and Chief Technology Officer	2008	566,827	2,895,415	1,588,714	840,000	187,040	187,769	6,265,765
David F. Snively	2010	481,846	1,219,403	621,397	0	253,140	42,855	2,618,641
Executive
Vice President, Secretary and General Counsel 6

1	Amounts for fiscal 2009 and fiscal 2008 have been re-calculated in accordance with changes to the SEC rules adopted in December 2009 and therefore do not match the amounts shown in our fiscal 2009 proxy statement. As required by the SEC and as described above, we are reporting the full fair value of these awards at the grant date, whereas in prior years, we reported the amount recognized as compensation expense during the respective fiscal year.

2	Stock awards for fiscal 2010 include a special grant of Strategic Goal RSUs, in addition to an annual award of Financial Goal RSUs granted as part of each proxy officer’s fiscal 2010 total direct annual compensation. The award value of the Financial Goal RSUs granted to each proxy officer was reduced compared to the fiscal 2009 award value. Actual amounts that will be received by the proxy officers for these Strategic Goal RSUs and Financial Goal RSUs will be determined at the end of the performance periods based upon actual performance, which may differ from the performance that was probable at the date of grant. Stock award values for fiscal 2010 reflect an increase over fiscal 2009 stock award values primarily as a result of the special grant of Strategic Goal RSUs, in addition to the change in reporting requirements. See the “Grants of Plan-Based Awards Table” for a breakdown of the grant date fair value of the Strategic Goal RSUs and Financial Goal RSUs.

Stock award values shown reflect grant date fair value assuming achievement of target-level performance. If achievement of outstanding-level performance were assumed, the grant date fair value of stock awards for the proxy officers for fiscal years 2010, 2009 and 2008, respectively, would be: Mr. Grant, $14,064,482, $3,751,534 and $3,468,172; Mr. Casale, $3,188,120, $751,380 and $4,382,746; Mr. Begemann, $2,813,462, $751,380 and $4,281,664; and Dr. Fraley, $4,689,574, $1,250,512 and $5,790,830; and for Mr. Snively, $2,438,806, for fiscal 2010.

3	Increases in fiscal 2010 change in pension value compared to prior years reflect interest rate changes from the prior year. For Messrs. Grant, Casale and Snively, the amounts in this column consist solely of the aggregate change in pension value. For Mr. Begemann and Dr. Fraley, in addition to the aggregate change in pension value, this column includes interest earned under the company’s Deferred Payment Plan (which is set at the average Moody’s Baa Bond Index Rate in effect during the prior calendar year), to the extent that it exceeds 120% of the applicable federal long-term rate, in 2008, 2009 and 2010 as follows: Mr. Begemann, $167, $684, and $1,032; and Dr. Fraley, $4,979,$10,057 and $11,482.

4	Amounts in this column reflect the compensation set forth in the supplementary table below entitled “All Other Compensation Table.”

49	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

5	The change in present value of Mr. Grant’s accumulated pension value was negative for fiscal 2008. During that year, Mr. Grant participated in our Third Country National (“TCN”) Retirement Plan, for which the pension accrual was negative and offset the pension accrual Mr. Grant received under our other pension plans. The TCN Retirement Plan was amended, effective August 5, 2008, to terminate Mr. Grant’s entitlement to a pension benefit and death benefit under the plan, and fix the amount of any disability benefit at $1,233,800 per year should he become disabled prior to age 65 while employed by the company. Accordingly, for fiscal years 2009 and 2010, Mr. Grant’s pension accrual does not reflect any offset from the TCN Retirement Plan.

6	During fiscal 2010, Mr. Snively was Senior Vice President, Secretary and General Counsel. He assumed his current title effective September 1, 2010.

All Other Compensation

The following table provides additional information on the amounts reported in the All Other Compensation column of the Summary Compensation Table for fiscal 2010. The company did not provide any tax gross-ups for the proxy officers in fiscal 2010.

Company Contributions to Savings Plans

The company makes matching contributions for compensation deferred by participants under our Savings and Investment Plan, which we refer to as our “SIP,” and our SIP Parity Plan. The SIP is a tax-qualified defined contribution plan and our SIP Parity Plan is a non-qualified defined contribution plan under the Code. The company’s matching contributions under the plans for each of our proxy officers during fiscal 2010 are set forth in the respective columns below. Information regarding the company matching contribution levels is provided under “SIP Parity Plan” on page 64.

Perquisites

The perquisites we provide to our proxy officers consist of:
  Limited personal use of our aircraft.
–	For security, our board of directors requires our CEO, Mr. Grant, to use company aircraft for both business and personal flights. Personal use of company aircraft by Mr. Grant is reported as perquisite.
–	Other proxy officers are permitted to use the aircraft on a limited basis for personal flights.
–	Personal travel by a guest or family member of proxy officer, even on a business trip, is considered a perquisite to the proxy officer.
–	The incremental cost of company aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return or deadhead flight, and varies considerably based on the type of aircraft. Fixed costs that do not vary based on usage are not included in the calculation of direct operating costs. The company incurs minimal incremental costs for passengers who travel as the guest of executives traveling on the aircraft for business purposes.
  Limited personal use of a company car and driver.
  Reimbursement for home security expenses for Mr. Grant.
  Participation in our executive medical plan. The plan provides our proxy officers the opportunity to obtain a comprehensive annual physical exam along with associated laboratory testing. The plan also covers related travel expenses including airfare, lodging and meals.

50	2010 PROXY STATEMENT	MONSANTO COMPANY

  Increased coverage under our travel accident insurance plan, pursuant to an industry standard policy that requires no incremental cost to the company.
  When our board of directors holds a multi-day meeting to include a visit to a company facility outside of the St. Louis area, the company invites our proxy officers’ spouses and pays all expenses associated with travel, including meals and lodging. Incidentals such as leisure activities may also be provided and would be considered perquisites; however, no incidentals were provided in fiscal 2010.
  When otherwise unused for business purposes, our proxy officers may occasionally request tickets to entertainment or sporting events for personal use.
Perquisites are not included in determining an employee’s retirement or severance benefits.

All Other Compensation Table
	Company Contributions to SIP
	Qualified Plan	Non-Qualified Parity	Perquisites	Total
Name	($)	Plan ($)	($) 1	($)
Hugh Grant	15,190	139,213	216,793	371,196
Carl M. Casale	13,720	33,788	21,602	69,110
Brett D. Begemann	13,720	31,624	—	45,344
Robert T. Fraley, Ph.D.	15,190	41,033	36,548	92,771
David F. Snively	15,190	27,665	—	42,855

1	Amounts represent the aggregate incremental cost to the company of perquisites provided to our proxy officers, except for Messrs. Begemann and Snively, for whom such amounts are less than $10,000. The amounts shown include, in the case of Mr. Grant, personal use of corporate aircraft of $206,482, costs of participation in our executive medical plan, and home security expenses; for Mr. Casale, personal use of corporate aircraft of $13,979, costs of participation in our executive medical plan of $6,957, and tickets; for Dr. Fraley, personal use of corporate aircraft of $35,243 and tickets; and, for each of Messrs. Grant and Casale and Dr. Fraley, personal transportation costs.

Grants of Plan-Based Awards

The following table provides additional information about plan-based awards granted to our proxy officers during fiscal 2010. Our proxy officers generally received four types of plan-based awards:

Annual Incentive Plan

Our annual incentive plan is designed to reward financial and operational performance that drives shareowner value. Awards under the annual incentive plan (our “AIP”) are paid in cash. For details of this plan, see the description beginning on page 54-55.

Stock Options

These options were granted under our 2005 Long-Term Incentive Plan. The options will vest as follows: (i) one-third (1/3) on November 15, 2010; (ii) one-third (1/3) on November 15, 2011; and (iii) the remainder on November 15, 2012. However, vesting may be accelerated under certain circumstances, such as death, disability, retirement or a change of control, as described on pages 55-56. The term of these options may not exceed 10 years and may be shorter as a result of certain events, such as death or termination of service.

51	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Financial Goal Performance RSUs

Financial goal performance-RSUs (“Financial Goal RSUs”) were granted under our 2005 Long-Term Incentive Plan. These awards represent the right to receive a specified number of shares of our common stock if and to the extent the Financial Goal RSUs vest. Vesting of Financial Goal RSUs is generally subject to (i) our attainment of specified performance goals relating to cumulative EPS, cash flow and return on capital metrics during the designated performance period (September 1, 2009 through August 31, 2011), and (ii) the proxy officer’s continued employment during the designated service period (September 1, 2009 through August 31, 2012). However, vesting is accelerated under certain circumstances, such as death, disability, retirement or a change of control. Dividends are accrued during the designated service period and will be paid upon vesting based on the number of units that vest. We describe the terms of the Financial Goal RSUs in more detail beginning on page 56.

Strategic Goal Performance RSUs

Strategic goal performance-RSUs (“Strategic Goal RSUs”) were granted under our 2005 Long-Term Incentive Plan. These awards represent the right to receive a specified number of shares of our common stock if and to the extent the Strategic Goal RSUs vest. Vesting of Strategic Goal RSUs is generally subject to (i) our attainment of specified performance criteria relating to cumulative gross profit goals for SmartStax® corn and for Roundup Ready 2 Yield® soybeans during the designated performance period and the commercialization of Drought 1 corn by the end of the performance period (September 1, 2009 through August 31, 2012); and (ii) the proxy officer’s continued employment during the designated service period (September 1, 2009 through August 31, 2013). However, vesting is accelerated under certain circumstances, such as death, disability or a change of control. Dividends will be accrued during the designated service period and will be paid upon vesting based on the number of units that vest. We describe the terms of the Strategic Goal RSUs in more detail beginning on page 57.

52	2010 PROXY STATEMENT	MONSANTO COMPANY

Grants of Plan-Based Awards Table
			Estimated Possible			Estimated Future Payouts			All Other
			Payouts Under Non-Equity			Under Equity Incentive			Option
			Incentive Plan Awards 1			Plan Awards 2			Awards;	Exercise	Grant Date
		Grant							Number of	or Base	Fair Value
		Date for							Securities	Price of	of Stock
		Equity-							Underlying	Option	and Option
	Award	Based	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Type	Awards	($)	($)	($) 3	(#)	(#)	(#)	(#) 4	($/Sh)	($) 5
Hugh Grant	Annual	—	460,615	1,316,044	—	—	—	—	—	—	—
	Incentive
	Stock	10/26/09	—	—	—	—	—	—	149,200	70.69	3,583,784
	Options
	Financial	10/26/09	—	—	—	9,950	19,900	39,800	—	—	1,406,731
	Goal RSUs
	Strategic	10/26/09	—	—	—	35,811	79,580	159,160	—	—	5,625,510
	Goal RSUs
Carl M. Casale	Annual	—	123,900	354,000	—	—	—	—	—	—	—
	Incentive
	Stock	10/26/09	—	—	—	—	—	—	33,820	70.69	812,356
	Options
	Financial	10/26/09	—	—	—	2,255	4,510	9,020	—	—	318,812
	Goal RSUs
	Strategic	10/26/09	—	—	—	8,118	18,040	36,080	—	—	1,275,248
	Goal RSUs
Brett D. Begemann	Annual	—	113,400	324,000	—	—	—	—	—	—	—
	Incentive
	Stock	10/26/09	—	—	—	—	—	—	29,840	70.69	716,757
	Options
	Financial	10/26/09	—	—	—	1,990	3,980	7,960	—	—	281,346
	Goal RSUs
	Strategic	10/26/09	—	—	—	7,164	15,920	31,840	—	—	1,125,385
	Goal RSUs
Robert T. Fraley, Ph.D.	Annual	—	126,000	360,000	—	—	—	—	—	—	—
	Incentive
	Stock	10/26/09	—	—	—	—	—	—	49,740	70.69	1,194,755
	Options
	Financial	10/26/09	—	—	—	3,320	6,640	13,280	—	—	469,382
	Goal RSUs
	Strategic	10/26/09	—	—	—	11,939	26,530	53,060	—	—	1,875,406
	Goal RSUs
David F. Snively	Annual	—	88,200	252,000	—	—	—	—	—	—	—
	Incentive
	Stock	10/26/09	—	—	—	—	—	—	25,870	70.69	621,397
	Options
	Financial	10/26/09	—	—	—	1,725	3,450	6,900	—	—	243,881
	Goal RSUs
	Strategic	10/26/09	—	—	—	6,210	13,800	27,600	—	—	975,522
	Goal RSUs

1	Amounts in this column represent the threshold, target and maximum payouts under our fiscal 2010 annual incentive plan (our “AIP”) with respect to our attainment of specified performance criteria for net sales (10% weighting), EPS (50% weighting) and cash flow (40% weighting). Threshold payout is 35% of the target award opportunity and the maximum

53	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

payout is set by our Code Section 162(m) Annual Incentive Plan for Covered Executives approved by shareowners in 2006, described in footnote 3 below. See the information under “Annual Incentive Plan” beginning on page 54 for a more detailed description of awards made under our AIP. The actual amounts earned are reported in the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table” on page 49.

2
Amounts in this column represent the threshold, target and maximum payout for Financial Goal RSUs and Strategic Goal RSUs granted as part of the proxy officers’ fiscal 2010 long-term incentive compensation under our 2005 Long-Term Incentive Plan. The threshold payout is 50% of target for the Financial Goal RSUs and 45% of target for the Strategic Goal RSUs, and the maximum payout is 200% of target for both RSU grants. The grant date fair value of the grants was $70.69 per unit. With respect to Financial Goal RSUs, for each goal (relating to cumulative earnings per share, cash flow and average return on capital) for which performance is below the threshold level, one-third of the target payout number of units is forfeited. With respect to Strategic Goal RSUs, for each goal (relating to SmartStax® cumulative gross profit, Roundup Ready 2 Yield® cumulative gross profit, and commercialization of Drought 1 corn), if performance is below the threshold level for any of the following metrics, a percentage of the target payout number of units will be forfeited as indicated: SmartStax cumulative gross profit - 50% of target, Roundup Ready 2 Yield cumulative gross profit - 40% of target, and commercialization of Drought 1 - 10% of target.

3	In 2006 our shareowners approved our Code Section 162(m) Annual Incentive Plan for Covered Executives which was designed to maximize the tax-deductibility of AIP awards to our proxy officers who are subject to Code Section 162(m), in accordance with the Code. The plan provides that covered proxy officers are eligible for an AIP award only if the Company attains the corporate net income performance goal established by the people and compensation committee. Net income is defined to exclude unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as pre-determined by the committee. Under the plan, the maximum AIP award a covered proxy officer may receive is three-quarters of one percent (.75%) of corporate net income for the applicable performance year, or $10.0 million for fiscal 2010. The people and compensation committee has discretion to award less than the maximum amount and historically has determined the amount of all AIP awards based on company and individual performance measured against pre-established goals under our AIP as described below. The AIP awards have been substantially lower than the maximum amount for Code Section 162(m) purposes.

4	Amounts in this column represent stock options granted to the proxy officers on October 26, 2009 under our 2005 Long-Term Incentive Plan. The grant date fair value was $24.02 per option.

5	In accordance with SEC rules, amounts reported in this column for performance-RSUs disclose the fair value at the date of grant, regardless of when or whether these amounts are ultimately realized by the proxy officer. Fair value is calculated in accordance with the requirements of the Compensation-Stock Compensation topic of the ASC. The actual amounts that will be received by the proxy officer for performance-RSUs will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable at the date of grant.

Additional Information Explaining Grants of Plan-Based Awards Table

The following provides information about our AIP and our long-term incentive plans. For additional information regarding the application of these plans to our proxy officers in fiscal 2010, see “Compensation Discussion and Analysis.”

Annual Incentive Plan
Our proxy officers participate in the same AIP in which most of our other employees participate. The AIP focuses the organization on achieving financial goals as shown below, all of which affect shareowner value. The following describes our AIP:
  The people and compensation committee established financial goals for the fiscal 2010 performance period for the following metrics: net sales (weighted 10%), EPS (weighted 50%) and free cash flow (weighted 40%, which represents the total of cash flows from operating activities and investing activities, and which we refer to as “cash flow”). Each of our proxy officers, and other AIP participants, was provided a target award opportunity, communicated as a percentage of base pay. The fiscal 2010 target award opportunity as a percentage of base pay for each of our proxy officers, shown on page 42, was reduced by 25% from fiscal 2009 levels.
  Each AIP participant had individual goals; our proxy officers are evaluated against key business priorities and performance of their respective business units.
54	2010 PROXY STATEMENT	MONSANTO COMPANY

  After the end of the performance period, the people and compensation committee determined a funding factor for determining the size of the AIP award pool based upon the company’s performance against the pre-established fiscal year financial goals. Under the terms of the plan, the people and compensation committee could exercise judgment in determining plan funding.
–	The AIP also provided for a special consideration for the people and compensation committee to follow: funding of the award pool at 20% of target-level funding in the event the company paid dividends with respect to each of its financial quarters ending during the fiscal year. However, if the company had not attained at least the threshold level of performance with respect to the AIP’s EPS goal, the AIP could not have been funded above the 20% funding level.
  The people and compensation committee determined that the financial goals were not met. Accordingly, no proxy officer received an AIP award or participated in the allocation of the AIP award pool, nor was his opportunity included in the size of the award pool.

The metrics for determining our company’s performance against the EPS and cash flow goals of our AIP and Financial Goal RSUs, are derived from our financial statements, which follow generally accepted accounting principles. However, the people and compensation committee may exercise discretion and make adjustments, as follows:
  The people and compensation committee may consider the following items (either positive or negative) as extraordinary and excluded for purposes of EPS (but not cash flow) calculations:
–	restructuring charges and reversals;
–	the impact of lawsuit outcomes;
–	in-process R&D write-offs on acquisitions;
–	the impact of liabilities, expenses, settlements or agreements associated with Solutia, Inc.’s reorganization plan;
–	the impact of unbudgeted business sales/divestitures; or
–	the impact of changes in accounting rules.
  The people and compensation committee may consider the following items as extraordinary and excluded for purposes of cash flow calculations:
–	the impact of acquisitions; or
–	the impact of agreements associated with Solutia Inc.’s bankruptcy.

For information regarding the annual incentive awards to our proxy officers for fiscal 2010, please see “Annual Incentive Plan” beginning on page 39. Our annual incentive plans for fiscal 2009 and 2008 were substantially the same as the AIP.

Long-Term Incentive Awards
In fiscal 2010, we granted equity awards to our proxy officers under our 2005 Long-Term Incentive Plan (the “LTIP”). Under the LTIP, we may grant to participants stock options, performance-based RSUs, RSUs, restricted stock, stock appreciation rights, stock or cash to our employees and directors. The forms of awards granted to our proxy officers in fiscal 2010 are described in more detail below.

Stock Options. We generally award stock options with ten year terms that vest ratably over three years, except in certain circumstances. In the event of termination of employment for any reason before the first anniversary of the grant date, unvested options are forfeited. In the event of death, disability, involuntary termination without cause or retirement, options held more than one year become fully vested. Beginning with stock options granted for fiscal 2009, “retirement” is age 55 with five years of service. For stock options granted prior to fiscal 2009, retirement is age 50. The terms and conditions of the stock options granted prior to October 25, 2010,

55	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

provided for single-trigger vesting so that upon a change of control (as defined on page 66), employees would have certainty as to their equity-based compensation and be afforded the same flexibility as shareowners in determining whether to continue to be tied to the company’s success following the change in control.

Financial Goal RSUs. The terms and conditions of Financial Goal RSUs granted to our proxy officers as a portion of the long-term incentive component of their annual compensation provide as follows:
  Vesting of the grants is subject to:
–	the company’s attainment of specified performance criteria relating to cumulative EPS, cash flow and return on capital metrics during the designated performance period (for fiscal 2010 grants, the September 1, 2009 through August 31, 2011 performance period); and
–	the proxy officer’s continued employment during the designated service period (for fiscal 2010 grants, September 1, 2009 through August 31, 2012); or
–
vesting upon a change of control of the company (as defined on page 66), based on the target number of units, in the case of a change of control during the performance period, or the number of units earned, in the case of a change of control following the performance period. The terms and conditions provide for single-trigger vesting. In the case of involuntary termination of employment without cause, or death or disability, the participant would vest in either (1) a pro-rata portion of units earned, if the performance goal is met, in the case of termination during the performance period, or (2) the number of units earned based on the performance goal, in the case of termination following the performance determination.

  After the end of the two-year performance period, the people and compensation committee determines performance against the goal the committee established for purposes of Code Section 162(m). If the Code Section 162(m) performance goal is met, all units vested would be fully deductible by the company. If the Code Section 162(m) performance goal is not met, all units are forfeited. For the fiscal 2010 grant, the people and compensation committee established a Code Section 162(m) performance goal of positive net income for the September 1, 2009 through August 31, 2011 performance period. “Net income” is defined as gross profit (i) minus (a) sales, general and administrative expenses, (b) research and development expense, (c) amortization, (d) net interest expense, and (e) income taxes and (ii) plus or minus other income and expense, all as reported in the company’s financial statements, but excluding positive or negative effects of (1) restructuring charges and reversals, (2) the outcome of lawsuits, (3) research and development write-offs on acquisitions, (4) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (5) unbudgeted business sales and divestitures and (6) the cumulative effects of changes in accounting methodology made after August 31, 2009.
  If the Code Section 162(m) performance goal is met, the people and compensation committee considers a corresponding portion of the units initially awarded to each proxy officer, from zero to 200%, as eligible for vesting based on the company’s attainment of the specified performance criteria during the performance period. If the company achieves between the threshold and target level performance for a goal, up to 50% of the units will be forfeited. If the company achieves target level performance, 100% of the units will be eligible for vesting. If the company exceeds target level performance, up to 200% of the units will be eligible for vesting.
  Any Financial Goal RSUs eligible for vesting will then vest and be delivered in shares of company stock if the proxy officer meets the additional one-year service requirement, which, for fiscal 2010 grants ends August 31, 2012.

56	2010 PROXY STATEMENT	MONSANTO COMPANY

  The Financial Goal RSUs are settled by delivery of the appropriate number of shares of our common stock at the time of vesting. For fiscal 2009 and previous grants, the proxy officer was entitled to elect to defer payment to a later time.
  Dividends are accrued during the designated service period and will be paid upon vesting based on the number of units that vest.
The following charts show Financial Goal RSU grants vesting on or after August 31, 2010:

Financial Goal RSUs Grant Vesting Table
For Fiscal Year	Grant Date	Performance Period	Performance Determination Date	Vesting Date
2008	10/22/2007	Fiscal Years 2008-2009	October 2009	8/31/2010
2009	10/20/2008	Fiscal Years 2009-2010	October 2010	8/31/2011
2010	10/26/2009	Fiscal Years 2010-2011	October 2011	8/31/2012

Strategic Goal RSUs. For fiscal 2010, we granted Strategic Goal RSUs to our proxy officers in addition to their traditional fiscal year equity grants. The terms and conditions of Strategic Goal RSUs are substantially the same as the terms for the Financial Goal RSUs, except that the performance period is September 1, 2009 through August 31, 2012, the service period is September 1, 2009 through August 31, 2013, and the performance criteria relate to cumulative gross profit for each of SmartStax® corn and Roundup Ready 2 Yield® soybeans and commercialization of Drought 1 corn by 2012.

Strategic Goal RSUs Grant Vesting Table
For Fiscal Year	Grant Date	Performance Period	Performance Determination Date	Vesting Date
2010	10/26/2009	Fiscal Years 2010-2012	October 2012	8/31/2013

57	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued
Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding each proxy officer’s outstanding equity awards as of August 31, 2010. The equity awards in this table consist of stock options, restricted stock units, Financial Goal RSUs, and Strategic Goal RSUs.

						Stock Awards 1
		Option Awards 1				Restricted Stock Units		Performance-RSUs
								Equity	Equity Incentive
								Incentive	Plan Awards;
								Plan Awards;	Market or
			Number of					Number of	Payout Value
		Number of	Securities					Unearned	of Unearned
		Securities	Underlying			Number	Market Value	Shares, Units	Shares, Units
		Underlying	Unexercised			of Units of	of Shares or	or Other	or Other Rights
	Grant Date or	Unexercised	Options (#)	Option	Option	Stock That	Units of Stock	Rights That	That Have Not
	Performance	Options (#)	Unexercis-	Exercise	Expiration	Have Not	That Have Not	Have Not	Vested
Name	Period	Exercisable	able	Price ($)	Date	Vested (#)	Vested ($) 2	Vested (#) 3	($) 2
Hugh Grant	10/26/2009		149,200	70.6900	10/25/2019
	10/20/2008	52,406	104,814	89.4500	10/19/2018
	10/22/2007	99,487	49,743	87.1400	10/21/2017
	10/26/2006	248,960		44.0600	10/25/2016
	10/28/2005	336,920		29.2175	10/27/2015
	10/29/2004	150,620		20.8050	10/28/2014
	9/1/09-8/31/12							35,811	1,885,449
	9/1/09-8/31/11							9,950	523,868
	9/1/08-8/31/10							10,485	552,035
Carl M. Casale	10/26/2009		33,820	70.6900	10/25/2019
	10/20/2008	10,483	20,967	89.4500	10/19/2018
	10/22/2007	21,520	10,760	87.1400	10/21/2017
	10/26/2006	42,560		44.0600	10/25/2016
	10/28/2005	32,092		29.2175	10/27/2015
	10/11/2007					20,000	1,053,000
	9/1/09-8/31/12							8,118	427,413
	9/1/09-8/31/11							2,255	118,726
	9/1/08-8/31/10							2,100	110,565
Brett D. Begemann	10/26/2009		29,840	70.6900	10/25/2019
	10/20/2008	10,483	20,967	89.4500	10/19/2018
	10/22/2007	18,654	9,326	87.1400	10/21/2017
	10/26/2006	42,560		44.0600	10/25/2016
	10/28/2005	64,180		29.2175	10/27/2015
	10/29/2004	27,033		20.8050	10/28/2014
	10/11/2007					20,000	1,053,000
	9/1/09-8/31/12							7,164	377,185
	9/1/09-8/31/11							1,990	104,774
	9/1/08-8/31/10							2,100	110,565

58	2010 PROXY STATEMENT	MONSANTO COMPANY

						Stock Awards 1
		Option Awards 1				Restricted Stock Units		Performance-RSUs
								Equity	Equity Incentive
								Incentive	Plan Awards;
								Plan Awards;	Market or
			Number of					Number of	Payout Value
		Number of	Securities					Unearned	of Unearned
		Securities	Underlying			Number	Market Value	Shares, Units	Shares, Units
		Underlying	Unexercised			of Units of	of Shares or	or Other	or Other Rights
	Grant Date or	Unexercised	Options (#)	Option	Option	Stock That	Units of Stock	Rights That	That Have Not
	Performance	Options (#)	Unexercis-	Exercise	Expiration	Have Not	That Have Not	Have Not	Vested
Name	Period	Exercisable	able	Price ($)	Date	Vested (#)	Vested ($) 2	Vested (#) 3	($) 2
Robert T.	10/26/2009		49,740	70.6900	10/25/2019
Fraley, Ph.D.	10/20/2008	17,470	34,940	89.4500	10/19/2018
	10/22/2007	35,867	17,933	87.1400	10/21/2017
	10/26/2006	86,390		44.0600	10/25/2016
	10/28/2005	66,850		29.2175	10/27/2015
	10/11/2007					25,000	1,316,250
	9/1/09-8/31/12							11,939	628,588
	9/1/09-8/31/11							3,320	174,798
	9/1/08-8/31/10							3,495	184,012
David F. Snively	10/26/2009		25,870	70.6900	10/25/2019
	10/20/2008	7,686	15,374	89.4500	10/19/2018
	10/22/2007	11,480	5,740	87.1400	10/21/2017
	10/26/2006	29,790		44.0600	10/25/2016
	10/28/2005	21,660		29.2175	10/27/2015
	10/29/2004	24,860		20.805	10/28/2014
	2/27/2004	5,486		16.1925	2/26/2014
	9/1/09-8/31/12							6,210	326,957
	9/1/09-8/31/11							1,725	90,821
	9/1/08-8/31/10							1,540	81,081

1	Stock options, restricted stock units and Financial Goal RSUs and Strategic Goal RSUs become exercisable or vested in accordance with the vesting schedules below, subject to accelerated vesting under certain circumstances described in the “Grants of Plan-Based Awards” section.

2	Amounts in these columns are based on the closing stock price of $52.65 for our common stock on August 31, 2010.

3	Financial Goal RSUs were granted in October 2009 and October 2008 and will vest, if at all, on August 31, 2012 and August 31, 2011, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through such date. As required by the SEC’s disclosure rules, the number of units shown assumes that threshold levels of performance (50%) will be achieved. In October 2011, the people and compensation committee will determine the actual levels of performance achieved for awards made in October 2009. On October 25, 2010, after evaluating our performance with respect to the Financial Goal RSUs awarded in October 2008, the people and compensation committee determined that, based on our below-threshold performance during the performance period, none of the RSUs would be made available for vesting. Strategic Goal RSUs were granted in October 2009 and will vest, if at all, on August 31, 2013, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through such date. As required by the SEC’s disclosure rules, the number of units shown assumes that threshold levels of performance (45%) will be achieved. In October 2012, the people and compensation committee will determine the actual levels of performance achieved for awards made in October 2009.

59	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued
Equity Award Vesting Summary

Stock Options
Grant Date	One-third vests on each of:
10/26/2009	November 15, 2010, November 15, 2011 and November 15, 2012
10/20/2008	November 15, 2009, November 15, 2010 and November 15, 2011
10/22/2007	November 15, 2008, November 15, 2009 and November 15, 2010
10/26/2006	November 15, 2007, November 15, 2008 and November 15, 2009
10/28/2005	November 15, 2006, November 15, 2007 and November 15, 2008
10/29/2004	November 15, 2005, November 15, 2006 and November 15, 2007
02/27/2004	March 15, 2005, March 15, 2006 and March 15, 2007

Restricted Stock Units
Grant Date	Vesting
10/11/2007	Fully vest on December 15, 2010

Financial Goal RSUs
Performance Period	Vesting
9/1/09 - 8/31/11	Eligible for vesting on August 31, 2012
9/1/08 - 8/31/10	Eligible for vesting on August 31, 2011

Strategic Goal RSUs
Performance Period	Vesting
9/1/09 - 8/31/12	Eligible for vesting on August 31, 2013

Option Exercises and Stock Vested Table

The following table provides information about the value realized by the proxy officers on exercise of stock options and vesting of stock awards during fiscal 2010.

	Option Awards		Stock Awards 1
	Number of		Number of		Total Value
	Shares Acquired	Value Realized	Shares Acquired	Value Realized	Realized on
	on Exercise	on Exercise	on Vesting	on Vesting	Exercise and Vesting
Name	(#)	($) 2	(#)	($) 3	($)
Hugh Grant	—	—	39,800	2,095,470	2,095,470
Carl M. Casale	—	—	8,620	453,843	453,843
Brett D. Begemann	—	—	7,460	392,769	392,769
Robert T. Fraley, Ph.D	60,110	2,854,486	14,360	756,054	3,610,540
David F. Snively	—	—	4,600	242,190	242,190

1	Amounts in these columns reflect the vesting of Financial Goal RSUs that were granted on October 22, 2007. The units were subject to a two-year performance period (September 1, 2007 through August 31, 2009) upon which a performance determination was made and the stock vested on August 31, 2010.

2	Amounts represent the difference between the market price upon exercise and the exercise price.

3	Amounts in this column are based on the fair market value of $52.65 for our common stock on the vesting date of August 31, 2010.

60	2010 PROXY STATEMENT	MONSANTO COMPANY

Pension Benefits

Our proxy officers participate in the same defined benefit retirement plans as our other eligible U.S. employees: (1) the company Pension Plan, which is a tax-qualified defined benefit plan under the Code; and (2) the Parity Pension Plan, which is a non-qualified defined benefit plan under the Code. The disclosure that follows reflects the status of our defined benefit pension plans as of the end of fiscal 2010.

Pension Plan

Prior to January 1, 1997, Former Monsanto sponsored a traditional defined benefit pension plan. Effective January 1, 1997, Former Monsanto converted this plan to a form of pension plan known as a cash balance plan. Former Monsanto similarly converted certain non-qualified pension plans that were intended to offset certain federal tax limitations as to the benefits participants could receive under the Former Monsanto defined benefit plan. The cash balance plan provides benefits that are a function of two notional accounts maintained on behalf of plan participants, a “prior plan account” and a “cash balance account.” Cash balance plan participants who were employed before and after the 1997 conversion date, including our proxy officers, have both a prior plan account and a cash balance account.

The opening balance of the prior plan account was (at a minimum) the actuarial equivalent lump sum value of the participant’s old defined benefit plan monthly retirement benefit accrued prior to January 1, 1997. Interest Credits are added to the prior plan account monthly, at an annual rate of 8.5% until the earlier of the participant reaching age 55 or when benefits begin, in order to restore the discount taken at the time the participant’s traditional pension plan benefit was converted to the prior plan account. Pay credits are also added to the prior plan accounts monthly, at an annual rate of 4%, until the participant retires or terminates employment, to reflect future increases in compensation that would have increased prior plan benefits.

We credit the cash balance account for all plan participants’ service beginning January 1, 1997. The cash balance account grows by the addition of various compensation-based and interest-based credits posted over the course of participants’ employment. We credit annual contributions to the cash balance account in amounts depending upon a participant’s age as follows: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49 and 7% for age 50 and over. Participants also receive annual contribution credits equal to 3% of eligible compensation (base pay and annual incentive awards for proxy officers) in excess of the social security wage base. Participants who were covered under the prior traditional defined benefit plan on December 31, 1996 also received transition credits while employed based on the number of years of benefit service earned as of that date (up to a maximum of ten years). The applicable percentages and age ranges were 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over. In addition, each participant’s cash balance account accrues monthly interest credits, based on the average interest rate for 30-year Treasury Bonds for October of the prior calendar year, with a minimum rate of 5% annually and a maximum rate of 10% annually.

A pension plan participant may elect to receive his or her vested plan benefit on the first day of any month coinciding with or following the date upon which the participant’s employment with our company and affiliated companies is terminated or the participant becomes disabled (but no later than the April 1 following the calendar year in which the participant attains age 70.5). Pension plan benefits are normally paid in either a single life annuity for unmarried participants or a 50% joint and survivor annuity for married participants, with additional optional forms of benefit available, including a lump sum distribution. All available annuity forms of distribution are actuarially equivalent to the single life annuity.

61	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued
Parity Pension Plan

We maintain the Parity Pension Plan for certain of our U.S. management-level employees, including the proxy officers. The Parity Pension Plan provides pension benefits to participants in our tax-qualified defined benefit pension plan who cannot be provided full benefits because of the following limitations imposed by federal law and regulations: (1) the limitation on annual compensation that can be used to compute benefits under our tax-qualified defined benefit plan, which was $245,000 in 2010 and is indexed for inflation thereafter; and (2) the limitation on the amount of benefits that can be paid as a single life annuity each year, which was generally $195,000 in 2010 and is indexed for inflation thereafter. The amount of a participant’s Parity Pension Plan benefit is the excess of the amount of benefit that he or she would have received under our tax-qualified defined benefit pension but for either or both of the limitations over the amount payable in the Pension Plan.

Our Parity Pension Plan also provides a benefit to participants in our tax-qualified defined benefit plan who defer payment of all or a portion of an annual incentive award under our Deferred Payment Plan described on pages 64-65, since the deferred amount may not be considered compensation for purposes of calculating benefits under our tax-qualified defined benefit plan. The amount of a participant’s benefit is the excess of the amount of benefit that he or she would have received under our tax-qualified defined benefit pension but for the deferral of the annual incentive award over the amounts payable from the Pension Plan and this Plan reflecting the deferral.

Parity Pension Plan benefits are vested only to the extent a participant’s tax-qualified defined benefit pension plan benefits are vested, but are forfeited in the event of a termination for cause. Pre-2005 benefits under the Pension Parity Plan are those benefits that were earned and vested on or before December 31, 2004. There are two payment options under the Parity Pension Plan for pre-2005 benefits. Benefits may be paid as:
  an automatic lump-sum on the first January 1 or July 1 that is six months following termination of employment; or
  deferred at least three years following the first January 1 or July 1 that is six months following termination of employment and paid in a lump-sum or term certain option which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.
During any waiting or deferral period, we credit participants’ Parity Pension Plan benefits with interest, currently based on the prior year’s average of the monthly averages of the Moody’s Baa Bond Index, which was 7.45% in calendar year 2009 and 7.30% in calendar year 2010. A Parity Pension Plan participant may request an emergency benefit distribution during the waiting period, deferral period or after benefit payments have begun if he or she incurs a severe, unforeseeable financial hardship.

Post-2004 benefits under the Parity Pension Plan are those benefits which were earned and vested after December 31, 2004. There are two payment options under Parity Pension Plan. Benefits may be paid as:
  an automatic lump-sum in the 13th month following termination of employment; or
  deferred at least five years following the 13th month from termination of employment and paid in a lump-sum or term certain annuity, which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.
62	2010 PROXY STATEMENT	MONSANTO COMPANY

The following table reports the present value of accumulated benefits payable to each of our proxy officers under our defined benefit retirement plans. For the Pension Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that each of our proxy officers will remain in service until age 65, that the discount rate is 4.35%, and that 80% of the benefit is payable as a lump sum and the remainder as a single life annuity. For the Parity Pension Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that each of our proxy officers will remain in service until age 65, that the discount rate is 4.35%, and the benefit is payable as a lump sum. The post-retirement mortality assumption for all of the retirement plans is based on the RP-2000 Healthy Annuitants table without collar or adjustments, projected to 2017 using scale AA.

Pension Benefits Table
			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefits	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Hugh Grant	Pension Plan (US) 1	14.67	342,298	—
	Parity Pension Plan (US) 2	14.67	3,023,775	—
	Pension Plan (United Kingdom) 3	15.04	340,520	—
	Total	29.71	3,706,593	—
Carl M. Casale	Pension Plan 1	26.12	654,469	—
	Parity Pension Plan 2	26.12	1,133,498	—
	Total	26.12	1,787,967	—
Brett D. Begemann	Pension Plan 1	27.63	633,463	—
	Parity Pension Plan 2	27.63	873,690	—
	Total	27.63	1,507,153	—
Robert T. Fraley, Ph.D.	Pension Plan 1	29.67	1,015,688	—
	Parity Pension Plan 2	29.67	2,537,393	—
	Total	29.67	3,553,081	—
David F. Snively	Pension Plan 1	26.94	836,238	—
	Parity Pension Plan 2	26.94	523,587	—
	Total	26.94	1,359,825	—

1	The estimated August 31, 2010 account balances under our Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $314,026; Mr. Casale, $645,089; Mr. Begemann, $624,359; Dr. Fraley, $1,144,437; and Mr. Snively, $932,526.

2	The estimated August 31, 2010 account balances under our Parity Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $2,801,895; Mr. Casale, $1,031,861; Mr. Begemann, $794,339; Dr. Fraley, $2,645,004; and Mr. Snively, $506,177.

3	In addition to the retirement benefits for Mr. Grant based on his years of service as our employee in the U.S., Mr. Grant is also eligible for regular retirement benefits based on his years of service as our employee outside the United States in the United Kingdom. The U.K. plan is closed to new entrants. Mr. Grant ceased accruing benefits in the U.K. plan in 1996 when he moved to the U.S. The U.K. plan is calculated as follows: (i) 18% times final plan salary, times (ii) pre-January 1, 1995 service, plus (iii) 20%, times (iv) final plan salary, times (v) post-January 1, 1995 plan service. Benefits for service prior to 1993 must be no less than the amounts offered under a prior U.K. pension plan. Benefits increase in accordance with cost-of-living indices.

63	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Non-Qualified Deferred Compensation

Our proxy officers are eligible to participate in the two non-qualified deferred compensation plans we maintain for certain of our management-level U.S. employees: our SIP Parity Plan and our Deferred Payment Plan.

SIP Parity Plan

All eligible U.S. employees may contribute up to 25% of eligible pay to our SIP, which is a tax-qualified defined contribution plan. We make matching contributions to SIP equal to 60% of up to the first 7% of compensation contributed by the participant, and may make an annual discretionary matching contribution on up to 10% of their pay.

Once contributions to the SIP reach a Code limit on compensation or contributions, contribution amounts are allocated to bookkeeping accounts under the SIP Parity Plan. Employee contributions to the SIP Parity Plan are fully vested; however, company matching amounts vest 20% per year over five years. The company credits both participant contributions and its matching amounts to the SIP Parity Plan with earnings or losses matching the performance of one or more investment options available under the SIP, as determined by the participant. We currently offer 15 investment options, one of which is a book account based on our company stock which provided a return of -36.5% for fiscal 2010. The other 14 investment options provided returns ranging from -2.5% to 13.9% for fiscal 2010. A participant may change his or her investment choices at any time, except that reallocations involving our common stock funds must be made in compliance with our policies on trading our stock. The SIP Parity Plan provides for payment following termination of employment in a lump sum or through a deferral election payable not later than age 70.5 in a lump sum or monthly installments over a term certain. After termination of employment, we credit accounts with interest, currently based on the prior year’s average of the monthly averages of the Moody’s Baa Bond Index Rate, as in effect from time to time, which was 7.45% in calendar year 2009 and 7.30% in calendar year 2010.

Deferred Payment Plan

Our Deferred Payment Plan provides certain management-level employees the opportunity to defer, until a specific date in the future or until termination of employment or beyond, the receipt of all or a portion of cash compensation they may earn under our annual incentive plan. Effective August 27, 2009, participants in the Deferred Payment Plan also are credited with amounts generally equivalent to the amounts they would have received as matching contributions with respect to the deferred amounts under our SIP or SIP Parity Plan whether or not they actually participate in those plans.

The Deferred Payment Plan permits participants to elect between or among two investments. Under the cash investment election, earnings on deferred amounts will accrue at a rate equivalent to the average yield of the Moody’s Baa Bond Index for the prior calendar year. Under the stock investment election, earnings on deferred amounts will accrue at a rate that tracks the performance of our common stock (including reinvestment of dividends), with deferred amounts converted into hypothetical stock units based on the average trading price during the preceding ten trading days. Participants may transfer between funds subject to certain rules and procedures. Amounts are distributed on either a date specified by the participant at the time of the deferral election or in a lump sum or monthly installments for up to ten years following termination of employment. Amounts attributable to the cash investment election are paid in cash and amounts attributable to the stock election are paid in shares of our common stock unless the participant otherwise elects to receive cash. If approved by the plan’s administrative committee, at its discretion, a participant may receive an early

64	2010 PROXY STATEMENT	MONSANTO COMPANY

distribution of benefits if he or she incurs a severe, unforeseeable financial hardship. Our Deferred Payment Plan has been amended to provide that after August 31, 2010, no new deferrals may be contributed under the terms of the plan.

The following table provides information for each of our proxy officers regarding aggregate individual and company contributions and aggregate earnings for fiscal 2010 and year-end account balances under our deferred compensation plans:

Non-Qualified Deferred Compensation Table
Name and Non-Qualified Plan	Executive Contributions in Last FY ($) 1	Monsanto Contributions in Last FY ($) 2	Aggregate Earnings/(Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) 3
Hugh Grant
SIP Parity Plan	245,208	139,213	(1,111,458)	0	6,318,965
Deferred Payment Plan	0	0	0	0	0
Carl M. Casale
SIP Parity Plan	42,323	33,788	(109,692)	0	950,315
Deferred Payment Plan	0	0	0	0	0
Brett D. Begemann
SIP Parity Plan	39,200	31,624	(208,068)	0	1,008,762
Deferred Payment Plan	0	0	(298,010)	0	571,139
Robert T. Fraley, Ph.D.
SIP Parity Plan	65,500	41,033	(445,037)	0	2,664,210
Deferred Payment Plan	0	0	31,422	0	444,726
David F. Snively
SIP Parity Plan	44,100	27,665	(115,005)	0	663,550
Deferred Payment Plan	0	0	0	0	0

1	Amounts in this column reflect the proxy officers’ deferral of compensation. Executive deferrals of salary for the 2008, 2009 and 2010 fiscal years into the SIP Parity Plan are also included in the Salary column of the “Summary Compensation Table” on page 49 and for 2010 are as follows: Mr. Grant, $127,466; Mr. Casale, $23,073; Mr. Begemann, $20,650; Dr. Fraley, $35,500; and Mr. Snively, $23,500. The fiscal 2009 AIP award was paid in fiscal 2010. Deferrals of the fiscal 2009 AIP award into the SIP Parity Plan and the Deferred Payment Plan are included in this column and were included in the “Non-Equity Incentive Compensation” column of last year’s “Summary Compensation Table”.

2	Amounts in this column reflect our matching contributions. These amounts are also included in the “All Other Compensation” column of the “Summary Compensation Table.”

3	Includes, among other things, proxy officer contributions from salary or incentive compensation reported in the “Summary Compensation Table” of our previous proxy statements for the year earned to the extent the proxy officer was a proxy officer for that period.

Potential Payments Upon Termination or Change of Control

We have entered into change of control employment security agreements with each of the proxy officers and other executives that may require us to make payments to these individuals in the event of the termination of their employment following a change of control. In addition, many of our executive compensation, benefit and deferred compensation plans provide the proxy officers with certain rights or the right to receive payments in the event of the termination of their employment.

65	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Change of Control Employment Security Agreements

Effective September 1, 2010, we amended and restated these agreements to eliminate certain benefits, including to phase out golden parachute excise tax gross-ups. The description below outlines the material terms of the agreements as amended and currently in effect, and the tables below show the payments and benefits that would have been due under a hypothetical August 31, 2010 termination of employment event under the agreements, based on the terms currently in effect. However, because the prior version of the agreements was actually in effect on August 31, 2010, this description and footnotes to the tables below note the additional amounts that would have been payable under the former version of the agreements.

Under the terms of the agreements, we will provide certain protections for a period of two years following a change of control (the “protected period”) to the proxy officers. If a proxy officer incurs an involuntary termination of employment or a termination of employment for good reason during such period, he would be provided with severance benefits under the terms of the agreement.

A “change of control” generally means:
  any other person or entity acquires beneficial ownership of 30% or more of our outstanding common stock or the combined voting power over our outstanding voting securities;
  the incumbent directors, as defined in the agreements, cease to constitute at least a majority of the board;
  the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or
  our shareowners approve a complete liquidation or dissolution.
The same definition is used with respect to the equity awards included in the tables below.

Terms of Employment Following a Change of Control
During the protected period, the agreements generally provide that the proxy officer’s position, job location and travel requirements will not materially change following the change of control. In addition, during the protected period, the proxy officers will receive:
  an annual base salary which shall, at minimum, be equal to 12 times the highest monthly base salary paid or payable to that proxy officer and which shall be paid at such intervals as we pay other executive salaries;
  a target annual incentive opportunity on terms no less favorable than the opportunity and terms applicable to the proxy officer for the prior 12 months;
  participation in long-term, stock-based and other incentive plans and practices on terms no less favorable than those in effect prior to the change of control;
  participation in savings and retirement plans and programs on terms no less favorable than those in effect prior to the change of control;
  together with his family, participation in welfare benefit plans and programs (including without limitation medical, prescription drug, dental, vision, disability, life insurance, accidental death and dismemberment, and travel accident insurance plans and programs), on terms no less favorable than those in effect prior to the change of control; and
  paid vacation.
66	2010 PROXY STATEMENT	MONSANTO COMPANY

Termination Other Than for Cause or Disability; Voluntary Termination for Good Reason
If the proxy officer is terminated other than for cause or disability, or the proxy officer terminates employment for “good reason” during the “protected period” and executes a timely release, he would be entitled to a lump sum payment within 60 days after the termination date equal to the following:
  base salary through the termination date, plus accrued pay in lieu of unused vacation;
  a pro-rata portion of the proxy officer’s “average bonus;” and the product of three times the sum of (i) annual base salary and (ii) “average bonus.”
Upon such a termination, all benefits accrued through the termination date under our Pension Plan and supplemental pension or retirement plans will be vested and paid in accordance with their terms. Under the prior version of the agreements in effect through August 31, 2010, additional payments would have been provided equal to (i) three times annual matching contributions to our defined contribution retirement plans and (ii) an amount reflecting the incremental value that would have been earned under our defined benefit pension plans with an additional three years of service. However, these benefits have been eliminated under the form of agreement currently in effect.

Following a severance-qualifying termination, the applicable proxy officer is eligible for outplacement benefits, in accordance with our normal practice for our most senior executives, and will receive specified welfare benefits (i.e., medical, prescription drug, dental, vision, disability and life insurance), through the end of the severance period; provided, if the proxy officer becomes eligible to receive specified welfare benefits under another employer provided plan, our company’s benefits will cease. Further, for purposes of eligibility for retiree welfare benefits, if the proxy officer is age 50 on the termination date, has provided at least 10 years of service, and has a combined age and years of service of 65, the proxy officer will be entitled to receive retiree medical benefits. The prior form of agreement provided this benefit to any proxy officer who had achieved age 50 on the termination date.

“Good reason” generally means:
  a material diminution in authority, duties or responsibilities of the executive;
  a material failure by the company to comply with provisions in the agreement regarding the executive’s position, location, duties, responsibilities or compensation;
  any purported termination by the company of his or her employment except as expressly permitted under the agreement; or
  any failure by the company to require a successor to expressly assume the agreement.
In order to terminate employment for “good reason,” the proxy officer must first provide us with notice of the existence of an event or condition constituting “good reason” within 90 days after such event or condition initially occurs and allow us 30 days to cure such event or condition.

67	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Termination for Death or Disability
If the proxy officer is terminated on account of death or disability during the “protected period” following a change of control, the company will pay the proxy officer (or his estate or beneficiaries):
  a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation;
  a pro-rata portion of the proxy officer’s “average bonus;”
  in the case of death, death benefits to the proxy officer’s estate or beneficiaries which are at least as favorable as death benefits provided to peer executives of our company; and
  in the case of disability, disability benefits to the proxy officer and/or his family which are at least as favorable as disability benefits provided to peer executives of our company.
Termination for Cause or Voluntary Termination Other Than for Good Reason
If the proxy officer is terminated for cause during the “protected period” following a change of control, no severance payments are due. Cause is defined as a proxy officer’s:
  willful and continued failure to perform substantially his or her duties, subject to certain exceptions for incapacity and “good reason” terminations; or
  willful and illegal conduct or gross misconduct that materially and demonstrably injures our company.
If the proxy officer voluntarily terminates, other than for good reason, during the “protected period,” the company must pay the proxy officer in a lump sum in cash within 30 days of the date of termination:
  a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation; and
  a pro-rata portion of the proxy officer’s “average bonus.”
Treatment of Golden Parachute Excise Tax
Under the prior agreements, the proxy officers were entitled to a “golden parachute” excise tax gross-up, such that, if the proxy officer were subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the proxy officer would receive an additional payment such that he would be placed in the same after-tax position as if no excise tax had been imposed (except that if the payments subject to the tax did not exceed 110% of the amount that would not trigger an excise tax, the company would instead reduce the payments under the agreement to the proxy officer accordingly). Under the new agreements, we have eliminated the gross-up provision on a prospective basis such that it will be applicable only in respect of a change in control that occurs prior to September 1, 2011. If a change of control occurs on or after September 1, 2011, we will not provide a gross-up payment and will instead reduce payments to the proxy officer such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the proxy officer after tax would be greater than it would be absent such a reduction.

68	2010 PROXY STATEMENT	MONSANTO COMPANY

Potential Effect on Compensation Upon Termination or Change of Control

The following tables show potential incremental payments, benefits and equity award accelerations and forfeitures upon termination of our proxy officers or a change of control. The amounts are determined under existing agreements and plans under various termination scenarios. The amounts assume that the terminations or change of control were effective as of August 31, 2010 and use the closing price of our common stock on that date of $52.65 per share. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. As noted above, with respect to our change of control employment security agreements, the amounts in the tables reflect the terms currently in effect, but footnotes to the tables note additional amounts that would have been provided under the prior version of the agreements that was in effect on August 31, 2010.

All amounts are estimates of the amounts which would be paid to the proxy officers upon their termination or as a result of the change of control. Because the compensation impact upon termination or a change of control depends on several factors, the actual impact can only be determined at the time of the event. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis, except in the case of amounts contained under Annual Benefit Value.

The tables do not reflect amounts attributable to vested, non-forfeited equity-based awards or accrued compensation, retirement and other benefits and deferred compensation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards at Fiscal Year End Table,” “Pension Benefits Table” and “Non-Qualified Deferred Compensation Table” located elsewhere in this proxy statement.

Unvested stock options, restricted stock, restricted stock units, and Financial Goal RSUs and Strategic Goal RSUs (together, “performance RSUs”) prior to October 25, 2010 vest under certain circumstances, as described in footnotes 1, 2, and 3 to the tables below, including in the event of a change of control, regardless of any termination of employment. The values of such awards are reflected in the “Change of Control Without Termination” column and, accordingly, are not also reflected in the “Change of Control” column under “Termination.”

Our proxy officers participate in our company’s broad-based Separation Pay Plan covering our full-time U.S. employees. Under the terms of the plan, a proxy officer would receive severance benefits in the event of his involuntary termination without cause, absent a change of control. The amount of the severance benefits would be paid as a lump sum equal to the product of: (a) 15, times (b) the sum of: (i) the proxy officer’s monthly base salary in effect at the time of the termination, plus (ii) the average of his annual incentive plan awards paid to him under our annual incentive plan for the three prior years, divided by 12. Their severance benefit calculation follows the same formula used in determining all other U.S. employees’ severance pay upon an involuntary termination without cause under the Separation Pay Plan. The information in the tables below reflects estimated severance benefits in the event of the proxy officer’s involuntary termination without cause, absent a change of control based on the Separation Pay Plan formula.
69	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Potential Effect on Compensation Upon Termination or Change of Control Table Hugh Grant
Potential Effect on Compensation Upon Termination or Change of Control	Termination Event						Change of Control Without Termination ($)6
	Voluntary ($)	Involuntary Not for Cause ($)	For Cause ($)	Death ($)	Disability ($)	Change of Control ($)6
Cash Payments
Severance Payment	—	4,826,466	—	—	—	11,583,518	—
Payments in Lieu of
Additional Savings	—	—	—	—	—	—	—
Plan and Retirement
Plan Credits
Equity Value
Stock Options 1	—	—	—	—	—	—	—
Performance-RSUs 2	—	889,844	—	889,844	889,844	—	1,919,222
Benefits
Excise Tax & Gross-up	—	—	—	—	—	—	—
Outplacement Services	—	25,000	—	—	—	25,000	—
Total	—	5,714,310	—	889,844	889,844	11,608,518	1,919,222

Forfeited Equity Value
Stock Options	—	—	(14,829,938)	—	—	—	—
Performance-RSUs	(2,409,317)	(1,519,473)	(2,409,317)	(1,519,473)	(1,519,473)	—	—
Total	(2,409,317)	(1,519,473)	(17,239,255)	(1,519,473)	(1,519,473)	—	—

Annual Benefit Value
Enhanced Health &	—	14,100	—	—	—	23,234	—
Welfare Benefits 4
Disability Payment	—	—	—	—	1,233,800	—	—
under the Third
Country National
Retirement Plan 5

For an explanation of numeric footnotes, see footnotes on pages 74-75.

70	2010 PROXY STATEMENT	MONSANTO COMPANY

Potential Effect on Compensation Upon Termination or Change of Control Table Carl M. Casale
Potential Effect on Compensation Upon Termination or Change of Control	Termination Event						Change of Control Without Termination ($)6
	Voluntary ($)	Involuntary Not for Cause ($)	For Cause ($)	Death ($)	Disability ($)	Change of Control ($)6
Cash Payments
Severance Payment	—	1,485,417	—	—	—	3,565,000	—
Payments in Lieu of
Additional Savings	—	—	—	—	—	—	—
Plan and Retirement
Plan Credits
Equity Value
Stock Options 1	—	—	—	—	—	—	—
Performance-RSUs 2	—	201,703	—	201,703	201,703	—	435,039
Restricted Stock Units 3	—	918,005	—	918,005	918,005	—	1,053,000
Benefits
Excise Tax & Gross-up	—	—	—	—	—	—	—
Outplacement Services	—	25,000	—	—	—	25,000	—
Total	—	2,630,125	—	1,119,708	1,119,708	3,590,000	1,488,039

Forfeited Equity Value
Stock Options	—	—	(1,117,586)	—	—	—	—
Performance-RSUs	(546,138)	(344,435)	(546,138)	(344,435)	(344,435)	—	—
Restricted Stock Units	(1,053,000)	(134,995)	(1,053,000)	(134,995)	(134,995)	—	—
Total	(1,599,138)	(479,430)	(2,716,724)	(479,430)	(479,430)	—	—

Annual Benefit Value
Enhanced Health &	—	—	—	—	—	17,444	—
Welfare Benefits 4

For an explanation of numeric footnotes, see footnotes on pages 74-75.

71	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Potential Effect on Compensation Upon Termination or Change of Control Table Brett D. Begemann
Potential Effect on Compensation Upon Termination or Change of Control	Termination Event						Change of Control Without Termination ($)6
	Voluntary ($)	Involuntary Not for Cause ($)	For Cause ($)	Death ($)	Disability ($)	Change of Control ($)6
Cash Payments
Severance Payment	—	1,368,750	—	—	—	3,285,000	—
Payments in Lieu of
Additional Savings	—	—	—	—	—	—	—
Plan and Retirement
Plan Credits
Equity Value
Stock Options 1	—	—	—	—	—	—	—
Performance-RSUs 2	—	178,000	—	178,000	178,000	—	383,915
Restricted Stock Units 3	—	918,005	—	918,005	918,005	—	1,053,000
Benefits
Excise Tax & Gross-up	—	—	—	—	—	—	—
Outplacement Services	—	25,000	—	—	—	25,000	—
Total	—	2,489,755	—	1,096,005	1,096,005	3,310,000	1,436,915

Forfeited Equity Value
Stock Options	—	—	(2,730,354)	—	—	—	—
Performance-RSUs	(481,958)	(303,958)	(481,958)	(303,958)	(303,958)	—	—
Restricted Stock Units	(1,053,000)	(134,995)	(1,053,000)	(134,995)	(134,995)	—	—
Total	(1,534,958)	(438,953)	(4,265,312)	(438,953)	(438,953)	—	—

Annual Benefit Value
Enhanced Health &	—	—	—	—	—	12,232	—
Welfare Benefits 4

For an explanation of numeric footnotes, see footnotes on pages 74-75.

72	2010 PROXY STATEMENT	MONSANTO COMPANY

Potential Effect on Compensation Upon Termination or Change of Control Table Robert T. Fraley, Ph.D.
Potential Effect on Compensation Upon Termination or Change of Control	Termination Event						Change of Control Without Termination ($)6
	Voluntary ($)	Involuntary Not for Cause ($)	For Cause ($)	Death ($)	Disability ($)	Change of Control ($)6
Cash Payments
Severance Payment	—	1,545,833	—	—	—	3,710,000	—
Payments in Lieu of
Additional Savings	—	—	—	—	—	—	—
Plan and Retirement
Plan Credits
Equity Value
Stock Options 1	—	—	—	—	—	—	—
Performance-RSUs 2	—	209,329	—	209,329	209,329	—	639,975
Restricted Stock Units 3	—	1,147,507	—	1,147,507	1,147,507	—	1,316,250
Benefits
Excise Tax & Gross-up	—	—	—	—	—	—	—
Outplacement Services	—	25,000	—	—	—	25,000	—
Total	—	2,927,669	—	1,356,836	1,356,836	3,735,000	1,956,225

Forfeited Equity Value
Stock Options	—	—	(2,308,553)	—	—	—	—
Performance-RSUs	(715,961)	(506,632)	(803,360)	(506,632)	(506,632)	—	—
Restricted Stock Units	(1,316,250)	(168,743)	(1,316,250)	(168,743)	(168,743)	—	—
Total	(2,032,211)	(675,375)	(4,428,163)	(675,375)	(675,375)	—	—

Annual Benefit Value
Enhanced Health &	—	—	—	—	—	20,776	—
Welfare Benefits 4

For an explanation of numeric footnotes, see footnotes on pages 74-75.

73	2010 PROXY STATEMENT	MONSANTO COMPANY

Executive Compensation continued

Potential Effect on Compensation Upon Termination or Change of Control Table David F. Snively
Potential Effect on Compensation Upon Termination or Change of Control	Termination Event						Change of Control Without Termination ($)6
	Voluntary ($)	Involuntary Not for Cause ($)	For Cause ($)	Death ($)	Disability ($)	Change of Control ($)6
Cash Payments
Severance Payment	—	1,082,708	—	—	—	2,598,500	—
Payments in Lieu of
Additional Savings	—	—	—	—	—	—	—
Plan and Retirement
Plan Credits
Equity Value
Stock Options 1	—	—	—	—	—	—	—
Performance-RSUs 2	—	108,886	—	108,886	108,886	—	332,790
Benefits
Excise Tax & Gross-up	—	—	—	—	—	—	—
Outplacement Services	—	25,000	—	—	—	25,000	—
Total	—	1,216,594	—	108,886	108,886	2,623,500	332,790

Forfeited Equity Value
Stock Options	—	—	(1,755,117)	—	—	—	—
Performance-RSUs	(372,367)	(263,481)	(417,778)	(263,481)	(263,481)	—	—
Total	(372,367)	(263,481)	(2,172,895)	(263,481)	(263,481)	—	—

Annual Benefit Value
Enhanced Health &	—	—	—	—	—	19,411	—
Welfare Benefits 4

Footnotes to tables located on pages 74-75.

1	These amounts reflect the value of accelerated vesting of stock option awards based on our closing stock price on August 31, 2010 of $52.65. In the event of termination of employment for any reason before the first anniversary of the grant date, the options are forfeited. In the event of death, disability, involuntary termination without cause or retirement, options held more than one year become fully vested. Retirement is defined as age 55, with five years of service, for stock options granted for fiscal years 2009 and 2010. Retirement is defined as age 50 for stock options granted prior to fiscal 2009. In the event of a change of control, as defined on page 66, all options become fully vested.

2	These amounts are based on our closing stock price on August 31, 2010 of $52.65. In the case of involuntary termination of employment without cause, or death or disability, vesting at the normal date is as follows: after the performance determination (1) a pro-rata portion of units earned, if the performance goal is met, in the case of termination during the performance period, or (2) the number of units earned based on the performance goal, in the case of termination during the service period. For purposes of valuation, except as noted below, the tables assume that threshold levels of performance (50% for Financial Goal RSUs and 45% for Strategic Goal RSUs) will be achieved, consistent with assumptions applied in the “Outstanding Equity Awards at Fiscal-Year End Table.” It is anticipated that in October 2011, the people and compensation committee will determine the actual levels of performance achieved for performance-RSU awards made in October 2009. On October 25, 2010, after evaluating our performance with respect to the Financial Goal RSUs awarded in October 2008, the people and compensation committee determined that, based on our below threshold-level performance during the performance period, 0% of each proxy officer’s target-level award would be made available for vesting. Given that this

74	2010 PROXY STATEMENT	MONSANTO COMPANY

determination was anticipated on August 31, 2010, the columns which report the effects following a change of control assume that the performance goals with respect to the Financial Goal RSUs awarded in October 2008 would not be met and would be forfeited by each proxy officer as follows: Mr. Grant, 20,970; Mr. Casale, 4,200; Mr. Begemann, 4,200; Dr. Fraley, 6,990; and Mr. Snively, 3,080.

As Mr. Grant, Dr. Fraley and Mr. Snively are age 50 or older, their fiscal 2008 awards would become fully vested upon retirement. However, the fiscal 2009 and fiscal 2010 grants will vest fully on retirement only if the individual has reached age 55 and completed five years of service. Accordingly, the tables do not reflect value of unvested performance-RSUs held by participants whose awards vest in any termination event other than a termination “for cause.” The units also fully vest upon a change of control, which is based on the target number of units, in the case of a change of control during the performance period, or the number of units earned, in the case of a change of control following the performance determination.

3	Reflects pro-rata vesting of restricted stock unit awards in the case of involuntary termination of employment without cause, or death or disability and accelerated vesting in the case of a change of control.

4	This amount reflects the annual value of extended health and welfare benefit coverage for our proxy officers. In the event of an involuntary termination of employment without cause, Mr. Grant, Dr. Fraley, and Mr. Snively would be eligible for retiree medical benefits. The net present value of the incremental value of the retiree medical benefits is: Mr. Grant, $112,780; as Dr. Fraley and Mr. Snively already qualify for retiree medical benefits under our health and welfare plans, there is no incremental value. In the event of a change of control, the annual value of the extended health and welfare benefit coverage would continue for three years. The net present value of the extended health and welfare benefit coverage and retiree medical benefits for our proxy officers is: Mr. Grant, $175,197; Mr. Casale, $181,191; Mr. Begemann, $162,219; Dr. Fraley, $128,415; and Mr. Snively, $134,907.

5	This amount reflects the annual payment that would be made pursuant to the TCN retirement plan upon disability, as offset by our U.S. disability plan. Annual payments continue until age 65 as long as a participant is disabled. In August 2008, the TCN plan was amended to eliminate any retirement or death benefit for Mr. Grant and fix his annual disability benefit as $1,233,800 through age 65. The net present value of future payments until age 65, assuming continued disability and no mortality, is $12,581,465.

6	In the event of a termination coincident with a change of control, the proxy officer would receive the value of both columns. Severance amounts reflect payments due under the terms of the change of control employment security agreements currently in effect. As discussed above, under the terms in effect on August 31, 2010, each proxy officer entitled to severance benefits would have received additional payments in lieu of the value of continued service under various company retirement plans. The approximate aggregate value of such payments would have been as follows: Mr. Grant, $1,910,709; Mr. Casale, $784,761; Mr. Begemann, $711,944; Dr. Fraley, $1,033,550; and Mr. Snively, $568,748.

75	2010 PROXY STATEMENT	MONSANTO COMPANY

Equity Compensation Plan Table

We currently have three compensation plans under which our equity securities are authorized for issuance to employees or non-employee directors: (i) the Monsanto Company Long-Term Incentive Plan (which we refer to as the “2000 Amended Long-Term Incentive Plan”), (ii) the Monsanto Company 2005 Long-Term Incentive Plan (which we refer to as the “2005 Long-Term Incentive Plan”), and (iii) the Monsanto Broad-Based Stock Option Plan (which we refer to as the “Broad-Based Plan”). Each of the plans has been approved by our shareowners. Equity-based compensation awards under the Directors’ Plan have been granted under the 2000 Amended Long-Term Incentive Plan as and when provided for under the Directors’ Plan.

The following table shows for these plans as a group the number of shares of common stock to be issued upon exercise of options outstanding at August 31, 2010, the weighted average exercise price of those options, and the number of shares of common stock remaining available for future issuance at August 31, 2010, excluding shares to be issued upon exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights 2	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise 1, 3)
Equity compensation plans	22,581,300	$47.22	14,810,466
approved by security holders 1
Total	22,581,300	$47.22	14,810,466

1	At August 31, 2010, under the 2000 Amended Long-Term Incentive Plan, there was a total of 11,384,041 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $26.73 and 104,743 shares of common stock remaining available for future issuance (excluding shares to be issued upon exercise of outstanding options). At August 31, 2010, under the Broad-Based Plan, there was a total of 292,924 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $17.13 and 47,923 shares of common stock remaining available for future issuance (excluding shares issuable upon exercise of outstanding options). At August 31, 2010, under the 2005 Long-Term Incentive Plan, there was a total of 9,321,242 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $73.18 per share and 12,048,880 shares of common stock remaining available for future issuance (excluding shares to be issued upon exercise of outstanding options). As of August 31, 2010, 310,211 shares of deferred stock and 1,272,882 shares of unvested restricted stock units were issued.

2	This calculation does not take into account awards of deferred stock or restricted stock units.

3	Our Employee Stock Purchase Plan allows certain of our employees in the United States, Canada and Singapore (excluding officers and directors) to borrow up to $10,000 from the company to purchase shares of Monsanto stock at the fair market value of the stock on the date of the purchase, and repay the borrowed funds, without interest, through payroll deductions over 40 months. While there is no fixed limit on the number of shares available under the plan, all shares are purchased on the open market. The plan prohibits a participant from having loan advances for more than $10,000 in total or for more than three separate purchases of stock outstanding at one time. Amounts relating to the Employee Stock Purchase Plan are not reflected in the above table. As of August 31, 2010, 2,608,920 shares of our common stock remain available for purchase by employees under the plan and 1,042 employees were participating in the plan. This plan has been approved by our shareowners.

76	2010 PROXY STATEMENT	MONSANTO COMPANY

Proxy Item No. 3: Advisory (Non-binding) Vote Approving Executive Compensation

We are asking our shareowners to provide advisory approval of the compensation of our proxy officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 30. While this vote is advisory, and not binding on our company, it will provide information to our people and compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond. Following is a summary of some of the key points of our 2010 executive compensation program. See the “Executive Compensation” section above for more information.

Our executive compensation program has been designed to implement certain core compensation principles, including alignment of management’s interests with our shareowners’ interests to support long-term value creation and pay for performance. In the course of establishing the fiscal 2010 compensation program and awarding compensation, our people and compensation committee determined the use of performance-based incentives to motivate our proxy officers to achieve short-term and long-term business goals, after reviewing data and analyses regarding the median market compensation and the company’s business expectations for fiscal 2010. The people and compensation committee received advice and counsel on the program from its independent executive compensation consultant, which provided no other services to our company other than those provided directly to or on behalf of the committee.

In support of the core principles, our fiscal 2010 executive compensation program was adjusted to reflect our expectations for a difficult business year. While we have generally targeted each component of executive compensation to the median range of similar-type compensation for our comparator group, actual compensation may be higher or lower based on operating and stock price performance. In consideration of performance expectations for fiscal 2010, our people and compensation committee:
  froze calendar year 2010 base pay for our CEO and all but one of our other proxy officers;
  reduced by 25% award opportunities in the regular annual and long-term (stock options and Financial Goal RSUs) incentive program for each of our proxy officers and other officers; and
  set performance targets based on the lower operating performance expectations for fiscal 2010, for our annual and long-term incentive plans.
Our people and compensation committee also considered the financial and strategic importance of our seeds and genomics business and, to support key initiatives, also provided our proxy officers a special long-term incentive award of Strategic Goal RSUs. These awards, which have a three-year performance period, were made in recognition of our proxy officers’ roles in leading the organization in connection with these initiatives in support of the company’s long-term strategic growth plan. The Committee also included a four-year service requirement in the award, extending one year beyond the performance period, to retain senior management during this critical period.

77	2010 PROXY STATEMENT	MONSANTO COMPANY

Summary of Fiscal 2010 Proxy Officer Compensation Program.
Our proxy officers’ fiscal 2010 compensation consisted primarily of the following components, which we refer to as “total direct annual compensation” and which includes base salary, annual incentive plan award opportunity and awarded value of stock options and Financial Goal RSUs (in addition to the retirement, health and welfare plans and programs in which all of our full-time U.S. employees participate and limited perquisites).

Fiscal 2010 Total Direct Annual Compensation
Annual Compensation Component	Key Features	Purpose	Fiscal 2010 Actions (Further Discussions on pages 39-44)
Base Salary	Fixed annual cash amount __________ Base pay increases considered on a calendar year basis to align within the median range of our comparator group (as described on page 39 of the CD&A)	Provide a fixed amount of cash compensation upon which our proxy officers can rely	No calendar 2010 increases for our proxy officers other than Mr. Casale (to recognize new responsibilities as CFO and better align others in the CFO position within the comparator group)
Annual Incentive Plan (Cash Incentive Award)
Proxy officers participate in the same AIP with all other regular employees
__________

Committee determines funding level of AIP award pool, by evaluating Company performance against pre-established, short-term financial goals (net sales, EPS and cash flow)
__________

Individual proxy officer performance evaluated against key business priorities and performance of their respective business units

Motivate and reward achieving or exceeding company, organization and individual performance goals, reinforcing pay-for-performance
__________

Focus our entire organization on key business objectives and motivate our proxy officers to lead their organizations to achieve short-term financial goals

Reduced each proxy officer’s award opportunity at all performance levels by 25% to reflect the Committee’s assessment of lower performance expectations for fiscal 2010
__________

Widened the performance range between the plan’s target and outstanding performance levels in recognition that target-level goals required little or no growth over fiscal 2009 actual performance
__________

Proxy officers did not receive an annual incentive award for the fiscal 2010 performance year

Long-Term Incentive Compensation (Awarded value delivered through grants of stock options and Financial Goal RSUs)
Stock options (75% of long-term award value): vest in one-third increments over three-year service period
__________

Financial Goal RSUs (25% of long-term award value):
  Shares eligible for vesting based on company performance against two-year cumulative EPS and cash flow and 2-year average return on capital goals (between zero and 200% of initial grant eligible for vesting)
  Vest at end of three-year service period
  Award settled in shares of company stock

Stock options support our growth strategy, provide a link between proxy officers’ compensation and our stock price, and serve as a retention tool
__________

Financial Goal RSUs motivate our proxy officers to lead their organizations to achieve longer-term financial goals that are expected to lead to increased shareowner value; extended service requirement serves as an additional retention tool

Reduced each proxy officer’s award opportunity by 25% to reflect the Committee’s assessment of lower performance expectations for fiscal 2010
__________

Revised performance standards and corresponding award opportunities to reflect the Committee’s evaluation of the company’s fiscal 2010 operating budget (which was set below fiscal 2009 actual results) and our long-range plan
__________

Financial Goal RSUs for the fiscal 2009-2010 performance period were forfeited

Additional Performance-Based Equity Award Opportunity Provided to Proxy Officers in Fiscal 2010. To focus our proxy officers on key milestones in the company’s long-term strategic growth plan, in October 2009, the Committee provided our proxy officers the special grant of Strategic Goal RSUs, with vesting tied to goals based on the following key, long-term strategic goals:
  cumulative gross profit for SmartStax® corn for fiscal years 2010, 2011 and 2012;
  cumulative gross profit for Roundup Ready 2 Yield® soybeans for fiscal years 2010, 2011 and 2012; and
  commercialization of Drought 1 corn by the end of fiscal 2012.
78	2010 PROXY STATEMENT	MONSANTO COMPANY

The Committee structured the grant to also include a four-year service requirement, extending one year beyond the performance period, as an additional retention tool for ensuring continuity of our leadership during a critical performance period. The Strategic Goal RSUs and grant opportunities are discussed on page 45.

As company financial performance was below expectations, proxy officers’ actual pay earned was reduced, consistent with the people and compensation committee’s pay for performance philosophy. The people and compensation committee determined that for fiscal 2010, we performed below the corporate net income performance goal established for our proxy officers who are subject to our shareowner-approved Code Section 162(m) Annual Incentive Plan for Covered Executives, and the net sales, EPS and cash flow threshold-level performance goals established under our Annual Incentive Plan (our “AIP”). Our performance was also below the threshold-level with respect to the EPS, cash flow and return on capital threshold-level performance goals for our Financial Goal RSUs covering the fiscal 2009-2010 performance period. Accordingly, with the recommendation and support of our CEO, the Committee determined that the CEO and each of our other proxy officers would be paid:
  no AIP award for fiscal 2010, and
  no portion of the Financial Goal RSUs granted as part of their fiscal 2009 compensation, covering the fiscal 2009-2010 performance period.
Our fiscal 2010 executive compensation program reflects best practices and was designed to balance risk and reward in relation to our company’s overall business strategy. As described above our executive compensation program is focused on pay for performance. In addition, the program also seeks to mitigate risks related to compensation in order to further align management’s interests with shareowners’ interests in long-term value creation. Our executive compensation program reflects the practices listed below and does not provide guaranteed employment, compensation, or bonuses for proxy officers or grant credit toward pension awards for years not worked.

Continuation of Compensation Practices in Fiscal 2010 Officer Compensation Program	Changes Made to Officer Compensation Program
  Pay for performance
  Mix of short- and long-term focused compensation
  Stock ownership guidelines
  Use of tally sheets and wealth accumulation analyses
  Risk analysis of compensation program
  Prohibition on hedging/pledging
  Recoupment Policy to recover cash and equity-based incentive compensation

  Eliminated tax gross-ups for perquisites
  Revised change of control agreements to limit benefit triggers and reduce benefits, including phase-out of excise tax gross-up and elimination of enhanced retirement benefits
  Broadened application of Recoupment Policy to include all officers
  Incorporated double-trigger vesting into long-term incentive awards in the event of a change of control beginning in fiscal 2011

Your vote is requested. We believe that the information we’ve provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareowners’ interests to support long-term value creation. Accordingly, the Board of Directors recommends that shareowners approve the program by approving the following advisory resolution:

RESOLVED, that the shareowners of Monsanto Company approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Monsanto Company 2010 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement).

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

79	2010 PROXY STATEMENT	MONSANTO COMPANY

Proxy Item No. 4: Advisory (Non-binding) Vote Determining the Frequency of Advisory Votes on Executive Compensation

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareowners as to the frequency with which shareowners would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareowners the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareowners select a frequency of three years, or a triennial vote.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareowners to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareowners’ interests to support long-term value creation. Accordingly, we grant awards with multi-year performance and service periods to encourage our proxy officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial vote will provide us with the time to thoughtfully respond to shareowners’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our people and compensation committee sufficient time to thoughtfully consider shareowners’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

We will continue to engage with our shareowners regarding our executive compensation program during the period between shareowner votes. Engagement with our shareowners is a key component of our corporate governance. We seek and are open to input from our shareowners regarding board and governance matters, as well as our executive compensation program, and believe we have been appropriately responsive to our shareowners. We believe this outreach to shareowners, and our shareowners’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to shareowners and reduce the need for and value of more frequent advisory votes on executive compensation.

Your vote is requested. We therefore request that our shareowners select “Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our board will review the results of the vote and, consistent with our record of shareowner engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

OUR BOARD OF DIRECTORS RECOMMENDS SHAREOWNERS SELECT “THREE YEARS” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

80	2010 PROXY STATEMENT	MONSANTO COMPANY

Proxy Item No. 5: Approval of Performance Goals under the Monsanto Company Code Section 162(m) Annual Incentive Plan for Covered Executives

Shareowners are asked to consider and reapprove the material terms of the performance goal used for determining awards to certain executive officers under the Monsanto Company Code Section 162(m) Annual Incentive Plan for Covered Executives (the “Code Section 162(m) Annual Incentive Plan”) established by the people and compensation committee. The performance goal was previously approved by shareowners at our 2006 Annual Meeting.

Under Code Section 162(m), shareowner approval of the material terms of the performance goal used for determining awards to certain executive officers under the Company’s Annual Incentive Plan is required to enable the Company to obtain a deduction for awards paid under the Annual Incentive Plan to certain executive officers of the Company named in the Summary Compensation Table for a given year, whose compensation for the taxable year is in excess of $1 million. If the material terms of the performance goal used for determining awards under the Code Section 162(m) Annual Incentive Plan for certain executive officers are reapproved by shareowners, they will go into effect for fiscal year 2012. If approved, and unless the material terms of the performance goal are subsequently changed, the material terms of the performance goal used for determining awards to certain executive officers under the Code Section 162(m) Annual Incentive Plan established for Code Section 162(m) purposes will meet the shareowner requirements of Code Section 162(m) until 2016. If the shareowners do not reapprove the material terms of the performance goal used for determining awards to certain executive officers under the Code Section 162(m) Annual Incentive Plan, the Company will not be able to deduct the amount of certain awards that may be made in the future under the Code Section 162(m) Annual Incentive Plan starting in fiscal year 2012.

Under the Code Section 162(m) Annual Incentive Plan, the people and compensation committee of the board of directors of the Company will establish an objective performance goal for employees covered under the plan, based on corporate adjusted net income for that performance year. If the performance goal established for the performance year is attained, the maximum award amount for a covered employee will equal .75% of corporate adjusted net income for the applicable performance year. For purposes of determining attainment of the corporate performance goal and the maximum award amount, corporate adjusted net income is defined as net income determined in accordance with United States generally accepted accounting principles calculated without regard to any change in accounting standards (“GAAP”), adjusted to exclude extraordinary items under GAAP. The committee cannot change the material terms of the performance goal or the formula for computing the maximum award payable without first obtaining shareowner approval, except the committee may for purposes of the performance goal for a particular performance year expand the treatment of extraordinary items to include specified unusual events (such as restructuring charges and the cumulative effect of accounting changes) as determined by the committee within the period required by, and in accordance with, Code Section 162(m) and the regulations thereunder.

The following table sets forth the dollar value of the amounts that were received by each of our Covered Executives (as defined below) for fiscal 2010 under the Company’s 2010 Annual Incentive Plan.4

Name and Position	Dollar Values
Hugh Grant — Chairman of the Board, President and Chief Executive Officer	$0
Brett D. Begemann — Executive Vice President, Seeds & Traits	$0
Robert T. Fraley, Ph.D. — Executive Vice President and Chief Technology Officer	$0
David F. Snively — Executive Vice President, Secretary and General Counsel	$0
____________________

4  As Chief Financial Officer, Mr. Casale is not a Covered Executive, in accordance with Code Section 162(m).

81	2010 PROXY STATEMENT	MONSANTO COMPANY

Monsanto Company Code Section 162(m) Annual Incentive Plan for Covered Executives

Purpose. To help ensure that annual incentive award payments do not fail to be deductible by reason of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

Covered Executives. Certain executive officers, who will be designated by the Company each year based upon a determination as to who may appear in the Summary Compensation Table and earn in excess of $1 million for that year will be eligible for annual incentive awards under the Company’s Annual Incentive Plan or other annual incentive award program only upon attainment of the objective performance goal referenced in the next paragraph. Each such designated executive officer is hereinafter referred to as a “Covered Executive” and collectively, “Covered Executives”.

Performance Goal. No later than the 90th day of each performance year, the People and Compensation Committee of the Board of Directors of Monsanto Company (the “Committee”) will establish an objective performance goal for Covered Executives based on corporate adjusted net income for that performance year. If the performance goal established for the performance year is attained, the maximum award amount for a Covered Executive will equal three-quarters of one percent (.75%) of corporate adjusted net income for the applicable performance year (subject to reduction as described below). The Committee must certify the attainment of the applicable performance goal before an award is paid.

Corporate Adjusted Net Income. For purposes of determining attainment of the corporate performance goal and the maximum award amount, corporate adjusted net income is defined as net income determined in accordance with United States generally accepted accounting principles calculated without regard to any change in accounting standards (“GAAP”), adjusted to exclude extraordinary items under GAAP.

Determination of Actual Awards. The Committee may decrease the actual award amount paid to a Covered Executive for any performance year based on such secondary goals and considerations as may be determined by the Committee in its sole discretion. In no event shall the actual amount awarded to any Covered Executive with respect to any performance year exceed three-quarters of one percent (.75%) of corporate adjusted net income for the applicable performance year.

Amendments. The Committee cannot change the material terms of the performance goal or the formula for computing the maximum award payable, without first obtaining shareowner approval, provided that the Committee may for purposes of the performance goal for a particular performance year expand the treatment of extraordinary items to include specified unusual events (such as restructuring charges and the cumulative effect of accounting changes) as determined by the Committee within the period required by, and in accordance with, Section 162(m) of the Code and the regulations thereunder.

A vote in favor of this proposal will be treated as a vote to approve each of the material terms of the performance goal used for determining awards to certain executive officers under the Code Section 162(m) Annual Incentive Plan described above for purposes of the exemption from the limitations of Code Section 162(m).

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PERFORMANCE GOALS UNDER THE MONSANTO COMPANY CODE 162(m) ANNUAL INCENTIVE PLAN

82	2010 PROXY STATEMENT	MONSANTO COMPANY

Other Matters
Shareowner Proposals for 2012 Annual Meeting

Proposals Included in Proxy Statement

Proposals of our shareowners that are intended to be presented by such shareowners at our 2012 annual meeting and that shareowners desire to have included in our proxy materials relating to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central Time, August 12, 2011, which is 120 calendar days prior to the anniversary of this year’s mailing date. The proposal, including any accompanying supporting statement, may not exceed 500 words. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareowner wishes to present a proposal at our annual meeting in the year 2012 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareowner must give advance written notice to us prior to the deadline for such meeting determined in accordance with our bylaws. In general, our bylaws provide that such notice should be addressed to the Secretary and be received at our Creve Coeur Campus no fewer than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our 2012 annual meeting, such notice must be received not later than October 27, 2011 and not earlier than September 27, 2011. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our bylaws set out specific requirements that such shareowners and written notices must satisfy. Any shareowner filing a written notice of nomination for director must describe various matters regarding the nominee and the shareowner and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the shareowner and beneficial owner, if any. Any shareowner filing a notice to bring other business before a shareowner meeting must include in such the same type of information as well as, among other things, the text of the proposal or business and the reasons therefor, and other specified matters.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:
  complete and return a written questionnaire with respect to the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and
  provide a written representation and agreement that the nominee:
-	will abide by the advance resignation requirements of our bylaws in connection with director elections;
-	is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

83	2010 PROXY STATEMENT	MONSANTO COMPANY

-	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

-	would be in compliance if elected as a director and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Copies of those requirements will be forwarded to any shareowner upon written request.

Other Information

Our board of directors knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareowner proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as our board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

We urge you to vote promptly and look forward to seeing you at the meeting.

By Order of the Board of Directors,

MONSANTO COMPANY

David F. Snively
Secretary

December 10, 2010

84	2010 PROXY STATEMENT	MONSANTO COMPANY

APPENDIX A BOARD OF DIRECTORS INDEPENDENCE STANDARDS
ATTACHMENT A to BOARD OF DIRECTORS’ CHARTER AND CORPORATE GOVERNANCE GUIDELINES INDEPENDENCE STANDARDS

An independent Director is one whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has adopted the following categorical standards to assist it in the determination of each Director’s independence. The Board of Directors will determine the independence of any Director with a relationship to the Company that is not covered by these standards and the Company will disclose the basis of such determinations and the identity of all directors who have been determined to be independent in the Company’s annual proxy statements.

A Director will be presumed to be independent if the Director:

1.	Has not been an employee of the Company for at least three years, other than in the capacity as a former interim Chairman, Chief Executive Officer or other executive officer;

2.	Has not, within the past three years, worked on the Company’s audit as a partner or employee of a firm that is the Company’s internal or external auditor, and is not a current partner or employee of such a firm;

3.	Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

4.	Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria; provided, however, that, with respect to the employment criteria, such Director’s immediate family member may (i) currently serve or have served as an employee (other than as a partner) in a firm that is the Company’s internal or external auditor, unless such family member has personally worked on the Company’s audit during that time; and (ii) currently serve or have served as an employee but not as an executive officer of the Company during such period;

5.	Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee meeting fees and pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service); provided, however, that neither compensation received by a Director for former service as an interim Chairman or CEO or other executive officer nor compensation received by a Director’s immediate family member for service as a non-executive employee shall be considered in determining independence;

6.	Is not a current executive officer or employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in any of the last three fiscal years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues as measured against the most recent completed fiscal year;

A-1	2010 PROXY STATEMENT	MONSANTO COMPANY

7.	Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which charitable contributions from the Company and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organization’s consolidated gross revenues, in any single of the last three fiscal years, unless the Company discloses all contributions made to the recipient organization in its annual proxy statement; and

8.	Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years.

In addition to the foregoing, in order to be considered independent for purposes of serving on the Company’s Audit and Finance Committee, a member of the Audit and Finance Committee may not, other than in his or her capacity as a member of the Audit and Finance Committee, the Board of Directors, or any other Board committee:

1.	Accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; or

2.	Be an “affiliated person” of the Company or any subsidiary of the Company, as such term is defined by the Securities and Exchange Commission.

A-2	2010 PROXY STATEMENT	MONSANTO COMPANY

APPENDIX B DESIRABLE CHARACTERISTICS OF DIRECTORS
ATTACHMENT B to BOARD OF DIRECTORS’ CHARTER AND CORPORATE GOVERNANCE GUIDELINES DESIRABLE CHARACTERISTICS OF DIRECTORS
1. Personal Characteristics
Integrity and Accountability:	High ethical standards, integrity and strength of character in his or her personal and professional dealings and a willingness to act on and be accountable for his or her decisions.
Informed Judgment:	Demonstrate intelligence, wisdom and thoughtfulness in decision-making. Demonstrate a willingness to thoroughly discuss issues, ask questions, express reservations and voice dissent.
Financial Literacy:	An ability to read and understand balance sheets, income and cash flow statements. Understand financial ratios and other indices for evaluating Company performance.
Mature Confidence:	Assertive, responsible and supportive in dealing with others. Respect for others, openness to others’ opinions and the willingness to listen.
High Standards:	History of achievements that reflect high standards for himself or herself and others.

2. Core Competencies 1
Accounting and Finance:	Experience in financial accounting and corporate finance, especially with respect to trends in debt and equity markets. Familiarity with internal financial controls.
Business Judgment:	Record of making good business decisions and evidence that duties as a Director will be discharged in good faith and in a manner that is in the best interests of the Company.
Management:	Experience in corporate management. Understand management trends in general and in the areas in which the Company conducts its business.
Crisis Response:	Ability and time to perform during periods of both short-term and prolonged crisis.
Industry/Technology:	Unique experience and skills in an area in which the Company conducts its business, including science, manufacturing and technology relevant to the Company.
International Markets:	Experience in global markets, international issues and foreign business practices.
Leadership:	Understand and possess skills and have a history of motivating high-performing, talented managers.
Strategy and Vision:	Skills and capacity to provide strategic insight and direction by encouraging innovations, conceptualizing key trends, evaluating strategic decisions, and challenging the Company to sharpen its vision.

B-1	2010 PROXY STATEMENT	MONSANTO COMPANY

3. Commitment to the Company
Time and Effort:	Willing to commit the time and energy necessary to satisfy the requirements of Board and Board Committee membership. Expected to attend and participate in all Board meetings and Board Committee meetings in which they are a member. Encouraged to attend all annual meetings of shareowners. A willingness to rigorously prepare prior to each meeting and actively participate in the meeting. Willingness to make himself or herself available to management upon request to provide advice and counsel.
Awareness and Ongoing Education:	Possess, or be willing to develop, a broad knowledge of both critical issues affecting the Company (including industry-, technology- and market-specific information), and director’s roles and responsibilities (including the general legal principles that guide board members).
Other Commitments:	In light of other existing commitments, ability to perform adequately as a Director, including preparation for and attendance at Board meetings and annual meetings of the shareowners, and a willingness to do so.
Stock Ownership:	Complies with the Monsanto Company Executive and Director Stock Ownership Requirements.

4. Team and Company Considerations
Balancing the Board:	Contributes talent, skills and experience that the Board needs as a team to supplement existing resources and provide talent for future needs.
Diversity:	Contributes to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience (public, private, and non-profit sectors). Nomination of a candidate should not be based solely on these factors.

1  The Board as a whole needs the core competencies represented by at least several directors.

B-2	2010 PROXY STATEMENT	MONSANTO COMPANY

APPENDIX C MAP

Directions from downtown St. Louis:

Take Interstate 64 west to Lindbergh Boulevard (Hwy. 67) north. Take Lindbergh Boulevard north about 2½ miles to the Olive Boulevard east exit. Follow Olive to the second traffic light. Turn right into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building “A.”

Directions from St. Louis International Airport (Lambert):

Take Interstate 70 west to Lindbergh Boulevard (Hwy. 67) south. Take Lindbergh Boulevard south about 6 miles to Olive Boulevard east exit. Follow Olive to the second traffic light. Turn right into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building “A.”

C-1	2010 PROXY STATEMENT	MONSANTO COMPANY

Monsanto Company
800 NORTH LINDBERGH BOULEVARD
ST. LOUIS, MISSOURI 63167
PHONE (314) 694-1000
http://www.monsanto.com

MONSANTO COMPANY
800 NORTH LINDBERGH BLVD.
ST. LOUIS, MO 63167
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on January 24, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M27703-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONSANTO COMPANY

The Board of Directors recommends you vote FOR
Items 1, 2 and 3:
ITEM 1.		Election of Directors
Nominees:
	To be elected for terms expiring in 2014:		For	Against	Abstain

	1a.	Laura K. Ipsen	☐	☐	☐	The Board of Directors recommends you vote FOR Item 5:	For	Against	Abstain

	1b.	William U. Parfet	☐	☐	☐	ITEM 5. To approve the performance goals under the Monsanto Company Code Section 162(m) Annual Incentive Plan for Covered Executives	☐	☐	☐

	1c.	George H. Poste, Ph.D., D.V.M.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
ITEM 2.		Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011	☐	☐	☐

ITEM 3.		To approve, by non-binding vote, executive compensation	☐	☐	☐

The Board of Directors recommends you vote for 3 years:		1 Year	2 Years	3 Years	Abstain
ITEM 4.		To recommend, by non-binding vote, the frequency of executive compensation votes ☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)Date	Date

ADMISSION TICKET

Annual Meeting of Shareowners
January 25, 2011
2:00 P.M. C.S.T.
800 N. Lindbergh Blvd.
"A" Building
St. Louis, Missouri 63167

Please present proof of ownership and photo identification for the shareowner named on the front of this card for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼FOLD AND DETACH HERE▼
M27704-TBD

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MONSANTO COMPANY

       The undersigned hereby appoints Hugh Grant and David F. Snively, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held January 25, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

       THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 3 YEARS FOR PROPOSAL 4 AND FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)

PROXYVOTE.COM

You received this e-mail because our records show that (1) you are an employee of MONSANTO COMPANY who has regular access to the company's e-mail in the ordinary course of performing your duties and are expected to log-on to e-mail routinely to receive communications, or (2) you have expressly consented to receive MONSANTO COMPANY communications and vote by proxy via the Internet. You may have given this consent during a prior vote at ProxyVote.com.

Important Notice Regarding Availability of Proxy Materials

2011 MONSANTO COMPANY Annual Meeting of Shareowners

MEETING DATE:   January 25, 2011
RECORD DATE:   November 29, 2010
CUSIP NUMBER:   61166W101

This e-mail represents all shares in the following account(s):

NAME

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Note: If your e-mail software supports it, you can simply click on the above link.

To access ProxyVote.com, you will need your four digit PIN:

-	If you are an employee of MONSANTO COMPANY, your PIN is the last four digits of your Social Security number.

-	If you are a shareowner who consented to receive proxy materials electronically, your PIN is the four digit number you selected at the time of your enrollment.

-	If you have forgotten your PIN number, please follow the instructions on www.proxyvote.com

Internet voting is accepted up to 11:59 p.m. (ET) the day before the meeting/cut off date.

To view the documents below, you may need Adobe Acrobat Reader. To download the Adobe Reader, click the url address below:
http://www.adobe.com/products/acrobat/readstep2.html

The relevant supporting documentations can also be found at the following Internet site(s):

Annual Report
https://materials.proxyvote.com/Approved/61166W/20101129/AR_73137.PDF

Proxy Statement
https://materials.proxyvote.com/Approved/61166W/20101129/NPS_73460.PDF

If you are an employee and were enrolled for electronic delivery by MONSANTO COMPANY, and still wish to receive hard copies of these materials, you may contact the Materialogic distribution center at (314) 895-3446 or (800) 638-7999.

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com.

Your InvestorDelivery Enrollment Number is:

M012345678901

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